UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                                 Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Multi Packaging Solutions International Limited

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common shares, par value $1.00 per share
(2)

Aggregate number of securities to which transaction applies:

As of February 17, 2017 (A) 77,695,438 common shares, (B) 739,930 common shares subject to restricted stock unit awards, and (C) 7,062 restricted stock awards.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the underlying value of the transaction was calculated as the sum of (A) 77,695,438 common shares multiplied by the proposed per share merger consideration of $18.00, (B) 739,930 common shares subject to restricted stock unit awards multiplied by $18.00 and (C) 7,062 restricted stock awards multiplied by $18.00.

	(4)	Proposed maximum aggregate value of transaction: $1,411,963,740
(5)

Total fee paid:

$163,646.60, determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying ..0001159 by the proposed maximum aggregate value of the transaction of $1,411,963,740

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED FEBRUARY [●], 2017

[●], 2017

Dear Shareholder:

You are cordially invited to attend a special general meeting of shareholders of Multi Packaging Solutions International Limited, which we refer to as MPS, to be held on [●], 2017, at [●], at [●] [a.m.], local time, which we refer to as the special general meeting.

On January 23, 2017, MPS entered into an Agreement and Plan of Merger with WestRock Company, which we refer to as WestRock, and WRK Merger Sub Limited, a wholly-owned subsidiary of WestRock, which we refer to as Merger Sub (we refer to such Agreement and Plan of Merger as the merger agreement). Pursuant to the merger agreement and a statutory merger agreement, required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended, which we refer to as the Companies Act, the form of which is an exhibit to the merger agreement, Merger Sub will be merged with and into MPS, which we refer to as the merger, with MPS surviving the merger as a wholly-owned subsidiary of WestRock. At the special general meeting you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger.

If the merger is completed, each holder of common shares of MPS, par value $1.00 per share, which we refer to as the MPS common shares, issued and outstanding immediately prior to such time (other than MPS common shares (i) owned by WestRock, Merger Sub or any other direct or indirect wholly-owned subsidiary of WestRock, (ii) owned by MPS as treasury shares or owned by any direct or indirect wholly-owned subsidiary of MPS or (iii) held by MPS shareholders who do not vote in favor of the merger and comply with all of the provisions of the Companies Act concerning the rights of holders of MPS common shares to require appraisal of their MPS common shares pursuant to Bermuda law, which will be canceled or converted as set forth in the merger agreement) will be entitled to receive, with respect to each such MPS common share, $18.00 in cash, without interest. The $18.00 per share cash consideration represents a premium of (1) approximately 25.1% to MPS’s closing share price on January 23, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and (2) approximately 24.9% over MPS’s volume weighted average trading price for the 30-day trading period ended January 23, 2017.

We are soliciting proxies from our shareholders for use at the special general meeting or any adjournment thereof to consider and vote upon proposals to: (i) approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) to approve on a non-binding, advisory basis, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger, and (iii) to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger at the special general meeting. We urge all shareholders to read the accompanying proxy statement and the documents included with the accompanying proxy statement carefully and in their entirety.

The MPS board of directors, after considering the reasons more fully described in the accompanying proxy statement, has (1) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, is in the best interests of MPS and its shareholders, (2) approved, adopted and declared advisable the merger agreement, the statutory merger agreement and the merger and (3) resolved that the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger be submitted to MPS’s shareholders for their consideration at the special general meeting.

The MPS board of directors recommends that MPS shareholders vote (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

The affirmative vote of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting or any adjournment thereof at which a quorum under MPS’s bye-laws is present will be required to approve the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger. The approval and adoption of such proposal is necessary to complete the merger. The affirmative vote of a majority of the votes cast at the special general meeting will be required to approve the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger. The affirmative vote of a majority of the votes cast at the special general meeting is required to approve the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

Your vote is very important. Whether or not you plan to attend the special general meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special general meeting or any adjournment thereof. Any proxy may be revoked by providing written notice to the Secretary of MPS, delivering a duly executed proxy bearing a later date or voting in person at the special general meeting or any adjournment thereof.

If your MPS common shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee, as applicable, will not be permitted to vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares by following the procedures provided by your bank, brokerage firm or other nominee. You also will not be able to vote your shares in person at the special general meeting or any adjournment thereof unless you obtain a legal proxy form from your broker, bank or other nominee, naming you as proxy.

The accompanying proxy statement provides you with detailed information about the special general meeting, the merger agreement, the statutory merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. A copy of the statutory merger agreement is attached as Annex B to the accompanying proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully.

If you have any questions or need assistance voting your shares, please call Okapi Partners LLC, our proxy solicitor, toll-free at 1-(877) 274-8654 or by emailing info@okapipartners.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Marc Shore
Chairman of the Board of Directors &
Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this letter or the accompanying proxy statement, including the merger, or determined if the information contained in this letter or the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2017 and, together with the enclosed form of proxy card, is first being mailed to MPS shareholders on or about [●], 2017.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

DATED FEBRUARY [●], 2017

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

885 Third Avenue, 28th Floor

New York, NY 10022

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS To Be Held on [●], 2017

Notice is hereby given that a special general meeting of shareholders of Multi Packaging Solutions International Limited, a Bermuda exempted company, which we refer to as MPS, will be held on [●], 2017, at [●], at [●] [a.m.], local time, which we refer to as the special general meeting, for the following purposes:

•	Proposal 1: To approve and adopt the Agreement and Plan of Merger, dated January 23, 2017, as it may be amended from time to time, which we refer to as the merger agreement, by and among MPS, WestRock Company, a Delaware corporation, which we refer to as WestRock, and WRK Merger Sub Limited, a Bermuda exempted company and wholly-owned subsidiary of WestRock, which we refer to as Merger Sub, the statutory merger agreement required in accordance with Section 105 of the Companies Act 1981 of Bermuda, as amended, which we refer to as the Companies Act, and the merger of Merger Sub with and into MPS, which we refer to as the merger;

•	Proposal 2: To approve on a non-binding, advisory basis, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger, as described in the accompanying proxy statement; and

•	Proposal 3: To approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve Proposal 1 at the special general meeting.

Approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of the holders of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting. The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special general meeting. The approval of the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of a majority of the votes cast at the special general meeting.

Only MPS shareholders of record at the close of business on [●], 2017, the record date, will be entitled to notice of, and to vote at, the special general meeting and any postponement or adjournment thereof.

Your vote is very important. Whether or not you plan to attend the special general meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special general meeting.

You may revoke a submitted proxy by providing written notice to the Secretary of MPS at 885 Third Avenue, 28th Floor, New York, NY 10022, delivering a duly executed proxy bearing a later date or voting in person at the special general meeting or any adjournment thereof.

The MPS board of directors, after considering the reasons more fully described in the accompanying proxy statement, has (1) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, is in the best interests of MPS and its shareholders, (2) approved, adopted and declared advisable the merger agreement, the statutory merger agreement and the merger and (3) resolved that the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger be submitted to MPS’s shareholders for their consideration at the special general meeting.

The MPS board of directors recommends that MPS shareholders vote (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

For purposes of Section 106(2)(b)(i) of the Companies Act, the MPS board of directors considers the fair value for each MPS common share to be $18.00, without interest and less any applicable withholding taxes. MPS shareholders who are not satisfied that they have been offered fair value for their shares and who did not vote their MPS common shares in favor of Proposal 1 may exercise their appraisal rights under the Companies Act to have the fair value of their shares appraised by the Supreme Court of Bermuda, which we refer to as the Bermuda Court. MPS shareholders intending to exercise appraisal rights MUST file their application for appraisal of the fair value of their shares with the Bermuda Court within one month of the giving of the notice convening the special general meeting.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and annexes to the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special general meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your MPS common shares, please contact our proxy solicitor:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720 (Main)

(877) 274-8654 (Toll Free)

info@okapipartners.com

By Order of the Board of Directors,
William H. Hogan
Executive Vice President and Chief Financial Officer

Dated: [●], 2017

i

ii

Annex A: Agreement and Plan of Merger

Annex B: Form of Statutory Merger Agreement

Annex C: Form of Voting Agreement

Annex D: Opinion of BofA Merrill Lynch

Annex E: Section 106(6) of Bermuda Companies Act

iii

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of WRK Merger Sub Limited with and into Multi Packaging Solutions International Limited, with Multi Packaging Solutions International Limited surviving as a wholly-owned subsidiary of WestRock Company, which we refer to as the merger, and may not contain all of the information that is important to you. We have included page references in parenthesis to direct you to more complete descriptions of the topics presented in this summary. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement, attached as Annex A, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 95.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “MPS,” “we,” “our,” “us” and similar words in this proxy statement refer to Multi Packaging Solutions International Limited including, in certain cases, our subsidiaries. Throughout this proxy statement we refer to WestRock Company as WestRock and WRK Merger Sub Limited as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of January 23, 2017, as it may be amended from time to time, among MPS, WestRock and Merger Sub, as the merger agreement.

Parties Involved in the Merger (Page 19)

Multi Packaging Solutions International Limited, a Bermuda exempted company, is a leading, global provider of value-added specialty packaging solutions for a diverse customer base across the healthcare, consumer and multi-media markets. MPS provides its customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes. MPS has 59 manufacturing locations across North America, Europe and Asia.

MPS common shares are currently listed on the New York Stock Exchange, which we refer to as the NYSE, under the symbol “MPSX.” Upon completion of the merger, MPS will be a wholly-owned subsidiary of WestRock. MPS’s registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda and our telephone number is (441) 295-5950.

WestRock Company, a Delaware corporation, is a leading provider of differentiated paper and packaging solutions and manufacturer of containerboard and paperboard. WestRock operates locations in North America, South America, Europe and Asia and also develops real estate in Charleston, SC.

WestRock’s common stock is currently listed on the NYSE under the symbol “WRK.” WestRock’s principal executive offices are located at 501 South 5th Street, Richmond, VA 23219 and its telephone number is (804) 444-1000.

WRK Merger Sub Limited, a Bermuda exempted company and wholly-owned subsidiary of WestRock, was formed by WestRock for the purpose of entering into the merger agreement and the statutory merger agreement and completing the transactions contemplated by the merger agreement and the statutory merger agreement. Upon completion of the merger, Merger Sub will cease to exist. Merger Sub’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda and its telephone number is (441) 294-8000.

Certain Effects of the Merger on MPS (Page 25)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into MPS, with MPS continuing as the surviving company and a wholly-owned subsidiary of WestRock. Throughout this proxy statement, we use the term surviving company to refer to MPS as the surviving company following the merger. If the merger is completed, you will not own any shares of the surviving company.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the date shown in a certificate of merger issued by the Registrar of Companies in Bermuda, which we refer to as the Registrar. MPS, WestRock and Merger Sub have agreed that they will request that the Registrar provide in the certificate of merger that the effective date of the merger be the closing date of the merger.

Effect on MPS if the Merger is Not Completed (Page 25)

If the merger agreement and statutory merger agreement are not approved and adopted by MPS shareholders, or if the merger is not completed for any other reason, MPS shareholders will not receive the per share merger consideration (defined below) for the common shares of MPS, par value $1.00 per share, which we refer to as the MPS common shares, that they hold. Instead, MPS will remain a public company, MPS common shares will continue to be listed and traded on the NYSE and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will continue to file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC. Under specified circumstances, MPS may be required to pay WestRock a termination fee, in each case upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Expenses.”

The Merger Consideration (Page 25)

In the merger, each of our issued and outstanding MPS common shares (other than (i) shares owned, by WestRock, Merger Sub or any other direct or indirect wholly-owned subsidiary of WestRock, (ii) shares owned by MPS as treasury shares or owned by any direct or indirect wholly-owned subsidiary of MPS and (iii) shares owned by shareholders who are entitled to and who properly exercise their demand for appraisal rights under the Companies Act 1981 of Bermuda, as amended, which we refer to as the Companies Act; collectively we refer to all such shares in this proxy statement as “excluded shares”) will be converted automatically into the right to receive $18.00 in cash, without interest, which amount we refer to as the per share merger consideration, and, without any action by the holders of such MPS common shares, such MPS common shares will cease to be outstanding, will be canceled and will cease to exist, and each holder of a certificate formerly representing any MPS common shares or person entered as the owner in book-entry in respect of a share immediately prior to the effective time, will cease to have any rights with respect thereto other than the right to receive the per share merger consideration. As described further in “The Merger Agreement—Exchange and Payment Procedures” beginning on page 57, at or prior to the effective time of the merger, WestRock will deposit or cause to be deposited sufficient funds to pay the aggregate per share merger consideration with a designated paying agent. Following completion of the merger, once a shareholder has provided the paying agent with his or her share certificates or book-entry shares, as applicable, and the other items specified by the paying agent, the paying agent will promptly pay the shareholder the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you no longer will have any rights as a MPS shareholder as a result of the merger (except that shareholders who properly exercise their demand for right of appraisal will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Bermuda law, as described below under “The Merger Agreement— Dissenting Shares” beginning on page 59).

The Special General Meeting (Page 20)

Date, Time and Place

The special general meeting of our shareholders to vote on the proposal to adopt the merger agreement and statutory merger agreement, among other matters, which we refer to as the special general meeting, will be held on [●], 2017, at [●], at [●] [a.m.], local time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special general meeting if you owned MPS common shares at the close of business on [●], 2017, the record date for the special general meeting. You will have one vote at the special general meeting for each MPS common share you owned at the close of business on the record date.

Purpose

At the special general meeting, we will ask our shareholders of record to vote on proposals to: (i) approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) approve on a non-binding, advisory basis, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger, as described in this proxy statement and (iii) approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger at the special general meeting.

Quorum

As of the record date, there were approximately [●] MPS common shares issued and outstanding and entitled to vote at the special general meeting. A quorum of shareholders is necessary to hold a special general meeting. The presence in person of two or more shareholders representing in person or by proxy more than 50% of the total issued voting shares of MPS as of the record date will constitute a quorum for purposes of the special general meeting. As a result, [●] MPS common shares must be represented in person or by proxy at the special general meeting to have a quorum.

Required Vote

Approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of the holders of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting. The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special general meeting. The approval of the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of a majority of the votes cast at the special general meeting.

Share Ownership of Our Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] MPS common shares (excluding any MPS common shares that would be delivered upon exercise or conversion of equity-based awards), representing approximately [●]% of the outstanding MPS common shares. Our directors and executive officers have informed us that they currently intend to vote all of their MPS common shares (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve on a non-binding, advisory basis, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger, as described in this proxy statement, and (iii) “FOR” the proposal to approve an adjournment of the special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger at the special general meeting.

Recommendation of the MPS Board of Directors and Reasons for the Merger (Page 32)

The board of directors of MPS, which we refer to as the MPS board of directors, after considering various reasons described in the section entitled “The Merger— Recommendation of the MPS Board of Directors and

Reasons for the Merger” beginning on page 32, has (1) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, is in the best interests of MPS and its shareholders, (2) approved, adopted and declared advisable the merger agreement, the statutory merger agreement and the merger and (3) resolved that the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger be submitted to MPS’s shareholders for their consideration at the special general meeting. Accordingly, the MPS board of directors recommends that MPS shareholders vote (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

Interests of Certain Directors and Executive Officers of MPS (Page 45)

When considering the recommendation of the MPS board of directors that you vote to approve the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, your interests as a shareholder. The MPS board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the MPS shareholders. These interests may include the following:

•	Accelerated vesting of certain equity and equity-based awards in connection with the merger, and the settlement of such awards in exchange for cash in the amounts specified in this proxy statement;

•	Conversion of remaining equity-based awards into equity-based awards with respect to shares of WestRock common stock; and

•	Payout of a pro-rata bonus under MPS’s annual bonus plan based on the portion of MPS’s fiscal year elapsed prior to the closing of the merger and the MPS board of directors’ (or a committee of the board of directors’) determination of achievement of performance goals.

In addition, in connection with entering into the merger agreement, Marc Shore, Chief Executive Officer of MPS, and Dennis Kaltman, President of MPS, have entered into new employment agreements, subject to and effective at the closing of the merger. The employment agreements revise the executive officers’ base salary, incentive compensation opportunity and benefits following the merger and provide for initial grants of WestRock incentive compensation awards. The employment agreements provide for severance payments and benefits if MPS terminates either executive’s employment without cause or the executive terminates his employment with good reason.

If the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger is approved by our shareholders and the merger closes, under the terms of the merger agreement any MPS common shares held by our directors and executive officers will be treated in the same manner as issued and outstanding MPS common shares held by all other MPS shareholders entitled to receive the per share merger consideration.

See the section of this proxy statement titled “The Merger— Interests of Certain Directors and Executive Officers of MPS” for a more detailed discussion on the interests of MPS’s directors and executive officers in the merger.

Opinion of BofA Merrill Lynch (Page 37)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or BofA Merrill Lynch, MPS’s financial advisor, delivered to the MPS board of directors a written opinion, dated January 23, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received by holders of MPS common shares. The full text of the written opinion, dated

January 23, 2017, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the MPS board of directors (in its capacity as such) for the benefit and use of the MPS board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MPS or in which MPS might engage or as to the underlying business decision of MPS to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

Financing of the Merger (Page 49)

WestRock expects to finance the merger through cash on hand, available lines of credit and other sources of immediately available funds. The obligations of WestRock and Merger Sub under the merger agreement are not conditioned in any manner upon their ability to obtain financing.

Voting Agreeme nts (Page 82)

Concurrently with the execution of the merger agreement on January 23, 2017, as inducement for WestRock to enter into the merger agreement, WestRock entered into separate voting agreements, each referred to as a voting agreement and collectively, the voting agreements, with investment fund affiliates of each of the Carlyle Group L.P., referred to as Carlyle, which owned approximately 27.1% of the issued and outstanding MPS common shares of as of January 23, 2017, and Madison Dearborn Partners, LLC, referred to as Madison Dearborn, which owned approximately 30.1% of the issued and outstanding MPS common shares as of January 23, 2017. Pursuant to the voting agreements, each shareholder agreed during the term of its respective voting agreement to, among other things, (i) vote all the MPS common shares that it beneficially owns in favor of the approval and adoption of the merger agreement, the statutory merger agreement and the merger and against any competing transaction that may be proposed, and (ii) not sell or otherwise transfer its MPS common shares during the term of such voting agreement. Each voting agreement may terminate in certain circumstances, including upon an amendment to the merger agreement, without the applicable shareholder’s consent in a manner adverse to such shareholder. For more information regarding the voting agreements, see the section entitled “The Voting Agreements.”

Treatment of Restricted Stock Awards and Restricted Stock Units (Page 59)

Each MPS restricted stock award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (less applicable withholding taxes, if any) equal to the product of (i) the per share merger consideration of $18.00, and (ii) the total number of MPS common shares subject to such MPS restricted stock award.

Each MPS restricted stock unit award subject to performance-based vesting conditions, referred to as an MPS performance-based stock unit award, that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (less applicable withholding taxes, if any) equal to the product of (i) the per share merger consideration of $18.00, and (ii) the total number of MPS common shares subject to such MPS performance-based stock unit award (assuming that satisfaction of the performance-based vesting conditions are calculated as of the effective date as set forth in the relevant performance-based stock unit award agreement).

Each MPS restricted stock unit award that is not subject to performance-based vesting conditions, referred to as an MPS time-based stock unit award, that is outstanding as of immediately prior to the effective time of the merger will be assumed by WestRock and converted into an award of restricted stock units of WestRock with respect to a number of shares of WestRock common stock, par value $0.01 per share, equal to the product of (i) the per share merger consideration of $18.00 and (ii) the total number of MPS common shares subject to such MPS time-based stock unit award, divided by the average of the volume weighted average price per share of WestRock common stock on the NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by WestRock and MPS) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the effective date of the merger.

Appraisal Rights (Page 59)

Under Bermuda law, MPS shareholders have rights of appraisal, pursuant to which those MPS shareholders who do not vote in favor of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger and who are not satisfied that they have been offered fair value for their MPS common shares are permitted to apply to the Supreme Court of Bermuda, which we refer to as the Bermuda Court, for an appraisal of the fair value of their shares within one month from the giving of the notice convening the special general meeting. See “The Merger Agreement—Dissenting Shares” for a more detailed description of the appraisal rights available to MPS shareholders.

U.S. Federal Income Tax Consequences of the Merger (Page 50)

The receipt of cash for shares of MPS common shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of MPS common shares in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of MPS common shares surrendered in the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of MPS common shares for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Shareholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger” and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals for the Merger (Page 52)

Under the terms of the merger agreement, MPS and WestRock are required to use reasonable best efforts to obtain antitrust approvals, subject to certain limitations. The merger cannot be completed until the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the applicable approvals under the competition laws of Canada, China, the European Union and Mexico have been obtained.

On February 6, 2017, MPS and WestRock filed notification of the proposed merger with the Federal Trade Commission, which we refer to as the FTC, and the Department of Justice, which we refer to as the DOJ, under the HSR Act.

No Solicitation (Page 66)

Except as otherwise provided in the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, MPS will not:

•	Directly or indirectly, solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, submission or announcement of any proposal or offer that would be or would reasonably expected to lead to an acquisition proposal,

•	Directly or indirectly engage in discussions or negotiations regarding, or provide any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to an acquisition proposal,

•	Approve, endorse or recommend an acquisition proposal, or

•	Enter into any alternative acquisition agreement with respect to an acquisition proposal.

At any time before obtaining MPS shareholder approval for the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, which we refer to as the MPS shareholder approval, in the event that MPS receives a written acquisition proposal from any third party that did not result from a violation of the non-solicitation provision of the merger agreement, MPS may:

•	Contact the person or group of persons who made the acquisition proposal to clarify terms for the purpose of the MPS board of directors informing itself about such acquisition proposal,

•	Furnish, pursuant to an acceptable confidentiality agreement, information regarding MPS to the person who made the proposal, if the MPS board of directors determines in good faith, after consultation with a financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to constitute a superior proposal, and

•	Engage in or participate in discussions or negotiations with such person making an acquisition proposal, if the MPS board of directors determines in good faith, after consultation with a financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to constitute a superior proposal. See “The Merger Agreement—No Solicitation.”

Adverse Recommendation Change (Page 67)

Under the merger agreement, generally, the MPS board of directors may not:

•	Change, withhold, withdraw, qualify or modify in a manner adverse to WestRock (or publicly propose to change, withhold, withdraw, qualify or modify) the MPS board of directors’ recommendation that the holders of MPS common shares vote “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger;

•	Fail to include the MPS board of directors’ recommendation for the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger in this proxy statement;

•	Approve, declare advisable or recommend (or publicly propose to approve, declare advisable or recommend) any other acquisition proposal to the MPS shareholders;

•	If a tender offer or exchange offer for MPS common shares that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the MPS shareholders; or

•	Authorize, adopt or approve or propose to authorize, adopt or approve an acquisition proposal, or cause or permit MPS to enter into any agreement with respect to any acquisition proposal, with any such action described in this bullet and the preceding two bullets being referred to as an adverse recommendation change.

Subject to certain notice obligations to WestRock and certain obligations to discuss and negotiate in good faith any bona fide revisions proposed by WestRock to the merger agreement in response to such notice, at any time before obtaining MPS shareholder approval for the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, the MPS board of directors may:

•

Make an adverse recommendation change if MPS receives an acquisition proposal that the MPS board of directors concludes, after consultation with a financial advisor and outside legal counsel, constitutes a superior proposal (provided that the acquisition proposal was not initiated, solicited, or knowingly encouraged or induced in violation of the applicable non-solicitation obligations in the merger agreement); or

•	Make an adverse recommendation change if the MPS board of directors determines in good faith that the failure to effect an adverse recommendation change would be inconsistent with the directors’ fiduciary duties to MPS shareholders under applicable law.

Conditions to Closing of the Merger (Page 76)

The respective obligations of MPS, WestRock and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including, among other things (i) the approval and adoption of the merger agreement, the statutory merger agreement and the merger by MPS shareholders, (ii) the receipt of regulatory approvals, including the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act and antitrust notification and approvals required in non-U.S. jurisdictions, including Canada, China, the European Union, and Mexico, (iii) the absence of any legal prohibitions and (iv) the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. See “The Merger Agreement—Conditions Precedent to Closing of the Merger.”

Termination of the Merger Agreement (Page 78)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger by the MPS shareholders, in the following ways:

•	By mutual written consent of MPS and WestRock;

•	By either MPS or WestRock:

•	If the merger has not been consummated by October 23, 2017, which date we refer to as the end date, and which may be extended in certain circumstances to a date not later than January 23, 2018, (provided, that a party may not so terminate if its failure to fulfill any obligation under the merger agreement is a principal cause of the failure of the merger to be consummated by the end date);

•	If any governmental entity has issued a final and non-appealable order or enacts a law that prohibits, restrains or makes illegal the consummation of the merger; or

•	If MPS’s shareholders fail to approve the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger at the special general meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken.

•	By MPS:

•	So long as it is not then in material breach of any of its covenants or agreements contained in the merger agreement, if there has been a breach of or inaccuracy in any of WestRock’s representations, warranties, covenants or other agreements in the merger agreement, or Merger Sub’s respective representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured within 30 calendar days following WestRock’s receipt of written notice of such breach or failure to perform; or

•

Prior to receiving MPS shareholder approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, if (i) the MPS board of directors has, after complying with its non-solicitation obligations, made an adverse recommendation change with respect to a superior proposal, (ii) MPS enters into a definitive agreement in connection with such superior proposal concurrently with such termination and (iii) MPS pays to WestRock the termination fee under the merger agreement of $42.4 million.

•	By WestRock:

•	So long as it is not then in material breach of any of its covenants or agreements contained in the merger agreement, if there has been a breach of or inaccuracy in any of MPS’s representations, warranties, covenants or other agreements in the merger agreement, which (i) would result in the failure of a related closing condition and (ii) is not capable of being cured, or is not cured within 30 calendar days following MPS’s receipt of written notice of such breach or failure to perform; or

•	If the MPS board of directors makes an adverse recommendation change at any time before receiving the MPS shareholder approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger.

Termination Fee (Page 79)

Under the merger agreement, MPS may be required to pay to WestRock a termination fee of $42.4 million if the merger agreement is terminated under certain specified circumstances. In no event will MPS be required to pay the termination fee more than once. In the event that WestRock receives the termination fee, such payment will be the sole and exclusive monetary remedy of WestRock and Merger Sub under the merger agreement and the transactions contemplated by the merger agreement.

The Statutory Merger Agreement

The statutory merger agreement governs the legal effects of the merger under Bermuda law. A copy of the form of statutory merger agreement is attached as Annex B to this proxy statement.

Market Prices and Dividend Data (Page 88)

The closing price of MPS common shares listed on the NYSE on January 23, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $14.39 per MPS common share. If the merger is completed, for each MPS common share you own you will be entitled to receive $18.00 in cash, without interest, less any applicable withholding or transfer taxes. The per share merger consideration of $18.00 per MPS common share represents a premium of (i) approximately 25.1% to MPS’s closing share price on January 23, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and (ii) approximately 24.9% over MPS’s volume weighted average trading price for the 30-day trading period ended January 23, 2017.

On [●], 2017, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for MPS common shares on the NYSE was $[●] per MPS common share. You are encouraged to obtain current market quotations for MPS common shares in connection with voting your MPS common shares.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, we may not declare or pay any cash dividend or other distribution on our MPS common shares without WestRock’s written consent.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, the statutory merger agreement and the special general meeting. These questions and answers may not address all questions that may be important to you as an MPS shareholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 95.

Q.	What is the proposed transaction and what effects will it have on MPS?

A.	The proposed transaction is the acquisition of MPS by WestRock pursuant to the merger agreement and the statutory merger agreement. If the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger is approved by MPS shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into MPS, with MPS being the surviving company. As a result of the merger, MPS will become a wholly-owned subsidiary of WestRock and will no longer be a publicly held company, and you, as a holder of MPS common shares, will no longer have any interest in the future earnings or growth of MPS. In addition, following the merger, MPS common shares will be delisted from the NYSE and deregistered under the Exchange Act, and MPS will no longer file periodic reports with the SEC on account of MPS common shares.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, for each MPS common share that you own (unless you have properly exercised, and not withdrawn a demand for (or lost your rights to) appraisal rights under the Companies Act) you will be entitled to receive $18.00 in cash, without interest, less any applicable withholding or transfer taxes. Please do NOT return your share certificate(s) with your proxy.

Q.	How does the per share merger consideration compare to the market price of MPS common shares on the last trading day prior to announcement of the execution of the merger agreement?

A.	The per share merger consideration represents an approximately 25.1% premium over MPS’s closing share price on January 23, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and an approximately 24.9% premium over MPS’s volume-weighted trading price for the 30-day trading period ended January 23, 2017.

Q.	How does the MPS board of directors recommend that I vote?

A.	The MPS board of directors recommends that you vote “FOR” approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, “FOR” approval of the proposal to approve, by non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are an insufficient number of votes in favor of approving and adopting the merger agreement, the statutory merger agreement and the merger.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing of the merger to occur in MPS’s fourth quarter fiscal 2017.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the MPS shareholders or if the merger is not completed for any other reason, the MPS shareholders will not receive any payment for their MPS common shares in connection with the merger. Instead, MPS will remain an independent public company and MPS common shares will continue to be listed and traded on the NYSE. Under specified circumstances in the merger agreement, MPS may be required to pay a termination fee of $42.4 million with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 79.

Q.	What conditions must be satisfied to complete the merger?

A.	MPS, WestRock and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others, (i) the absence of any law or order prohibiting the consummation of the merger, (ii) the MPS shareholder approval, (iii) the receipt of regulatory approvals, including the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act and antitrust notification and approvals required in non-U.S. jurisdictions, including Canada, China, the European Union, and Mexico and (iv) the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement.

Q.	What are the material U.S. federal income tax consequences of the merger?

A.	The receipt of cash for shares of MPS common shares pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 50) in exchange for such U.S. Holder’s shares of MPS common shares in the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of MPS common shares surrendered in the merger. A Non-U.S. Holder (as defined under “The Merger—U.S. Federal Income Tax Consequences of the Merger” beginning on page 50) generally will not be subject to U.S. federal income tax with respect to the exchange of MPS common shares for cash in the merger unless such Non-U.S. Holder has certain connections to the United States.

Shareholders should refer to the discussion in the section entitled “The Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 50 and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned MPS common shares as of the record date for the determination of shareholders entitled to vote at the special general meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your MPS common shares with respect to such matters

Q.	When and where is the special general meeting?

A.	The special general meeting of MPS shareholders will be held at [●] on [●] 2017 at [●] [a.m.], local time.

Q.	What am I being asked to vote on at the special general meeting?

A.

You are being asked to consider and vote on a proposal (i) to approve and adopt the merger agreement, the statutory merger agreement and the merger, which provide for the acquisition of MPS by WestRock, (ii) to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for MPS’s named executive officers in connection with the merger and (iii) to approve a proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are an insufficient number of votes in favor of adopting the merger agreement, the statutory merger agreement and the merger.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for MPS’s named executive officers in connection with the merger?

A.	Under the Exchange Act and SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to MPS’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if MPS’s shareholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on MPS or the surviving company in the merger. Because the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers and the merger agreement, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for MPS’s shareholders to approve the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger?

A.	Approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of the holders of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting.

Q.	What vote is required for MPS’s shareholders to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for MPS’s named executive officers in connection with the merger?

A.	The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special general meeting.

Q.	What vote is required for MPS’s shareholders to approve the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are an insufficient number of votes in favor of adopting the merger agreement?

A.	The approval of the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of a majority of the votes cast at the special general meeting.

Q.	Do any of MPS’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a shareholder?

A.

In considering the recommendation of the MPS board of directors with respect to the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The MPS board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the MPS shareholders. See “The Merger—Interests of Certain Directors and Executive Officers in the Merger” beginning on page 45 and “Proposal 2: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements” beginning on page 84.

Q.	What is the difference between holding MPS common shares as a shareholder of record and as a beneficial owner?

A.	If on [●], 2017, your MPS common shares were registered directly in your name with our transfer agent, then you are a shareholder “of record.” If you are a shareholder of record, you may vote in person at the special general meeting, by mail or over the Internet. Whether or not you plan to attend the special general meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the special general meeting and vote in person if you have already voted by proxy. Voting in person will revoke your proxy.

If on [●], 2017, your MPS common shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your MPS common shares are held in “street name” and you are the beneficial owner of the MPS common shares. If you are a beneficial owner of MPS common shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote over the Internet, as instructed by your broker or bank. To vote in person at the special general meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	If my MPS common shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my MPS common shares for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your MPS common shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your MPS common shares. Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the special general meeting, and, as a result, absent specific instructions from the beneficial owner of such MPS common shares, banks, brokerage firms or other nominees are not empowered to vote those MPS common shares on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your MPS common shares, your MPS common shares will not be voted, which we refer to as broker non-votes.

Q.	Who can vote at the special general meeting?

A.	Only shareholders of record at the close of business on [●], 2017, the record date for the determination of shareholders entitled to notice of, and to vote at, the special general meeting, are entitled to notice of, and to vote at, the special general meeting or any adjournment or postponement of the meeting. On the record date, [●] MPS common shares were issued and outstanding, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

If you are a beneficial owner of MPS common shares registered in the name of your broker, bank, or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may vote or appoint a proxy over the Internet, as instructed by your broker or bank. To vote in person at the special general meeting, you must obtain a valid proxy from your broker, bank, or other nominee. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	How many votes do I have?

A.	Each holder of MPS common shares is entitled to cast one vote on each matter properly brought before the special general meeting for each MPS common share that such holder owned as of the record date of [●], 2017. As of the close of business on the record date, there were [●] MPS common shares outstanding and entitled to vote, held by [●] holders of record.

Q.	What is the quorum requirement?

A.	Under the Amended and Restated Bye-Laws of MPS, which we refer to as the bye-laws, the presence in person of two or more shareholders representing in person or by proxy more than 50% of the total issued voting shares of MPS as of the record date will constitute a quorum for purposes of the special general meeting.

Q.	How do I vote?

A.	If you are a shareholder of record, you may have your MPS common shares voted on matters presented at the special general meeting in any of the following ways:

•	In Person. You may attend the special general meeting and cast your vote there.

•	Via Our Internet Voting Site at www.proxyvote.com. If you received printed proxy materials, follow the instructions for submitting your proxy via the Internet printed on your proxy card.

•	By Telephone. Call toll-free 1-800-690-6903 from any touch-tone telephone and follow the instructions. You can also submit your proxy by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.

•	In Writing. You can submit your proxy by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

The control number provided on your proxy card is designed to verify your identity when voting or appointing a proxy by telephone or Internet. The Internet and telephone voting facilities for the submission of proxies for shareholders of record will close at 11:59 p.m., Eastern Time on [●], 2017.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special general meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special general meeting.

Q.	What effect do abstentions and “broker non-votes” have on the proposals?

A.

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the special general meeting, but will not be considered votes cast on any proposal brought before the special general meeting. Because the vote required to approve the proposals to be voted upon at the special general meeting is either the affirmative vote of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting assuming a quorum is present or the affirmative vote of a majority of the votes cast at the special general meeting, as applicable, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

Q.	How can I change or revoke my proxy?

A.	If you own MPS common shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	sending a written statement to that effect to the Secretary of MPS at 885 Third Avenue, 28th Floor, New York, NY 10022, which must be received by us by 5:00 p.m., Eastern Time on the business day immediately prior to the date of the special general meeting;

•	submitting a properly signed proxy card or voting instruction form dated a later date;

•	submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or

•	attending the meeting in person and voting your MPS common shares.

If you hold MPS common shares in “street name” by your bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke or change your previously provided voting instructions.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your MPS common shares. The written document describing the matters to be considered and voted on at the special general meeting is called a “proxy statement.” The document used to designate a proxy to vote your MPS common shares is called a “proxy card.”

Q.	If a shareholder gives a proxy, how are the MPS common shares voted?

A.	Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card will vote your MPS common shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your MPS common shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special general meeting.

If you own MPS common shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your MPS common shares to be voted, the MPS common shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for MPS’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are an insufficient number of votes in favor of approving and adopting the merger agreement, the statutory merger agreement and the merger.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your MPS common shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the MPS common shares shown on each proxy card that you receive in order for all of your MPS common shares to be voted at the meeting.

Q.	What happens if I sell my MPS common shares before the special general meeting?

A.	The record date for shareholders entitled to vote at the special general meeting is earlier than both the date of the special general meeting and the consummation of the merger. If you transfer your MPS common shares after the record date but before the special general meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your MPS common shares and each of you notifies MPS in writing of such special arrangements, you will retain your right to vote such MPS common shares at the special general meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your MPS common shares.

Q.	What happens if I sell my MPS common shares after the special general meeting but before the effective time of the merger?

A.	If you transfer your MPS common shares after the special general meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your MPS common shares. In order to receive the per share merger consideration, you must hold your MPS common shares through the completion of the merger.

Q.	Who is paying for this proxy solicitation?

A.	MPS has engaged Okapi Partners LLC, which we refer to as Okapi Partners, to assist in the solicitation of proxies for the special general meeting. MPS estimates that it will pay Okapi Partners a fee of $10,000. MPS has agreed to reimburse Okapi Partners for certain fees and expenses and will also indemnify Okapi Partners and its members, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including fees, costs and expenses of counsel retained by Okapi Partners which directly relate to or arise out of Okapi Partners’ performance of the services.

Q.	What do I need to do now?

A.	Even if you plan to attend the special general meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your MPS common shares are represented at the special general meeting. If you hold your MPS common shares in your own name as the shareholder of record, you may submit a proxy to have your MPS common shares voted at the special general meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at 1-(800) 690-6903 from any touch-tone telephone and following the instructions or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope. If you decide to attend the special general meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my share certificates now?

A.	No. If the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger is approved, after the completion of the merger, you will be sent a letter of transmittal promptly describing how you may exchange your MPS common shares for the per share merger consideration. If your MPS common shares are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” MPS common shares in exchange for the per share merger consideration. Please do NOT return your share certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under Section 106(6) of the Companies Act instead of receiving the per share merger consideration for my MPS common shares?

A.	Yes. As a holder of MPS common shares, you are entitled to exercise appraisal rights under Section 106(6) of the Companies Act in connection with the merger if you take certain actions, including submitting a proper application, and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement, the statutory merger agreement and the merger. See “The Merger Agreement—Dissenting Shares” beginning on page 59.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your MPS common shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Okapi Partners, our proxy solicitor, by calling toll-free at 1-(877) 274-8654, or by e-mailing info@okapipartners.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements contained in this proxy statement may include, without limitation, declarations regarding the intents, beliefs, estimates and current expectations of MPS. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expect,” “seeks,” “plan,” “anticipate,” “believe,” “project,” “estimate,” “predict,” “potential,” “future,” “forecast” and other words of similar import. MPS shareholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-K and subsequent periodic and interim reports, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the expected timing and likelihood of completion of the proposed merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•	the possibility that MPS’s shareholders may not approve the merger;

•	the risk that the parties may not be able to satisfy the conditions to the closing of the merger, including required regulatory approvals, in a timely manner or at all;

•	the failure of the merger to close for any other reason;

•	risks related to disruption of management time from ongoing business operations due to the proposed merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the outcome of any legal proceedings instituted against MPS and/or others relating to the merger agreement and the merger;

•	the risk that any announcements relating to the proposed merger could have adverse effects on the market price of MPS common shares;

•	the risk that the proposed merger and its announcement could have an adverse effect on the ability of MPS to retain and hire key personnel and maintain relationships with its suppliers, licensees, partners and customers, and on its operating results and businesses generally;

•	whether the expected benefits of the merger will be realized; and

•	the fact that MPS’s shareholders would forego the opportunity to realize the potential long-term value of the successful execution of MPS’s current strategy as an independent company.

These forward-looking statements are also qualified by, and should be read together with, the “Forward-Looking Statements,” the “Risk Factors” and the other statements in our most recent report on Form 10-K and subsequent periodic and interim report filings, in each case as filed with the SEC and available at www.sec.gov (see “Where You Can Find More Information” beginning on page 95). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. MPS shareholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

PARTIES INVOLVED IN THE MERGER

Multi Packaging Solutions International Limited, a Bermuda exempted company, is a leading, global provider of value-added specialty packaging solutions for a diverse customer base across the healthcare, consumer and multi-media markets. MPS provides its customers with an extensive array of print-based specialty packaging solutions, including premium folding cartons, inserts, labels and rigid packaging across a variety of substrates and finishes. MPS has 59 manufacturing locations across North America, Europe and Asia.

MPS common shares are currently listed on the NYSE under the symbol “MPSX.” Upon completion of the merger, MPS will be a wholly-owned subsidiary of WestRock. MPS’s registered office is located at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda and our telephone number is (441) 295-5950.

WestRock Company, a Delaware corporation, is a leading provider of differentiated paper and packaging solutions and manufacturer of containerboard and paperboard. WestRock operates locations in North America, South America, Europe and Asia and also develops real estate in Charleston, SC.

WestRock’s common stock is currently listed on the NYSE under the symbol “WRK.” WestRock’s principal executive offices are located at 501 South 5th Street, Richmond, VA 23219 and its telephone number is (804) 444-1000.

WRK Merger Sub Limited, a Bermuda exempted company and wholly-owned subsidiary of WestRock, was formed by WestRock for the purpose of entering into the merger agreement and the statutory merger agreement and completing the transactions contemplated by the merger agreement and the statutory merger agreement. Upon completion of the merger, Merger Sub will cease to exist. Merger Sub’s registered office is located at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda and its telephone number is (441) 294-8000.

THE SPECIAL GENERAL MEETING

The enclosed proxy is solicited on behalf of the MPS board of directors for use at the special general meeting of shareholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special general meeting on [●], 2017, at [●], at [●] [a.m.], local time.

Purpose of the Special General Meeting

At the special general meeting, we will ask our shareholders of record as of the record date to vote on proposals to (i) approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

Record Date; Shares Entitled to Vote; Quorum

Only shareholders of record as of the close of business on [●], 2017, are entitled to notice of the special general meeting and to vote at the special general meeting or at any adjournments or postponements thereof.

As of the record date, there were approximately [●] MPS common shares outstanding and entitled to be voted at the special general meeting.

A quorum of shareholders is necessary to hold a special general meeting. The presence in person of two or more shareholders representing in person or by proxy more than 50% of the total issued voting shares of MPS as of the record date will constitute a quorum for purposes of the special general meeting. As a result, [●] MPS common shares must be represented by proxy or in person and entitled to vote at the special general meeting to have a quorum.

In the event that a quorum is not present at the special general meeting, it is expected that the meeting would be adjourned or postponed to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of the holders of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting. The approval and adoption of such proposal is necessary to complete the merger.

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the special general meeting, but will not be considered votes cast on any proposal brought before the special general meeting. Such proposal is non-routine. Therefore, brokers, banks and other nominees do not have discretionary authority to vote on the proposal absent instructions from the beneficial owner. As a result, because the vote required to approve the proposals to be voted upon at the special general meeting is the affirmative vote of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote “FOR” or “AGAINST” the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special general meeting.

Abstentions from voting by an MPS shareholder, the failure of any MPS shareholder to submit a vote and, if applicable, “broker non-votes” will not be considered votes cast in respect of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger. Such proposal requires the affirmative vote of a majority of the votes cast at the special general meeting, and so abstentions and “broker non-votes” will not have the effect of a vote “FOR” or “AGAINST” the proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the proposal absent instructions from the beneficial owner. While the MPS board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on MPS or WestRock and, if the merger is approved by MPS shareholders and consummated, and the other relevant conditions relating to payment are met, the compensation will be payable even if the proposal is not approved.

The approval of the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative vote of a majority of the votes cast at the special general meeting.

Abstentions from voting by an MPS shareholder, the failure of any MPS shareholder to submit a vote and, if applicable, broker non-votes will not be considered votes cast in respect of the proposal to adjourn the special general meeting, and so will not have the effect of a vote “FOR” or “AGAINST” the proposal. Since the proposal is considered routine, brokers, banks and other nominees will have discretionary authority to vote on the proposal without instructions from the beneficial owner.

Voting Agreements

In connection with the merger agreement, WestRock entered into separate voting agreements with affiliates of each of Carlyle and Madison Dearborn, who collectively beneficially owned approximately 57.2% of MPS’s outstanding common shares as of January 23, 2017, pursuant to which, among other things, each such shareholder agreed, subject to certain limitations, during the term of its voting agreement to (i) vote all of its MPS common shares in favor of the approval and adoption of the merger agreement, the statutory merger agreement and the merger, and against any competing transaction, and (ii) not sell or otherwise transfer its MPS common shares. The voting agreements may terminate early in certain circumstances, including upon an amendment to the merger agreement, without the applicable shareholder’s consent in a manner adverse to such shareholder. For more information regarding the voting agreements, see the section entitled “The Voting Agreements” beginning on page 82.

Shares Held by MPS’s Directors and Executive Officers

At the close of business on [●], 2017, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [●] MPS common shares (excluding any MPS common shares that would be delivered upon exercise or conversion of equity-based awards), which represented approximately [●]% of issued and outstanding MPS common shares on that date. The directors and executive officers have informed MPS that they currently intend to vote all of their MPS common shares (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

Voting of Proxies

Except as provided below, holders of MPS common shares have one vote for each MPS common share held by them and are entitled to vote on all the proposals voted on at the special general meeting or any adjournment thereof.

If your MPS common shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special general meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your MPS common shares by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your MPS common shares according to your directions.

If you plan to attend the special general meeting and wish to vote in person, you will be given a ballot at the meeting. If your MPS common shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special general meeting in person. If you attend the special general meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All MPS common shares represented by properly executed proxies received in time for the special general meeting will be voted at the special general meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger. No proxy that is specifically marked against the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger will be voted in favor of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger, unless it is specifically marked “FOR” the approval of such proposal.

If your MPS common shares are held in “street name” by your bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote your shares using the instructions provided by your bank, broker or other nominee.

If you fail to submit a proxy or to vote in person at the special general meeting and you are a record holder, your shares will not be counted for purposes of quorum or as votes cast at the special general meeting. If your MPS common shares are held in “street name” and you do not provide your bank, broker or other nominee with voting instructions, your shares will be treated as “broker non-votes” as described below. If you choose to vote in person at the special general meeting and your MPS common shares are held in “street name,” you must first obtain a legal proxy form from your broker, bank or other nominee and bring such executed form with you to the meeting.

Abstentions and “Broker Non-Votes”

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the special general meeting, but will not be considered votes cast on any proposal brought before the special general meeting. Because the vote required to approve the proposals to be voted upon at the special general meeting is the affirmative vote of the specified required percentage of the votes cast assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the special general meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting.

Revocability of Proxies

You may revoke a submitted proxy by (i) sending a written statement to that effect to the Secretary of MPS at 885 Third Avenue, 28th Floor, New York, NY 10022, which must be received by us by 5:00 p.m., Eastern Time on the business day immediately prior to the date of the special general meeting; (ii) submitting a properly signed proxy card or voting instruction form dated a later date; (iii) submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or (iv) attending the meeting in person and voting your MPS common shares.

If your MPS common shares are held in “street name” by your bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke your previously provided voting instructions.

MPS Board of Directors’ Recommendation

The MPS board of directors, after considering various reasons described in the section entitled “The Merger— Recommendation of the MPS Board of Directors and Reasons for the Merger” beginning on page 32, has (1) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, is in the best interests of MPS and its shareholders, (2) approved, adopted and declared advisable the merger agreement, the statutory merger agreement and the merger and (3) resolved that the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger be submitted to MPS’s shareholders for their consideration at the special general meeting. Accordingly, the MPS board of directors recommends that MPS shareholders vote (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by MPS. We have retained Okapi Partners, a proxy solicitation firm, to solicit proxies in connection with the special general meeting at a cost of approximately $10,000 plus expenses. We have agreed to indemnify Okapi Partners against losses arising out of its provision of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, we anticipate that the merger will be consummated in MPS’s fourth quarter of fiscal year 2017.

Householding of Special General Meeting Materials

We may send a single copy of this proxy statement to any household at which two or more shareholders reside in accordance with SEC rules, unless we have received contrary instructions. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to: Investor Relations, Multi Packaging Solutions International Limited, 885 Third Avenue, 28th Floor, New York, New York 10022, or contact our Investor Relations department at (646) 885-0165. We will promptly deliver upon written or oral request a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of this proxy statement was delivered. Shareholders who currently receive multiple copies of this proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.

Assistance

If you have additional questions about the merger, need assistance in submitting your proxy or voting your MPS common shares, or need additional copies of this proxy statement or the enclosed proxy card, please contact Okapi Partners, our proxy solicitor, by calling toll-free at 1-(877) 274-8654, or by e-mailing info@okapipartners.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Certain Effects of the Merger on MPS

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into MPS, with MPS continuing as the surviving company and a wholly-owned subsidiary of WestRock. MPS expects to de-list MPS common shares from the NYSE and de-register them under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and thereafter we would no longer be a publicly traded company or file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The time at which the merger will become effective will occur upon the date shown in a certificate of merger issued by the Registrar. MPS, WestRock and Merger Sub have agreed that they will request that the Registrar provide in the certificate of merger that the effective date of the merger be the closing date.

Effect on MPS if the Merger is Not Completed

If the merger agreement and the statutory merger agreement are not approved and adopted by MPS shareholders, or if the merger is not completed for any other reason, MPS shareholders will not receive any payment for their MPS common shares. Instead, MPS will remain a public company, the MPS common shares will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of MPS common shares will decline significantly. If that were to occur, it is uncertain when, if ever, the price of MPS common shares would return to the price at which they trade as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your MPS common shares. If the merger is not consummated, the MPS board of directors will continue to evaluate and review MPS’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance shareholder value. If the merger agreement and the statutory merger agreement are not approved and adopted by MPS shareholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to MPS will be offered or that MPS’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, MPS may be required to pay WestRock a termination fee upon the termination of the merger agreement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 79.

Merger Consideration

In the merger, each issued and outstanding MPS common share (other than excluded shares) will be converted automatically into the right to the per share merger consideration and, without any action by the holders of such shares, will cease to be outstanding, be canceled and cease to exist, and each holder of a certificate formerly representing any MPS common shares or person entered as the owner in book-entry in respect of a share immediately prior to the effective time, will cease to have any rights with respect thereto other than the right to receive the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you no longer will have any rights as a MPS shareholder as a result of the merger (except that shareholders who properly exercise their right of appraisal will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Bermuda law, as described below under “The Merger Agreement—Dissenting Shares” beginning on page 59).

Background of the Merger

The MPS board of directors, along with MPS management, regularly reviews MPS’s operations, financial condition and performance, capital structure, and long-term strategic plans. As part of this ongoing review, the MPS board of directors has regularly evaluated MPS’s long-term business plan and considered a variety of strategic opportunities to maximize shareholder value, including acquisitions, dispositions and other financial and strategic alternatives, such as MPS’s initial public offering in 2015, taking into account in each instance MPS’s business strategy, changes in the industry in which MPS operates, and execution risks.

On September 8, 2016, Steven Voorhees, Chief Executive Officer and President of WestRock, called Thomas Souleles, a member of MPS’s board of directors and a Managing Director of Madison Dearborn, affiliated investment funds of which control the largest shareholder of MPS, to arrange a meeting. Mr. Voorhees did not specify the topics he intended to cover during the future meeting.

On September 26, 2016, Mr. Voorhees met with Mr. Souleles and expressed WestRock’s interest in acquiring MPS.

On September 27, 2016, Mr. Voorhees sent a letter to Mr. Souleles proposing a transaction between WestRock and MPS (the “September 27 Letter”). The September 27 Letter indicated WestRock’s interest in acquiring MPS for an all-cash purchase price reflecting a substantial premium to MPS’s then-current trading price, but did not propose either a specific price or a potential price range. The September 27 Letter also proposed an in-person meeting between Mr. Voorhees and Marc Shore, Chief Executive Officer of MPS, to discuss a potential transaction and included a draft non-disclosure agreement.

Following receipt of the September 27 Letter, Messrs. Shore and Souleles, representatives of Ropes & Gray LLP (“Ropes & Gray”), MPS’s outside legal counsel, and representatives of BofA Merrill Lynch, MPS’s financial advisor, held a telephone conference to discuss the contents of the September 27 Letter and related matters. During the telephone conference, the parties agreed that representatives of BofA Merrill Lynch would call Mr. Voorhees to discuss the September 27 Letter and to seek clarification regarding the matters set forth therein. Mr. Souleles circulated the September 27 Letter to the MPS board of directors.

On September 28, 2016, representatives of BofA Merrill Lynch, at the direction of Messrs. Shore and Souleles, called Mr. Voorhees to discuss the September 27 Letter and related matters. During the conversation, Mr. Voorhees advised the representatives of BofA Merrill Lynch of the scope of the diligence WestRock had undertaken to date, consisting only of a review of publicly available information, and the support of the WestRock board of directors for a potential transaction. Mr. Voorhees stated that WestRock required additional information about MPS before it would be willing to propose a specific purchase price. Mr. Voorhees highlighted certain financial information that WestRock would require, as well as the opportunity to meet with Mr. Shore to discuss a potential transaction and the potential integration of MPS into WestRock. Later on September 28, Mr. Voorhees called Mr. Souleles to provide an update regarding WestRock’s interest in a potential transaction, including the diligence materials that it would require and to discuss his conversation with BofA Merrill Lynch. Mr. Voorhees also informed Mr. Souleles that WestRock had engaged PJT Partners, Inc. (“PJT Partners”) to act as its financial advisor.

On October 1, 2016, representatives of BofA Merrill Lynch, at the direction of Messrs. Shore and Souleles, and representatives of PJT Partners held a telephone conference to discuss the September 27 Letter and the nature of the information that WestRock was seeking before it would be willing to discuss a specific price for a transaction. In particular, PJT Partners emphasized the need for a meeting between Mr. Voorhees and Mr. Shore to discuss public information about, among other things, the impact of the United Kingdom’s June 23, 2016 referendum in which voters approved the United Kingdom’s exit from the European Union, commonly referred to as “Brexit,” on MPS’s business, general market conditions, and integration topics. Directly after that discussion, representatives of BofA Merrill Lynch updated Mr. Shore, Mr. Souleles, and representatives Ropes & Gray about the substance of the conversation between BofA Merrill Lynch and PJT Partners.

On October 4, 2016, the MPS board of directors held a meeting at which it discussed, among other things, the September 27 Letter. During the meeting, Mr. Shore and representatives of BofA Merrill Lynch summarized the communications and interactions between representatives of MPS and representatives of WestRock to date. The directors asked questions and discussed the communications and interactions and, following the discussion, the MPS board of directors authorized Mr. Shore to meet with Mr. Voorhees to address WestRock’s diligence questions, instructing him that no material non-public information should be shared at that meeting and that Mr. Shore should communicate to Mr. Voorhees that MPS would not engage further following the meeting until WestRock provided a firm proposal regarding a potential transaction that included a proposed purchase price.

On October 10, 2016, Messrs. Shore and Voorhees met for dinner in New York City. At the dinner, they principally discussed the strategic logic for the transaction and how MPS might be integrated into WestRock.

On October 11, 2016, Messrs. Shore and Voorhees, together with Dennis Kaltman, President of MPS, and Peter Durette, Chief Strategy and Corporate Development Officer of WestRock, met in New York City to continue the discussions between Messrs. Shore and Voorhees from the prior day and to discuss certain other topics regarding MPS’s business.

On October 17, 2016, Mr. Voorhees called Mr. Shore to express WestRock’s continued interest in a potential transaction with MPS. Mr. Voorhees stated that the WestRock board of directors was meeting on November 4, 2016 to discuss, among other things, a potential transaction with MPS. However, Mr. Voorhees advised Mr. Shore that the WestRock board of directors would also need to better understand MPS’s first quarter earnings, market conditions and the results of the upcoming United States presidential election before providing another proposal regarding a potential transaction.

On November 8, 2016, MPS issued a press release announcing its first quarter earnings.

On November 14, 2016, Mr. Voorhees called Mr. Souleles. Mr. Voorhees stated that, following MPS’s earnings announcement, WestRock continued to have strong interest in acquiring MPS, but the WestRock board of directors needed additional time to consider the opportunity and the impact of the recently completed United States presidential election. Mr. Voorhees stated that WestRock would follow up soon with a proposal regarding a potential transaction.

On December 9, 2016, Mr. Voorhees called Mr. Souleles to again discuss the proposed transaction. Mr. Voorhees said that he intended to deliver a written proposal to Mr. Shore at an in-person meeting the following week, but did not share any proposed terms.

On December 13, 2016, Messrs. Shore and Voorhees met in New York City to discuss a potential transaction. During the meeting, Mr. Shore discussed certain publicly available information regarding MPS and Mr. Voorhees described WestRock’s views regarding the benefits of a transaction with MPS. Mr. Voorhees then delivered a written proposal from WestRock that provided for an acquisition of MPS for an all-cash purchase price of $17.50 per share without a financing condition, which represented a 24% premium to the closing price of MPS’s stock on December 12, 2016. Mr. Voorhees requested a right to negotiate exclusively with MPS for 30 days and stated that WestRock would expect MPS’s largest shareholders to deliver irrevocable undertakings in favor of the proposed transaction.

On December 15, 2016, the MPS board of directors held a telephonic meeting to discuss the proposal presented by Mr. Voorhees, a copy of which had been provided to the directors in advance of the meeting, and the other interactions between MPS and WestRock to date. Representatives of BofA Merrill Lynch provided a detailed summary of the WestRock proposal. The MPS board of directors and representatives from BofA Merrill Lynch and Ropes & Gray discussed the WestRock proposal, including WestRock’s request for exclusivity and its expectation that MPS’s largest shareholders would deliver irrevocable undertakings in favor of a proposed transaction. The MPS board of directors and its advisors then discussed next steps, including the distribution to the MPS board of directors of MPS management financial projections on a standalone basis. The MPS board of directors agreed to hold another meeting to further consider a response to WestRock’s proposal after receiving and reviewing management’s financial projections.

On December 16, 2016, members of MPS management shared the MPS management financial projections on a standalone basis with representatives of BofA Merrill Lynch.

On December 19, 2016, the MPS board of directors held a telephonic meeting. Prior to representatives of BofA Merrill Lynch joining the meeting, a representative of Ropes & Gray summarized the terms of a proposed engagement letter between MPS and BofA Merrill Lynch and reviewed a memo prepared by BofA Merrill Lynch identifying its material relationships with WestRock, MPS, Madison Dearborn and Carlyle, affiliated investment funds of which control the second largest shareholder of MPS. The MPS board of directors discussed the proposed engagement of BofA Merrill Lynch, including, without limitation, BofA Merrill Lynch’s knowledge of MPS, industry expertise and its familiarity with WestRock, as well as its relationships with MPS, WestRock, Madison Dearborn and Carlyle. Following that discussion, the MPS board of directors voted to approve the engagement of BofA Merrill Lynch and directed management to execute and deliver the engagement letter. Representatives of Ropes & Gray and Conyers Dill & Pearman Limited (“Conyers”), MPS’s Bermuda legal counsel, then made a presentation to the MPS board of directors regarding its fiduciary duties with respect to a potential transaction, and the MPS board of directors and legal counsel discussed related considerations. Each director also confirmed that they were unaware of any potential conflict of interest that would impact their ability to act in the best interests of MPS and its shareholders in connection with the proposed transaction. Representatives of BofA Merrill Lynch then joined the meeting and reviewed its preliminary financial analysis of the proposed per share merger consideration. Mr. Shore described certain assumptions reflected in the MPS management financial projections and the MPS board of directors discussed the likelihood of achieving MPS’s long term operational plans in light of MPS’s recent results, rising costs and other general market conditions, and political uncertainty, as well as the tradeoff between these risks to the standalone business and the certainty offered to MPS’s shareholders by WestRock’s all-cash proposal. The MPS board of directors and representatives of BofA Merrill Lynch and Ropes & Gray also discussed the potential for alternative offers by other interested parties and whether it would be advisable for MPS to contact other potential acquirors. Following that discussion, the MPS board of directors and representatives from BofA Merrill Lynch and Ropes & Gray then discussed next steps, including MPS’s response to WestRock’s proposal, an agenda for a proposed management meeting with WestRock, including sharing the financial projections prepared by MPS’s management, and a potential timeline of events. The MPS board of directors then directed Mr. Shore and BofA Merrill Lynch to contact WestRock and PJT Partners, respectively, to provide the feedback discussed by the MPS board of directors about WestRock’s proposal, including that WestRock’s proposed purchase price of $17.50 per share was unsatisfactory, and authorized MPS management to negotiate a non-disclosure agreement with WestRock in anticipation of a future diligence meeting at which confidential information regarding MPS would be shared. At the same time, the MPS board of directors determined not to contact other parties at that time and not to agree at that time to WestRock’s request for exclusivity.

Following the meeting, at the direction of the MPS board of directors, Mr. Shore and representatives of BofA Merrill Lynch contacted Mr. Voorhees and representatives of PJT Partners, respectively, to inform them that the MPS board of directors had reviewed WestRock’s offer with MPS’s financial and legal advisors. They communicated that the MPS board of directors had authorized MPS’s management to continue discussions with WestRock regarding a potential transaction, but that the proposed purchase price contained in WestRock’s offer was unsatisfactory and that MPS did not agree to WestRock’s request for exclusivity. Mr. Shore offered to share additional non-public information about MPS’s business to support an increased per share proposal from WestRock. In anticipation of providing such information, Ropes & Gray sent to WestRock a revised draft of the non-disclosure agreement previously proposed by WestRock on September 27, 2016, which revised draft added a standstill provision.

On December 23, 2016, MPS and WestRock executed a non-disclosure agreement that included a 12-month standstill provision.

Following the execution of the non-disclosure agreement, representatives of BofA Merrill Lynch, at the direction of the MPS board of directors, informed representatives of PJT Partners that WestRock’s current offer was unsatisfactory and that MPS needed to receive an improved offer prior to the end of the year.

On December 27, 2016, Messrs. Shore and Kaltman and William Hogan, Executive Vice President and Chief Financial Officer of MPS, participated in a diligence call with members of WestRock management, including Mr. Voorhees, Mr. Durette, Ward Dickson, Executive Vice President and Chief Financial Officer of WestRock, Tim Murphy, Senior Vice President of Finance of WestRock, Robert McIntosh, Executive Vice President and General Counsel of WestRock, and Robert Feeser, President, Consumer Packaging of WestRock, to discuss a presentation circulated in advance of the meeting by BofA Merrill Lynch, at the direction of the MPS board of directors, that included MPS management financial projections and other non-public information about MPS.

On December 28, 2016, representatives of PJT Partners contacted representatives of BofA Merrill Lynch to request additional information about MPS’s fiscal year 2017 and fiscal year 2018 financial forecasts. Representatives of PJT Partners informed representatives of BofA Merrill Lynch that nothing in the information provided by MPS to date would cause WestRock to increase its proposed purchase price. Representatives of BofA Merrill Lynch, at the direction of MPS management, informed representatives of PJT Partners that if WestRock did not confirm its willingness to increase its proposed purchase price following receipt of the requested additional information, MPS would not be willing to share the requested additional information.

On December 29, 2016, representatives of PJT Partners informed representatives of BofA Merrill Lynch that WestRock might be willing to increase its proposed purchase price after receiving the requested additional information.

On December 30, 2016, a telephonic meeting was held between certain members of MPS management, representatives of BofA Merrill Lynch, certain members of WestRock management and representatives of PJT Partners. Members of the MPS management team provided certain supplemental financial information from MPS management, including quarterly projections for the remainder of fiscal year 2017. Later that day, representatives from PJT Partners called representatives of BofA Merrill Lynch to communicate that WestRock would increase its proposed purchase price to $18.00 per share, a 26% premium to the closing price of MPS’s common shares on December 30, 2016.

On January 1, 2017, the MPS board of directors held a telephonic meeting to discuss recent interactions between MPS and WestRock, including WestRock’s increased proposal of $18.00 per share. A representative of BofA Merrill Lynch described the diligence call between MPS management and WestRock held on December 27, 2016, as well as subsequent interactions between BofA Merrill Lynch and PJT Partners. The representative then reviewed BofA Merrill Lynch’s preliminary financial analysis of the proposed per share merger consideration. In addition, representatives of BofA Merrill Lynch discussed other potential acquirors of MPS, including such potential acquirors’ potential strategic interest in MPS and their ability to finance such a transaction. The representatives of BofA Merrill Lynch advised that, based on their knowledge of and experience with such potential acquirors, WestRock was amongst those with the most strategic rationale and interest of the potential acquirors and was likely among the most financially capable of completing a strategic transaction with MPS. The MPS directors shared their views about potential alternative bidders based on their knowledge of the industry and experience and also discussed the merits of contacting other parties that might be interested in acquiring MPS, as well as the risks of doing so, including the potential negative impacts on the MPS business of leaks and additional distractions to management. The MPS board of directors and representatives from Ropes & Gray discussed the circumstances under which MPS would be entitled to negotiate with third parties making a proposal to acquire MPS after an agreement with WestRock was signed and the circumstances under which the MPS board of directors would be entitled to terminate the merger agreement to accept a superior proposal. The MPS board of directors also subsequently discussed whether continuing to operate MPS as a standalone entity would provide greater value to MPS’s shareholders than WestRock’s revised offer. The MPS board of directors then discussed next steps and agreed to proceed with negotiations with WestRock based on its revised proposal, and requested that BofA Merrill Lynch provide additional information about other potential bidders that might be interested in and capable of acquiring MPS.

On January 2, 2017, at the direction of the MPS board of directors, Mr. Shore and representatives from BofA Merrill Lynch contacted Mr. Voorhees and representatives from PJT Partners, respectively, to inform them that the MPS board of directors was willing to continue discussing a potential transaction. They also noted that an expedited signing and announcement was important to MPS, because a potential transaction would distract management and the risk of a leak increased the longer the parties negotiated.

On January 3, 2017, MPS gave WestRock access to a data room that included non-public information about its business and Ropes & Gray delivered a draft merger agreement to Cravath, Swaine & Moore LLP (“Cravath”), outside legal counsel for WestRock. The draft merger agreement proposed, among other things, the ability of MPS to terminate the merger agreement to enter into a superior transaction subject to payment of a termination fee of 1.5% of the equity value of the proposed transaction.

On January 6, 2017, WestRock and Cravath returned a revised draft of the merger agreement to Ropes & Gray. The revised draft proposed a termination fee of 3.5% of the equity value of the proposed transaction, added a “force the vote” provision that would prohibit MPS from terminating the merger agreement to accept a superior proposal prior to an MPS shareholder meeting to vote on the proposed transaction with WestRock, indicated that WestRock would likely expect certain MPS executives to enter into employment agreements with WestRock prior to the execution of the merger agreement, and noted that WestRock expected the voting agreements with MPS’s largest shareholders to include a voting “tail” during which the shareholders could not approve an alternative transaction after the termination of the merger agreement. Between January 6 and January 23, 2017, representatives of MPS, Ropes & Gray, WestRock and Cravath exchanged further drafts, and negotiated the terms, of the proposed merger agreement, including the termination fee and other termination provisions.

On January 9, 2017, representatives of MPS and representatives of WestRock held a series of diligence calls regarding MPS’s finance, accounting and IT operations, as well as tax, benefits, legal, environmental and pension issues. Following those calls, MPS and its representatives continued to respond to diligence requests from WestRock and the parties held additional calls about related issues.

On January 12, 2017, Messrs. Shore and Voorhees met to address certain questions from WestRock about MPS’s finances, customers and strategy, as well as to discuss the parties’ progress towards the proposed transaction.

On January 13, 2017, the MPS board of directors held a telephonic meeting. At the meeting, Mr. Shore summarized his January 12, 2017 meeting with Mr. Voorhees and stated that he had not yet provided WestRock with certain competitively sensitive financial, customer and employee information to preserve its confidentiality in the event that the parties did not enter into the proposed transaction. Mr. Shore also reported that Mr. Voorhees had requested that, prior to the execution of a definitive merger agreement, Messrs. Shore and Kaltman execute new employment agreements that would be effective upon the closing of the proposed transaction, but that no terms of those arrangements were discussed. Following delivery of WestRock’s revised draft of the proposed merger agreement on January 6, MPS and its advisors had explained to WestRock and its advisors that new arrangements with MPS executives could not be a condition to signing or closing a transaction, but the MPS directors then discussed the potential impact of the employment agreements on the proposed transaction and determined that since most of the key terms of the proposed transaction, including the per share purchase price to be paid by WestRock, had been agreed, Messrs. Shore and Kaltman could discuss employment arrangements with WestRock, provided that they kept the MPS board of directors apprised of any material developments and such discussions did not delay signing. A representative from Ropes & Gray then summarized the status of negotiations about the draft merger agreement and form of voting agreement between WestRock and MPS’s largest shareholders, noting certain key open issues including the jurisdictions in which antitrust approval would be required before closing, under what circumstances MPS could terminate the merger agreement to accept a superior proposal from a third party, the amount of the termination fee and the circumstances in which it would be payable, and whether the voting agreement would include a “tail” during which the shareholders could not approve an alternative transaction after the termination of the merger agreement. The MPS board of directors then discussed the open issues and negotiating strategy with the representatives from Ropes & Gray and BofA Merrill Lynch. The MPS board of directors determined that it would not accept a “force the vote” provision or a voting agreement “tail,” but would be willing to agree to a termination fee of approximately 3.0% of the equity value of the proposed transaction if the deal protections were sufficiently flexible to allow MPS to accept a superior proposal at any time prior to MPS shareholder approval of the transaction. Representatives of BofA Merrill Lynch then reviewed BofA Merrill Lynch’s preliminary financial analysis of the proposed per share merger consideration. After the discussion, the representatives of BofA Merrill Lynch also discussed other potential acquirors of MPS, including such potential acquiror’s potential strategic interest in MPS and their ability to finance such a transaction. The representatives of BofA Merrill Lynch advised that, based on their knowledge of and experience with such potential acquirors, WestRock was amongst those with the most strategic rationale and interest of the potential acquirors and was likely among the most financially capable of completing a strategic transaction with MPS. Taking into account this discussion, their own knowledge of the market and potential acquirors, and the fact that the merger agreement would permit the MPS board of directors to accept a superior proposal, the MPS board of directors determined not to contact other potential parties about a transaction at that time. The MPS board of directors then discussed next steps and instructed the representatives of BofA Merrill Lynch and Ropes & Gray to notify WestRock’s financial and legal advisors, respectively, that the MPS board of directors would not approve a transaction unless WestRock agreed not to include the “force the vote” and voting “tail” provisions.

On January 14, 2017, Messrs. Souleles and Voorhees discussed certain transaction terms, including the proposed voting “tail” in the voting agreements with significant shareholders, the “force the vote” provision in the merger agreement, and the termination fee. They agreed that the voting agreements would not include a “tail,” that MPS could terminate the merger agreement to accept a superior proposal at any time prior to MPS shareholder approval and that the termination fee would be 3.0% of the equity value of the proposed transaction.

On January 15, 2017, Mr. Souleles updated the MPS board of directors regarding the status of negotiations with WestRock and the outcome of Mr. Souleles’s discussion with Mr. Voorhees regarding deal protection terms.

On January 16, 2017, the MPS and WestRock management teams held a meeting to discuss, among other things, certain confidential customer and plant-level information.

On January 17, 2017, Mr. Voorhees reiterated to Mr. Shore that WestRock was fully committed to the proposed transaction, had limited diligence issues remaining and intended to move quickly to complete the negotiation of the merger agreement and voting agreements.

On January 19, 2017, Mr. Voorhees met with Mr. Shore to discuss remaining issues in the transaction documentation, and, pending resolution of those issues, the timing for announcing the proposed transaction. WestRock also provided draft employment agreements to both Mr. Shore and Mr. Kaltman and their independent legal counsel.

On January 20, 2017, the MPS board of directors held a telephonic meeting to discuss the status of the proposed transaction with WestRock. Mr. Shore summarized his meeting the prior day with Mr. Voorhees. Mr. Shore stated that if the parties resolved all outstanding issues concerning the transaction documentation, WestRock and MPS would seek to sign a definitive merger agreement during the evening of January 23, with a public announcement of the proposed transaction on the morning of January 24. A representative of Ropes & Gray then provided an update on recent discussions with Cravath and the remaining open issues in the merger agreement. Mr. Shore then updated the directors regarding WestRock’s stated desire to enter into employment agreements with Messrs. Shore and Kaltman prior to the execution of the merger agreement, as well as the steps he intended to take to negotiate his employment agreement with WestRock. The group discussed negotiations concerning those issues, and proposed steps to reach a resolution on the final terms of the merger agreement. The MPS board of directors then agreed to hold another meeting on January 23, ahead of an anticipated signing the evening of January 23. Between January 20 and January 23, 2017, Messrs. Shore and Kaltman negotiated the employment terms included in their respective agreements with WestRock.

On January 23, 2017, the MPS board of directors held a telephonic meeting at which representatives of BofA Merrill Lynch, Ropes & Gray and Conyers were present. A representative of Ropes & Gray reviewed the proposed terms of the merger agreement and the changes to the merger agreement since the prior meeting, and the representatives of Ropes & Gray and Conyers summarized the directors’ fiduciary duties with respect to the potential transaction. Also at this meeting, representatives of BofA Merrill Lynch reviewed with the MPS board of directors their financial analysis of the per share merger consideration and delivered to the MPS board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 23, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $18.00 per share merger consideration to be received in the merger by holders of MPS common shares, was fair, from a financial point of view, to such holders. After discussion, the MPS board of directors determined that the merger agreement, the statutory merger agreement, and the transactions contemplated therein, including the merger, were advisable and in the best interests of MPS and its shareholders, approved, adopted and declared advisable the merger agreement, the statutory merger agreement and the transactions contemplated therein, including the merger, and resolved, subject to the terms of the merger agreement, to recommend that MPS’s shareholders approve the merger agreement, the statutory merger agreement and the transactions contemplated therein, including the merger.

Later in the evening on January 23, 2017, MPS and WestRock executed the merger agreement, and WestRock executed separate voting agreements with affiliates of each of Madison Dearborn and Carlyle.

During the morning on January 24, 2017, WestRock and MPS issued a joint press release announcing the entry into the merger agreement and the voting agreements.

Recommendation of the MPS Board of Directors and Reasons for the Merger

The MPS board of directors recommends that MPS shareholders vote (i) “FOR” the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special general meeting, if necessary or appropriate, to solicit additional proxies if, at the time of the special general meeting, there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger.

At a meeting held on January 23, 2017, the MPS board of directors (1) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, is in the best interests of MPS and its shareholders, (2) approved, adopted and declared advisable the merger agreement, the statutory merger agreement and the merger and (3) resolved that the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger be submitted to MPS’s shareholders for their consideration at the special general meeting.

In reaching its recommendation that MPS shareholders vote for the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, the MPS board of directors consulted with MPS management, BofA Merrill Lynch, Ropes & Gray and Conyers and considered a number of reasons, including the following non-exhaustive list of reasons (not included in any relative order of importance) that the MPS board of directors believes support its determination and recommendation:

•	Business and Financial Condition of MPS. The MPS board of directors considered MPS’s current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects, as well as MPS’s long-range plan. The MPS board of directors weighed the certainty of realizing a compelling value for MPS’s common shares in the merger compared to the uncertainty that trading values would approach the per share merger consideration in the foreseeable future and the risk and uncertainty associated with MPS and its business. The MPS board of directors also believed that the acquisition of MPS by WestRock for $18.00 per MPS share in cash was more favorable to MPS’s shareholders than the alternative of remaining a standalone independent company, because of, among other things, the uncertainty in the market, currency and political landscape.

•	Implied Premium. The MPS board of directors considered that the per share merger consideration represented an approximately 5.4% premium over MPS’s 52-week high close on April 27, 2016 and an approximately 44.2% premium to its 52-week low close on November 11, 2016. In addition, MPS considered that the per share merger consideration represented an approximate 25.2% premium to volume-weighted average trading price for the 30-day trading period leading up to January 20, 2017, the last trading day before MPS entered into the merger agreement, and an approximately 27.5% premium over MPS’s closing share price on December 12, 2016, one day prior to WestRock’s initial offer. The MPS board of directors considered that, in its view, it had obtained WestRock’s best and final offer and that, as of the date of the merger agreement, the per share merger consideration represented the highest per share merger consideration reasonably obtainable.

•	Per Share Merger Consideration. The MPS board of directors considered the fact that 100% of the nominal per share merger consideration will be payable in cash at the closing of the merger, which provides MPS shareholders with immediate liquidity and a high degree of certainty of value.

•	Negotiation Process and Procedural Fairness. The MPS board of directors considered the enhancements that MPS and its advisors were able to obtain as a result of robust arm’s-length negotiations with WestRock, including the increase in the offer price proposed by WestRock from the time of its initial proposal to the end of the negotiations, a lower termination fee than initially proposed by WestRock, and the ability of MPS to terminate the merger agreement to accept a superior proposal.

•	Potentially Interested Counterparties. The MPS board of directors considered in its judgment, after receiving advice from BofA Merrill Lynch and discussing with senior management of MPS, and with the benefit of the investor and industry expertise of the members of the MPS board of directors, (i) there were few, if any, potentially interested alternative counterparties to WestRock that would have interest in and ability to complete a potential transaction with MPS on the financial terms proposed by WestRock, and (ii) should any such potential counterparty be interested in pursuing a transaction on terms more favorable to MPS and its shareholders than those offered by WestRock in connection with the merger, such counterparty would be able to pursue such an offer for MPS, and the MPS board of directors would be able to respond to and accept such an offer, pursuant to the terms of the merger agreement.

•	Strategic Alternatives. The MPS board of directors considered, after discussions with BofA Merrill Lynch, possible alternatives to the merger, including, in addition to the execution of senior management’s standalone plan, growth of MPS through acquisition, and the risks associated with these alternatives. The MPS board of directors determined not to pursue any of those strategic alternatives in light of its belief that the merger is more favorable to MPS’s shareholders than such alternatives. The MPS board of directors also considered its belief that the value offered to holders of MPS common shares in the merger was more favorable to holders of MPS common shares than the potential risk-adjusted value of remaining an independent public company.

•	Certain Management Projections. The MPS board of directors considered certain prospective forecasts for MPS prepared by senior management of MPS, which reflect an application of various commercial assumptions of MPS’s senior management. For further discussion, see the section entitled “—Certain Financial Forecasts” beginning on page 44.

•	BofA Merrill Lynch’s Fairness Opinion and Related Analyses. The MPS board of directors considered the opinion of BofA Merrill Lynch, dated January 23, 2017, to the MPS board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received in the merger by holders of MPS common shares, as more fully described below in the section entitled “Opinion of BofA Merrill Lynch” beginning on page 37.

•	Likelihood of Completion. The MPS board of directors considered the likelihood that the merger would be completed based on, among other things (not listed in any relative order of importance):

•	the fact that the conditions to the closing of the merger are specific and limited in scope;

•	the business reputation and capabilities of WestRock, and the MPS board of directors’ conclusion that WestRock is willing to devote the resources necessary to close the merger in an expeditious manner;

•	WestRock’s financial condition and ability to complete the transaction without requiring additional financing;

•	WestRock’s obligation under the merger agreement to use its reasonable best efforts to obtain the regulatory approvals necessary to consummate the transaction; and

•	MPS’s ability, under certain circumstances specified in the merger agreement, to seek specific performance to prevent breaches of the merger agreement by WestRock and/or Merger Sub and to enforce the terms of the merger agreement.

•	Other Terms of the Merger Agreement. The MPS board of directors considered other terms of the merger agreement, which are more fully described in the section entitled “The Merger Agreement” beginning on page 55. Certain provisions of the merger agreement that the MPS board of directors considered important included:

•	Ability to Respond to Unsolicited Acquisition Proposals. Prior to the time the merger agreement is adopted by MPS’s shareholders, the MPS board of directors may, after determining in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such written proposal constitutes or could reasonably be expected to lead to a superior proposal and that failure to take such action would be inconsistent with the MPS board of directors’ fiduciary duties under Bermuda law, contact the person or group of persons who made the acquisition proposal in order to clarify terms. The MPS board of directors may also furnish information with respect to MPS and its subsidiaries to the person or group of persons who made the acquisition proposal, provided that the information is also given to WestRock.

•

Change of Recommendation in Response to a Superior Proposal; Ability to Accept a Superior Proposal. Prior to the time the merger agreement is adopted by MPS’s shareholders, if the MPS board of directors determines in good faith, after discussion with outside legal counsel, that the failure to make a change of recommendation could reasonably be expected to be inconsistent with the MPS board of directors’ fiduciary duties under Bermuda law, it may change, withhold, withdraw, qualify or modify its recommendation that the MPS shareholders vote for the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger, MPS shall provide WestRock with notice of the intention to make a change of recommendation at least three (3) business days in advance of taking such action. Within these three (3) business days, WestRock may, at its own discretion, negotiate in good faith with MPS. If there is an amendment to any material term in the superior proposal, WestRock shall be given (2) business days notice to renegotiate. If after such negotiations, MPS determines in good faith, after consultation with outside legal counsel, that it would continue to be inconsistent with the MPS board of directors’ fiduciary duties not to effect a change of recommendation and, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the acquisition proposal received by MPS would continue to constitute a superior proposal, in each case, if any changes offered in writing by WestRock were given effect, MPS may terminate the merger agreement and enter into an alternative acquisition agreement with respect to a superior proposal, subject to performance of its obligations to pay WestRock the termination fee of $42.4 million, which the MPS board of directors determined was a reasonable termination fee to be paid to WestRock by MPS should MPS accept a superior proposal (as more fully described in the sections entitled “The Merger Agreement—No Solicitation” and “The Merger Agreement—Discussions; Notice of Acquisition Proposals” and “The Merger Agreement—Adverse Recommendation Change” and “The Merger Agreement—Termination Fee”). Additionally, the voting agreements will automatically expire if MPS terminates the merger agreement in order to accept a superior proposal.

•	Material Adverse Effect. The number and type of matters that are specifically excluded from being considered in determining whether a material adverse effect has occurred.

•	End Date. The end date under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger, while minimizing the length of time during which MPS would be required to operate subject to the restrictions on interim operations set forth in the merger agreement.

•	Cooperation. The merger agreement requires WestRock to use its reasonable best efforts to consummate the merger, and sets forth agreed actions with respect to WestRock’s obligations to obtain requisite approvals to consummate the merger.

•	Appraisal Rights. MPS shareholders have a right to demand appraisal of their MPS common shares and receive payment of the “fair value” of such MPS common shares pursuant to Section 106(6) of the Companies Act in lieu of the per share merger consideration if they comply with Section 106 of the Companies Act. Additionally, the merger agreement does not include any closing conditions related to the exercise of appraisal rights by MPS shareholders.

•	Shareholder Approval. The merger, the merger agreement and the statutory merger agreement are subject to approval by MPS’s shareholders.

The MPS board of directors also considered a variety of potentially negative reasons in its deliberations concerning the merger agreement and the merger, including the following (not included in any relative order of importance):

•	No Ongoing Equity Interest in MPS. The merger would preclude MPS’s shareholders from having the opportunity to directly participate in the future performance of MPS’s assets and any potential future appreciation of the value of MPS common shares.

•	Transaction Process. After reviewing the pros and cons of doing so, the MPS board of directors, in its business judgment, decided not to solicit inquiries from third parties concerning potential interest in acquiring MPS before entering into the merger agreement.

•	Inability to Solicit Other Takeover Proposals. There is a covenant in the merger agreement prohibiting MPS from directly or indirectly soliciting, seeking, initiating, encouraging, facilitating, or taking actions that would lead to other potential acquisition proposals. The MPS board of directors also considered the fact that the right afforded to WestRock under the merger agreement to re-negotiate the merger agreement in light of acquisition proposals that the MPS board of directors determines in good faith are superior proposals may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, MPS.

•	MPS Termination Fee. The MPS board of directors considered the fact that MPS may be required to pay a termination fee if the merger agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless MPS entered into a more favorable transaction. The MPS board of directors also recognized that the provisions in the merger agreement relating to these fees were insisted upon by WestRock as a condition to entering into the merger agreement.

•	Effect of Announcement. The MPS board of directors considered the effect of the public announcement of the transaction on MPS’s operations, MPS’s common share price and employees, as well as its ability to attract and retain key personnel while the proposed transaction is pending and the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby.

•	Interim Operating Covenants. The MPS board of directors considered that the merger agreement imposes restrictions on the conduct of MPS’s business prior to the consummation of the merger, requiring MPS to use its reasonable efforts to conduct its business in the ordinary course, and that may limit MPS from taking specified actions, subject to specific limitations, which may delay or prevent MPS from undertaking business opportunities that may arise pending consummation of the merger.

•	Risks the Merger May Not Be Completed. The MPS board of directors considered the fact that, while MPS expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied. The MPS board of directors also considered the risks and costs to MPS if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, customers, partners, licensees and others that do business with MPS and the potential effect on the trading price of the MPS common shares.

•	Transaction Costs. The MPS board of directors considered the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of MPS’s business.

•	Potential Conflicts of Interest. The MPS board of directors considered the potential conflict of interest created by the fact that certain of MPS’s executive officers and directors have financial interests in the transactions contemplated by the merger agreement, including the merger, that may be different from or in addition to those of other MPS shareholders, as more fully described in the section entitled “—Interests of Certain Directors and Executive Officers of MPS” beginning on page 45.

•	Regulatory Approval. The MPS board of directors considered the risks associated with the potential need to make antitrust filings, and obtain antitrust consents and approvals, in the United States, Canada, China, the European Union, and Mexico.

•	Tax Treatment. The MPS board of directors considered the fact that receipt of the per share merger consideration generally would be taxable to MPS’s shareholders that are U.S. holders for U.S. federal income tax purposes.

The MPS board of directors believed that, overall, the potential benefits of the merger to MPS shareholders outweighed the risks, and that the merger represented the most attractive alternative for MPS shareholders.

The foregoing discussion of reasons considered by the MPS board of directors in connection with the merger is not intended to be exhaustive, but summarized the material reasons considered. In light of the variety of reasons considered in connection with its evaluation of the merger, the MPS board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Moreover, each member of the MPS board of directors applied their own personal business judgment to the process and may have given different weight to different reasons. The MPS board of directors did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support their ultimate determination and recommendation.

Opinion of BofA Merrill Lynch

MPS has retained BofA Merrill Lynch to act as MPS’s financial advisor in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. MPS selected BofA Merrill Lynch to act as MPS’s financial advisor in connection with the merger on the basis of, among other things, BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with MPS and its business.

On January 23, 2017, at a meeting of the MPS board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the MPS board of directors an oral opinion, which was confirmed by delivery of a written opinion dated January 23, 2017, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the per share merger consideration to be received in the merger by holders of MPS common shares was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion to the MPS board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex D to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the MPS board of directors for the benefit and use of the MPS board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MPS or in which MPS might engage or as to the underlying business decision of MPS to proceed with or effect the merger. BofA Merrill Lynch’s opinion does not constitute a recommendation to any shareholder as to how to vote or act in connection with the proposed merger or any related matter.

In connection with rendering its opinion, BofA Merrill Lynch:

(i)	reviewed certain publicly available business and financial information relating to MPS;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of MPS furnished to or discussed with BofA Merrill Lynch by the management of MPS, including a certain financial forecast relating to MPS prepared by the management of MPS (such forecast, the “MPS Forecast”);

(iii)	discussed the past and current business, operations, financial condition and prospects of MPS with members of senior management of MPS;

(iv)	reviewed the trading history for MPS common shares and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(v)	compared certain financial and stock market information of MPS with similar information of other companies BofA Merrill Lynch deemed relevant;

(vi)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(vii)	reviewed a draft, dated January 22, 2017, of the merger agreement, or the “Draft Agreement”; and

(viii)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of MPS that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MPS Forecast, BofA Merrill Lynch was advised by MPS, and assumed, that it was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MPS as to the future financial performance of MPS. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MPS, nor did it make any physical inspection of the properties or assets of MPS. BofA Merrill Lynch did not evaluate the solvency or fair value of MPS or WestRock under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of MPS, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on MPS or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of MPS, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the per share merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of MPS or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the per share merger consideration to be received by the holders of MPS common shares and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the per share merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to MPS or in which MPS might engage or as to the underlying business decision of MPS to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter. Except as described above, MPS imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by a fairness opinion review committee of BofA Merrill Lynch.

The discussion set forth below in the section entitled “—MPS Financial Analyses” represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the MPS board of directors in connection with its opinion, dated January 23, 2017. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

MPS Financial Analyses.

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed publicly available financial and stock market information for MPS and nine selected publicly traded companies in the packaging and containers industry. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of MPS was based on the MPS Forecast. The nine selected publicly traded companies include:

•	Amcor Limited

•	AptarGroup, Inc.

•	Bemis Company, Inc.

•	Berry Plastics Group, Inc.

•	CCL Industries Inc.

•	Graphic Packaging Holding Company

•	Multi-Color Corporation

•	Sealed Air Corporation

•	WestRock Company

For purposes of the analysis, BofA Merrill Lynch analyzed the following statistics for MPS and each of the selected publicly traded companies for comparison purposes:

•	estimated calendar year 2016 to estimated calendar year 2018 earnings before interest, taxes, depreciations and amortization (“EBITDA”) compound annual growth rate (“CAGR”), each case adjusted for any announced acquisitions expected to close in 2017; and

•	estimated calendar year 2017 EBITDA margin.

The following table sets forth the underlying observed data for each of the statistics considered:

	High(1)	Low(1)	Mean(1)	Median(1)	MPS
CY2016E–CY2018E EBITDA CAGR	6.5%	3.3%	4.8%	4.8%	1.9%
CY2017E EBITDA Margin	20.8%	15.3%	17.9%	17.9%	15.1%

(1)	Excludes MPS

BofA Merrill Lynch reviewed the enterprise value (“EV”) of MPS and each of the selected publicly traded companies, calculated as the market value of equity based on closing stock prices on January 20, 2017, plus debt, plus non-controlling interest, less cash and marketable securities, as a multiple of calendar year 2017 estimated EBITDA, in each case adjusted for any announced acquisitions expected to close in 2017. The observed high and low multiples were 11.2x and 7.8x, respectively. The observed mean and median multiples, excluding MPS, were 9.9x and 10.4x, respectively. After taking into consideration the observed data for the selected publicly traded companies and for MPS, BofA Merrill Lynch then applied EV to calendar year 2017 estimated EBITDA multiples of 8.0x to 10.5x derived from the selected publicly traded companies to MPS’s calendar year 2017 estimated EBITDA from the MPS Forecast. This analysis indicated the following approximate implied per share equity value reference range for MPS (rounded to the nearest $0.05), as compared to the per share merger consideration:

EV/CY2017E EBITDA	Per Share Merger Consideration
$14.95 – $23.00	$18.00

No company used in this analysis is identical or directly comparable to MPS. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which MPS was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following fourteen selected transactions involving companies in the packaging and containers industry:

Announcement Date	Acquiror	Target
4/25/16	• Ardagh Group SA	• Ball Corporation / Rexam Plc Divested Assets

6/8/15	• Apollo Global Management LLC	• Verallia SA (Saint-Gobain)

5/13/15	• Owens-Illinois Inc.	• Vitro SAB de CV – Food & Beverage Glass Containers

2/19/15	• Ball Corporation	• Rexam Plc

1/26/15	• Rock-Tenn Co.	• MeadWestvaco Corporation

12/14/14	• Graphic Packaging Holding Corporation	• Cascades Inc.’s folding carton assets

11/12/14	• Essentra Plc	• Clondalkin Group – Specialist Packaging Segment

9/1/14	• Crown Holdings, Inc.	• EMPAQUE

2/14/14	• Graphic Packaging Holding Corporation	• Benson Group

10/31/13	• Crown Holdings, Inc.	• Mivisa Envases, S.A.U.

7/8/13	• Madison Dearborn Partners, LLC	• Multi Packaging Solutions Inc.

3/19/13	• Essentra plc	• Contego Healthcare Limited (Platinum Equity)

11/12/12	• Graphic Packaging Holding Corporation	• Contego Packaging Holdings, Ltd.’s European Food Carton Business

10/2/12	• Platinum Equity, LLC	• BWAY Parent Company, Inc.

BofA Merrill Lynch reviewed each target company’s enterprise value, as reported in publicly available information, as a multiple of the target company’s last twelve months (“LTM”) EBITDA, other than the acquisition of Clondalkin Group’s Specialist Packing Segment by Essentra plc and the acquisition of EMPAQUE by Crown Holdings, Inc., for which LTM EBITDA was not available. BofA Merrill Lynch instead considered Clondalkin Group’s Specialist Packing Segment’s 2013 actual EBITDA and EMPAQUE’s 2014 projected EBITDA in each case as reported in publicly available information. The observed high and low multiples were 10.3x and 6.6x, respectively. The observed mean and median multiples were 8.2x and 8.0x, respectively. BofA Merrill Lynch then applied EV to LTM EBITDA multiples of 7.5x to 9.5x derived from the selected transactions to MPS’s LTM EBITDA as of September 30, 2016. Financial data of the selected transactions and MPS were based on publicly available information at the time of announcement of the relevant transaction, and estimated financial data of MPS was based on the MPS Forecast. This analysis indicated the following approximate implied per share equity value reference range for MPS (rounded to the nearest $0.05), as compared to the per share merger consideration:

EV/LTM (9/30/16) EBITDA	Per Share Merger Consideration
$11.75 – $17.75	$18.00

No company, business or transaction used in this analysis is identical or directly comparable to MPS or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which MPS and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of MPS using the perpetuity growth method to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that MPS was forecasted to generate during MPS’s third quarter of fiscal year 2017 through fiscal year 2019 and the estimated present value of certain U.S. federal net operating losses (“NOLs”) MPS was forecasted to realize during MPS’s fiscal year 2017 through fiscal year 2032, in each case based on the MPS Forecast. BofA Merrill Lynch calculated terminal values for MPS by applying selected perpetuity growth rates of 0.5% to 1.5% to MPS’s terminal year estimated unlevered, after-tax free cash flows. The cash flows, U.S. federal NOLs and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 8.2% to 9.8%, which were based on an estimate of MPS’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for MPS (rounded to the nearest $0.05), as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range for MPS	Per Share Merger Consideration
$12.70 – $20.80	$18.00

BofA Merrill Lynch also performed a discounted cash flow analysis of MPS using the terminal multiple method to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that MPS was forecasted to generate during MPS’s third quarter of fiscal year 2017 through fiscal year 2019 and the estimated present value of certain U.S. federal NOLs MPS was forecasted to realize during MPS’s fiscal year 2017 through fiscal year 2032, in each case based on the MPS Forecast. BofA Merrill Lynch calculated terminal values for MPS by applying terminal forward multiples of 7.5x to 9.5x to MPS’s fiscal year 2019 estimated EBITDA. The cash flows, federal NOLs and terminal values were then discounted to present value as of December 31, 2016 using discount rates ranging from 8.2% to 9.8%, which were based on an estimate of MPS’s weighted average cost of capital. This analysis indicated the following approximate implied per share equity value reference range for MPS (rounded to the nearest $0.05), as compared to the per share merger consideration:

Implied Per Share Equity Value Reference Range for MPS	Per Share Merger Consideration
$14.80 – $21.30	$18.00

Other Factors.

BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s material financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices and trading volumes of MPS common shares during the 52-week period ended January 20, 2017, which indicated low and high closing prices of MPS common shares during such period of approximately $12.48 to $17.07, as compared to the per share merger consideration of $18.00;

•	publicly available Wall Street research analysts’ share price targets for MPS common shares, which indicated a target share price range for MPS common shares of approximately $13.20 to $16.00 per share, as compared to the per share merger consideration of $18.00;

•	the MPS EV to LTM EBITDA multiple, the MPS EV to next twelve months (“NTM”) EBITDA multiple and the selected publicly traded companies’ EV to NTM EBITDA multiple between November 15, 2015 (the first date of consensus estimates for MPS following its initial public offering) and January 20, 2017;

•	the selected publicly traded companies’ EV to NTM EBITDA multiple over the ten-year period ended January 20, 2017; and

•	the implied premium of the per share merger consideration to certain historical trading prices of MPS common shares.

Miscellaneous

As noted above, the discussion set forth above in the section entitled “MPS Financial Analyses” is a summary of the financial analyses presented by BofA Merrill Lynch to the MPS board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of MPS and WestRock. The estimates of the future performance of MPS and WestRock in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the per share merger consideration and were provided to the MPS board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of MPS.

The type and amount of consideration payable in the merger was determined through negotiations between MPS and WestRock, rather than by any financial advisor, and was approved by the MPS board of directors. The decision to enter into the merger agreement was solely that of the MPS board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the MPS board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the MPS board of directors or management with respect to the merger or the per share merger consideration.

MPS has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee currently estimated to be approximately $23.2 million, $1.5 million of which was payable in connection with its opinion and the balance of which is contingent upon the completion of the merger. MPS also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MPS, WestRock and certain of their respective affiliates (including, with respect to MPS, Carlyle and Madison Dearborn (collectively, the “Sponsors”) and their respective affiliates and portfolio companies).

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MPS and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner to MPS in connection with its initial public offering and an equity follow-on offering, and (ii) having acted or acting as a bookrunner and mandated arranger for, and/or as a lender to, MPS for one or more credit facilities. From January 1, 2015 to December 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from MPS and its affiliates of approximately $6 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to WestRock and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to WestRock in connection with its spin-off of its specialty chemicals businesses, (ii) having acted or acting as a bookrunner, co-lead arranger for, and/or as a lender (including a swing line lender and a letter of credit lender) to, WestRock for one or more credit facilities, and (iii) having provided or providing certain treasury and trade management services and products to WestRock. From January 1, 2015 to December 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from WestRock and its affiliates (which include its subsidiaries MeadWestvaco Corporation (“MWV”) and Rock-Tenn Company which merged to form WestRock effective July 1, 2015, in which merger BofA Merrill Lynch acted as financial advisor to MWV) of approximately $45 million for investment and corporate banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Sponsors, affiliates of MPS, and certain of their respective affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to the Sponsors and certain of their respective affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for the Sponsors and certain of their respective affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by the Sponsors and certain of their respective affiliates and portfolio companies and (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services, and treasury and trade management services and products to the Sponsors and certain of their respective affiliates and portfolio companies. From January 1, 2015 to December 31, 2016, BofA Merrill Lynch and its affiliates derived aggregate revenues from Carlyle and Madison Dearborn and certain of their respective affiliates and portfolio companies (other than MPS) of approximately $60 million and $20 million, respectively, for investment and corporate banking services.

Certain Financial Forecasts

MPS does not, as a matter of course, publicly disclose long-term projections about its future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though MPS has in the past provided investors with qualitative financial guidance, which it may update from time to time during the relevant year. However, in connection with the MPS board of directors’ evaluation of a potential transaction with WestRock and other potential strategic alternatives, MPS management provided the MPS board of directors and its advisors with certain non-public, unaudited and prospective financial information, which we refer to as the Management Forecast. MPS management also provided the Management Forecast to BofA Merrill Lynch in connection with the rendering of its fairness opinion to the MPS board of directors and in performing the related financial analyses.

The Management Forecast was not prepared with a view to public disclosure and is included in this proxy statement only because such information was made available as described above. The Management Forecast was not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Management Forecast and, accordingly, assumes no responsibility for, and expresses no opinion on, the Management Forecast. The Management Forecast included in this proxy statement has been prepared by, and is the responsibility of, our management. The Management Forecast was prepared solely for internal use of the MPS Board of Directors and its advisors, and is subjective in many respects.

Although a summary of the Management Forecast is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Forecast was prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Forecast not to be achieved include, but are not limited to, general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. For additional information on reasons that may cause MPS’s future results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.

In addition, the Management Forecast, which is a forward-looking statement, does not take into account any circumstances or events occurring after the date that they were prepared and does not account for the consummation of the merger. As a result, there can be no assurance that the Management Forecast will be realized, and actual results may be materially better or worse than those contained in the Management Forecast. The inclusion of this information should not be regarded as an indication that the MPS board of directors, MPS, BofA Merrill Lynch or any other recipient of this information considered, or now considers, the Management Forecast to be material information of MPS or predictive of actual future results. Nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Management Forecast is not included in this proxy statement in order to induce any shareholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting, or to influence any shareholder to make any investment decision with respect to the merger, including whether to seek appraisal rights with respect to MPS common shares.

The Management Forecast should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding MPS contained in our public filings with the SEC.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Forecast to reflect circumstances existing after the date when MPS prepared the Management Forecast or to reflect the occurrence of future events or changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Management Forecast, shareholders are cautioned not to rely on the Management Forecast included in this proxy statement.

Certain of the measures included in the Management Forecast may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by MPS may not be comparable to similarly titled amounts used by other companies.

The following table reflects selected measures from, or generated using, the Management Forecast prepared by MPS management and, at MPS’s direction, used by BofA Merrill Lynch in connection with the rendering of its fairness opinion to the MPS board of directors and in performing the related financial analyses summarized under “—Opinion of MPS’s Financial Advisor.” WestRock received the Management Forecast prior to signing the merger agreement.

Fiscal Year Ending June 30,
(Dollars in millions, except per share data)	2017E	2018E	2019E
Net Sales	$1,561	$1,617	$1,631
Net Income	$54	$88	$103
EBITDA(1)	$238	$270	$274
Depreciation	$67	$65	$64
Amortization	$51	$48	$41
EBIT(1)	$120	$157	$169
Capital expenditures	$60	$58	$58

(1)	EBITDA is defined as net income excluding net interest expense, income tax expense, depreciation and amortization. EBIT is defined as net income excluding net interest expense and income tax expense. EBIT and EBITDA are non-GAAP financial measures and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

Interests of Certain Directors and Executive Officers of MPS

MPS’s directors and executive officers may have interests in the merger that may be different from or in addition to those of MPS shareholders generally. The MPS board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be approved by the MPS shareholders.

If the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger is approved by our shareholders and the merger closes, under the terms of the merger agreement any MPS common shares held by our directors and executive officers will be treated in the same manner as issued and outstanding MPS common shares held by all other MPS shareholders entitled to receive the per share merger consideration.

Treatment of MPS Equity Awards

As described further in the section titled “The Merger Agreement—Exchange and Payment Procedures and Restricted Stock Units” beginning on page 57, MPS equity awards held by MPS’s directors and executive officers that are outstanding as of immediately prior to the effective time of the merger will generally be subject to the following treatment:

•	Each MPS restricted stock award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (less applicable withholding taxes, if any) equal to the product of (i) the per share merger consideration of $18.00, and (ii) the total number of MPS common shares subject to such MPS restricted stock award.

•	Each MPS performance-based stock unit award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (less applicable withholding taxes, if any) equal to the product of (i) the per share merger consideration of $18.00, and (ii) the total number of MPS common shares subject to such MPS performance-based stock unit award (assuming that satisfaction of the performance-based vesting conditions are calculated as of the effective date of the merger as set forth in the relevant performance-based stock unit award agreement).

•	Each MPS time-based stock unit award that is outstanding as of immediately prior to the effective time of the merger will be assumed by WestRock and converted into an award of restricted stock units of WestRock with respect to a number of shares of WestRock common stock, par value $0.01 per share, equal to the product of (i) the per share merger consideration of $18.00, and (ii) the total number of MPS common shares subject to such MPS time-based stock unit award divided by the average of the volume weighted average price per share of WestRock common stock on the NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by WestRock and MPS) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the effective date.

The following table sets forth the number of shares of unvested MPS restricted stock and unvested MPS performance-based stock units held by each MPS director and executive officer and the cash amounts payable (on a pre-tax basis) in respect thereof, assuming that the completion of the merger occurs on May 31, 2017. The amounts reflected in the table below are based on the number of unvested MPS restricted stock awards and unvested MPS performance-based stock units held by the MPS directors and executive officers as of February 15, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement but excluding any additional grants that may be made following such date. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the merger.

Name	Unvested MPS Restricted Stock (#)	Unvested MPS Restricted Stock ($)	Unvested MPS Performance- Based stock unit (#)(1)	Unvested MPS Performance- Based stock unit ($)	Total ($)
Marc Shore	—	—	86,441	1,555,938	1,555,938
Dennis Kaltman	—	—	40,679	732,222	732,222
Rick Smith	—	—	7,500	135,000	135,000
William H. Hogan	—	—	20,340	366,120	366,120
Ross Weiner	3,903	70,254	3,000	54,000	124,254

(1)	The number of unvested MPS performance-based stock units assumes a payout at 150% of target, which is the maximum possible payout under the terms of the awards and the merger agreement.

MPS directors and executive officers also held the following number of unvested MPS time-based stock units as of February 15, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement, and excluding any additional grants that may be made following such date: Marc Shore: 132,533; Dennis Kaltman: 57,080; Rick Smith: 19,981; William H. Hogan: 28,540; and Ross Weiner: 2,000. These MPS time-based stock units will be converted into WestRock restricted stock units rather than canceled and terminated in exchange for cash. Payments in respect of these MPS time-based stock units are “double-trigger” in that they will be paid only if the holder experiences a qualifying termination of employment following the closing date, or if the awards otherwise vest in accordance with their terms.

Mustang Equity Interests

Messrs. Shore, Hogan and Kaltman previously received or purchased certain incentive units and common units in Mustang Investment Holdings L.P., referred to as Holdings, in connection with the acquisition of Multi Packaging Solutions, Inc. by Madison Dearborn in August 2013 and the subsequent combination transaction between a fund affiliated with Madison Dearborn and a fund affiliated with Carlyle and Chesapeake Finance 2 Limited in November 2013. The incentive and common units received or purchased by Messrs. Shore, Hogan and Kaltman vested in full in connection with the consummation of our initial public offering in October 2015, and Messrs. Shore, Hogan and Kaltman continue to hold fully vested interests in Holdings, in the form of common share equivalents, in respect of such prior equity awards.

Employment Agreements

Each of Messrs. Shore and Smith currently has an employment agreement with MPS or a subsidiary thereof that provides for certain compensation and benefits in the event of a qualifying termination of their employment. None of Messrs. Hogan, Kaltman or Weiner currently have any entitlement to severance or other post-termination benefits, except as required by law. However, in connection with entering into the merger agreement, Messrs. Shore and Kaltman negotiated new employment agreements with WestRock that are subject to and will become effective as of the closing of the merger.

Current Employment Agreements with Messrs. Shore and Smith

Pursuant to his employment agreement currently in effect, Mr. Shore is entitled to receive severance in the event that his employment is terminated by us without “cause” or he resigns for “good reason” (generally defined as (i) our failure to pay any compensation or provide any benefits to which he is entitled under his employment agreement, (ii) a change in his title to a lesser title or a reduction in his responsibilities to a level materially inconsistent with the titles he holds, (iii) failure to cause Mr. Shore to be elected to the MPS board of directors, (iv) a change in Mr. Shore’s principal place of work to a location other than in New York, New York, Westchester County, New York, or Fairfield County, Connecticut or (v) a sale of all or substantially all of our equity securities and/or assets to International Paper Company). Subject to his timely execution of a release of claims in our favor, Mr. Shore would be entitled to receive (1) a pro-rata bonus for the year of his termination, (2) his annual base salary through the first anniversary of the date of termination, and (3) if Mr. Shore elects COBRA continuation of health coverage, payment by us of his COBRA premiums through the first anniversary of the date of termination. Upon the closing of the merger, this agreement with Mr. Shore is to terminate and be replaced by the employment agreement described below.

Pursuant to his employment agreement, MPS UK Limited is required to provide Mr. Smith with twelve months’ notice of any termination of his employment (other than due to gross misconduct, gross negligence or other substantial grounds justifying immediate dismissal) or, in lieu of any portion of such notice period, MPS UK Limited can terminate Mr. Smith’s employment immediately in exchange for a payment equal to his base salary for the remainder of the notice period. As of the date hereof, Mr. Smith’s agreement is expected to remain in effect following the closing of the merger.

Based on Messrs. Shore’s and Smith’s compensation levels as of the date of this proxy statement and assuming that the merger closes on May 31, 2017 and the executives experience a qualifying termination of employment on the date immediately prior to the closing date of the merger, Mr. Shore would be eligible to receive cash severance equal to $1,824,800 (plus an estimated $18,000 in respect of his COBRA premiums), and Mr. Smith would be eligible to receive cash severance equal to $239,736.

New Employment Agreements with Messrs. Shore and Kaltman

On January 23, 2017, in connection with the merger negotiations, Messrs. Shore and Kaltman entered into employment agreements with WestRock that will become effective upon the closing date, subject to the closing of the merger. Mr. Shore’s new employment agreement will replace his employment agreement described above. Each employment agreement has a three-year term, commencing on the closing date, and will automatically renew for one-year periods unless 12 months’ notice is given by either party.

The employment agreements entitle Messrs. Shore and Kaltman to an initial base salary of $750,000 and $500,000, respectively, subject to annual review for increase, and a target annual bonus opportunity equal to the executive’s initial base salary. Each executive will be eligible to participate in the health, retirement, disability and other similar employee benefit plans that other senior-level employees of WestRock and its subsidiaries are generally eligible.

Messrs. Shore and Kaltman will also each receive (i) a one-time grant of service-based restricted stock units with an aggregate grant date target value of $2,400,000 and $750,000, respectively, which will be eligible to vest in three equal installments on the first, second and third anniversaries of the closing date; and (ii) on an annual basis, long-term incentive compensation with an aggregate grant date target value of $1,500,000 and $750,000, respectively, subject to proration for the year in which the merger occurs, and subject to the same performance measures and vesting schedules as awards granted to other senior-level employees of WestRock and its subsidiaries.

The employment agreements also contain restrictive covenants, including non-competition provisions that apply during and for one year following their termination of employment, non-solicitation and non-hire provisions that apply during and for two years following their termination of employment, and non-interference provisions with respect to suppliers, licensees and others with whom we may have business relationships during and for two years following their termination of employment.

Each of Messrs. Shore and Kaltman will be eligible to receive severance pursuant to his new employment agreement if his employment is terminated without “cause” or if he resigns for “good reason” (generally defined as (i) WestRock’s failure to pay compensation or provide benefits to which he is entitled under his employment agreement, (ii) a change in his title to a lesser title or reduction of his responsibilities to a level materially inconsistent with the titles he holds or (iii) a change in his principal place of work to a location other than in New York City, Westchester County, New York or Fairfield County, Connecticut). Subject to his timely execution of a release of claims in WestRock’s favor, each executive would be entitled to receive (1) a pro-rata bonus for the year of his termination, (2) his annual base salary through the first anniversary of the date of termination, (3) pro- rata vesting of restricted stock units and long-term incentive awards (subject to any applicable performance conditions), and (4) if the executive elects COBRA continuation of health coverage, payment by WestRock of his COBRA premiums through the first anniversary of the date of termination.

The employment agreements provide for a “best-net” Section 280G cutback, whereby payments or benefits to which the executive may become entitled in connection with a change in control are limited to the safe-harbor amount under Section 280G of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, if it would be more favorable to the executive on an after-tax basis to reduce his payments to the safe-harbor amount than to receive the full payments and benefits and pay an excise tax under Section 4999 of the Code.

Assuming that the merger closes on May 31, 2017 and the executives experience a qualifying termination of employment immediately following the closing of the merger, Mr. Shore would be eligible to receive cash severance equal to $750,000 (plus an estimated $18,000 in respect of his COBRA premiums), and Mr. Kaltman would be eligible to receive cash severance equal to $500,000 (plus an estimated $18,000 in respect of his COBRA premiums). Although the employment agreements with Messrs. Shore and Kaltman provide that, in the event of a qualifying termination of employment, each executive would receive a pro-rata bonus (based on the WestRock board of directors’ assessment of achievement of performance goals), in connection with the closing of the merger, all participants in MPS’s annual bonus plan will be paid pro-rata bonuses based on performance through the closing date of the merger (as described below in the section entitled “Interests of Certain Directors and Executive Officers of MPS—Benefits Arrangements)”. Therefore, if Messrs. Shore or Kaltman were to experience a qualifying termination of employment immediately following the closing of the merger, they would not be eligible to receive any additional bonus payment as severance. Accordingly, no such amount has been included in the cash severance total.

To the best of our knowledge, except as described in the section entitled “Interests of Certain Directors and Executive Officers of MPS—Employment Agreements,” no employment or other agreement, arrangement or understanding between any director or executive officer of MPS, on the one hand, and WestRock or MPS, on the other hand, existed as of the date of this proxy statement, and neither the merger nor any related transaction is conditioned upon any director or executive officer of MPS entering into any such agreement, arrangement or understanding.

Benefit Arrangements

As described under “The Merger Agreement–Employee Matters,” the merger agreement requires WestRock to continue to provide certain compensation and benefits following the completion of the merger to all non-unionized MPS employees, including MPS’s executive officers, who remain employed by WestRock following completion of the merger. In addition, in connection with the closing of the merger, MPS will pay pro-rata cash bonuses to employees, including our executive officers, for the portion of the year then completed, based on a determination by the MPS board of directors, or a committee thereof, of the achievement and anticipated achievement of the applicable performance targets as of such date. Assuming that the merger closes on May 31, 2017 and the MPS board of directors (or a committee thereof) determines that performance would have been achieved at the maximum level, the amount of the pro-rata bonus for each of our executive officers would be as follows: Marc Shore: $1,250,953; Dennis Kaltman: $561,000; Rick Smith: $119,989; William Hogan: $448,800; and Ross Weiner: $88,037.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, MPS’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement— Indemnification, Exculpation and Insurance of Directors and Executive Officers” beginning on page 72 for a description of such ongoing indemnification and coverage obligations.

For further information with respect to the arrangements between MPS and its named executive officers, see the information included under “Proposal 2: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements” beginning on page 84.

Financing of the Merger

WestRock expects to finance the merger through cash on hand, available lines of credit and other sources of immediately available funds. At WestRock’s request, MPS will use its commercially reasonable efforts to cause its representatives to cooperate with WestRock (such as by furnishing MPS’s financial statements, assisting in the preparation of marketing and syndication materials, participating in road shows and drafting sessions, and obtaining customary comfort letters) in connection with WestRock obtaining debt financing to fund the merger and related fees and expenses. The obligations of WestRock and Merger Sub under the merger agreement are not conditioned in any manner upon their ability to obtain financing (or upon any cooperation by MPS in respect of any financing).

Closing and Effective Time of the Merger

The closing of the merger is expected to take place no later than the third business day following the satisfaction or (to the extent permitted by applicable law) waiver of all the conditions precedent set forth in the merger agreement that are susceptible to satisfaction prior to the closing (described in the section of this proxy statement titled “The Merger Agreement—Effects of the Merger; Closing; Effective Time” beginning on page 55) unless otherwise agreed to in writing by the parties.

The merger will become effective upon the date specified in the certificate of merger issued by the Registrar. Under the terms of the merger agreement, MPS, WestRock and Merger Sub have agreed that they will request the Registrar to provide in the certificate of merger that the effective time will be the closing date of the merger.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of MPS common shares whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of MPS common shares as “capital assets” within the meaning of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., state, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Bermuda law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•	Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

•	Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Holders that received their MPS common shares in a compensatory transaction; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of MPS common shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of MPS common shares and partners therein should consult their tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of MPS common shares who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of MPS common shares pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Passive Foreign Investment Company (“PFIC”)

In general, a foreign corporation will be treated as a PFIC during a given year if (i) 75% or more of its gross income constitutes “passive income” or (ii) 50% or more of its assets produce (or are held for the production of) passive income. For purposes of the PFIC determination, a non-U.S. corporation is generally treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly or indirectly, more than 25% (by value) of the corporation’s shares. Passive income generally includes interest, dividends, annuities and other investment income.

Based on the past and anticipated market price of MPS common shares, and the past, current and anticipated composition of its and its subsidiaries’ income, assets and operations, MPS does not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year. This is a factual determination, however, that depends, among other things, on the composition of MPS’s and its subsidiaries’ income and assets, the fair market value of such assets and the market value of MPS common shares, and thus the determination can only be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the taxable year of the merger. The PFIC rules are complex, and each U.S. holder should consult their own tax advisors regarding the classification of MPS as a PFIC, and the effect of the PFIC rules on such U.S. holder.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of MPS common shares who or that is not a U.S. Holder or an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

The gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	Such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•	MPS is or has been a “United States real property holding corporation” as such term is defined in the Code (“a USRPHC”), at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder’s holding period with respect to the applicable MPS common shares, or the relevant period, and, if MPS common shares are regularly traded on an established securities market (within the meaning of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of MPS common shares at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. MPS believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the anticipated date of completion of the merger.

Backup Withholding and Information Reporting

A holder may be subject to information reporting and backup withholding with respect to the amount of cash received in the merger. Backup withholding of tax generally applies if a holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. In order to avoid backup withholding, U.S. Holders generally must complete the IRS Form W-9 that is included in the Letter of Transmittal and Non-U.S. Holders generally must complete an appropriate IRS Form W-8 in accordance with the instructions to the appropriate form.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Regulatory Approvals for the Merger

General

MPS and WestRock have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required or advisable to consummate the merger and the other transactions contemplated by the merger agreement provided that WestRock and its subsidiaries will not be required to take any action to divest or discontinue (i) any products, services, assets, businesses or contractual arrangements of MPS or its subsidiaries, if such action would reasonably expected to have a material adverse effect on MPS and its subsidiaries, taken as a whole, or (ii) any products, services, assets, businesses or contractual arrangements of WestRock or its subsidiaries, and MPS may not take any such action without WestRock’s prior written consent. These approvals include approval under the HSR Act and the competition laws of Canada, China, European Union, and Mexico. Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until MPS and WestRock each file a Notification and Report Form with the Premerger Notification Office of the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. MPS and WestRock filed their respective HSR Act notifications on February 6, 2017, requesting early termination of the applicable waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Canada Antitrust Matters

Under the Competition Act, the merger may not be completed until a notification has been filed with the Commissioner of Competition, which we refer to as the Commissioner, and the applicable waiting period has expired or been terminated or waived by the Commissioner. The initial waiting period under the Competition Act expires on the 30th calendar day following filing with the Commissioner, unless the Commissioner issues a request for additional information during the initial waiting period. The Commissioner will analyze the information in the notification and can consult with third parties. Upon completion of his investigation, the Commissioner can decide not to challenge the transaction, seek to enjoin the completion of the transaction or seek certain remedies, such as the divestiture of assets.

China Antitrust Matters

Under the Chinese Anti-Monopoly Law of 2008, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by the Ministry of Commerce of the People’s Republic of China, which we refer to as MOFCOM. WestRock, with the assistance of MPS, will submit draft notifications to MOFCOM of the transaction, assuming jurisdictional thresholds are met.

E.U. Antitrust Matters

Under Council Regulation (EC) 139/2004, which we refer to as the EC Merger Regulation or ECMR, the merger may not be completed until a notification has been filed with and approval has been granted by the European Commission. The initial review period under the ECMR expires on the 25th business day following filing with the European Commission, unless WestRock needs to offer remedies to address serious doubts raised by the European Commission as a condition for the approval of the merger. If the European Commission expresses such serious doubts and WestRock decides to make such an offer during the initial review, the initial review period will expire on the 35th business day following filing. The European Commission will analyze the information in the notifications and can consult with third parties. Upon its investigation, the European Commission may approve the transaction unconditionally, prolong the investigation, impose remedies or conditions or prohibit the transaction.

Mexico Antitrust Matters

Under the Mexican Federal Economic Competition Law, which we refer to as the FECL, the parties must file a pre-merger notification with the Federal Economic Competition Commission, hereinafter referred to as the COFECE, if certain economic thresholds are met. Once the notification is filed with the COFECE, the COFECE will have 10 business days to issue a basic request for information and the parties will have 10 business days to respond to such request, a term that can be extended. After the parties respond to the basic request for information, the COFECE would have 15 business days to issue the additional request for information and the parties would have 15 business days to respond to the additional request, but this may be extended. The COFECE has 60 business days to complete its review and issue a ruling once the parties complete production of the additional information, but the COFECE may extend its review period by an additional 40 business days for complex transactions. The COFECE’s decision may be either to allow the transactions to proceed as proposed, to prohibit the transactions, or to impose regulatory concessions or conditions on the transactions. The parties intend to notify the COFECE under the FECL as soon as reasonably practicable.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about MPS contained in this proxy statement or in MPS’s public reports filed with the SEC may supplement, update or modify the factual disclosures about MPS contained in the merger agreement. Any material facts in MPS’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement that contradict the factual disclosures about MPS contained in the representations and warranties in the merger agreement shall modify such factual disclosures. The representations, warranties and covenants made in the merger agreement by MPS, WestRock and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by MPS, WestRock and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the company disclosure letter that MPS provided to WestRock in connection with the merger agreement, which we refer to as the disclosure letter, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of MPS, WestRock and Merger Sub or any of their respective subsidiaries or affiliates.

Effects of the Merger; Closing; Effective Time

Merger

Subject to the terms and conditions of the merger agreement and the statutory merger agreement, and in accordance with the Companies Act, at the effective time, (i) Merger Sub shall be merged with and into MPS such that the separate corporate existence of Merger Sub shall thereupon cease, (ii) MPS shall be the surviving company, and (iii) the merger shall have the effects set forth in the merger agreement and Section 109(2) of the Companies Act. As a result of the merger, the surviving company shall become a wholly-owned subsidiary of WestRock.

Closing

Subject to the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement, the closing of the merger shall take place no later than the third (3rd) business day after satisfaction or waiver of all of the conditions precedent set forth in the merger agreement that are susceptible to satisfaction prior to the closing. The date on which the closing actually occurs is referred to in the merger agreement as the closing date.

Effective Time

On the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, WestRock, Merger Sub and MPS shall (a) on the closing date, execute and deliver the statutory merger agreement, (b) on or prior to the closing date, cause a merger application for registration of the surviving company to be executed and delivered to the Registrar and to be accompanied by the required documents and (c) cause to be included in the merger application a request that the Registrar issue the certificate of merger with respect to the merger on the closing date at the time of day mutually agreed upon by MPS and WestRock and set forth in the merger application. The effective time of the merger shall occur on the date shown in the certificate of merger. WestRock, Merger Sub and MPS have agreed that they will request that the Registrar provide in the certificate of merger that the effective date of the merger be the closing date.

Governing Documents; Directors and Officers

Memorandum of Association and Bye-Laws

The memorandum of association of MPS, as in effect immediately prior to the effective time, shall be the memorandum of association of the surviving company, and the bye-laws of the Merger Sub in effect immediately prior the merger shall be the bye-laws of the surviving company, in each case, until thereafter changed or amended as provided therein or by applicable law (in each case, subject to the merger agreement).

Directors and Officers of the Surviving Company

The directors of Merger Sub immediately prior to the effective time shall, from and after the effective time, be the directors of the surviving company, and the officers of Merger Sub immediately prior to the effective time shall, from and after the effective time, be the officers of the surviving company, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal.

Effect on the Capital Stock

Effect on MPS Common Shares

As of the effective time, by virtue of the merger and without any action on the part of WestRock, Merger Sub, MPS or holders of any MPS common shares or any common shares of Merger Sub:

•	Each issued and outstanding Merger Sub share shall be canceled and converted into one fully paid and nonassessable common share of the surviving company.

•	All MPS common shares that are owned by MPS as treasury shares and any MPS common shares owned by WestRock, Merger Sub or any other direct or indirect wholly-owned subsidiary of WestRock shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

•	All MPS common shares owned by any direct or indirect wholly-owned subsidiary of MPS shall be automatically converted into such number of common shares of the surviving company such that the ownership percentage of any such subsidiary in the surviving company immediately following the effective time shall equal the ownership percentage of such subsidiary in MPS immediately prior to the effective time.

•

Each issued and outstanding MPS common share (other than MPS common shares to be canceled or converted in accordance with the preceding paragraphs and dissenting shares) shall be converted into the right to receive merger consideration of $18.00, payable to the holder in cash, without interest. Subject to rights of dissenting shareholders as described in the merger agreement, as of the effective time, all such MPS common shares shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or person entered as the owner in a book-entry in respect of a share that immediately prior to the effective time represented issued and outstanding MPS common shares shall cease to have any rights with respect thereto, except the right to receive the merger consideration pertaining to the MPS common shares represented by such certificate or book-entry share upon the surrender thereof in accordance with the merger agreement rules for exchange of certificates. Notwithstanding the foregoing, if between the date of the merger agreement and the effective time the issued and outstanding MPS common shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of MPS common shares, or any similar event shall have occurred, then any number or amount contained in the merger agreement which is based upon the number of MPS common shares will be appropriately adjusted to provide the holders of MPS common shares the same economic effect as contemplated by the merger agreement prior to such event; provided that with respect to outstanding awards made under the MPS stock plans, any such adjustments shall be made in accordance with the applicable MPS stock plan. Nothing in this section shall be construed to permit MPS or any of its subsidiaries to take any action that is otherwise prohibited by the merger agreement, including pursuant to “—Conduct of Business Pending the Merger,” beginning on page 63.

Exchange and Payment Procedures

Prior to the closing date, WestRock shall designate American Stock Transfer & Trust Company LLC as agent for the holders of MPS common shares in connection with the merger and to receive the consideration to which holders of MPS common shares shall become entitled pursuant to the previous section. At or prior to the effective time, WestRock shall deposit, or cause to be deposited, with the paying agent the cash necessary to pay the aggregate merger consideration for the MPS common shares converted into the right to receive the merger consideration (such cash being hereinafter referred to as the payment fund). If for any reason the payment fund is inadequate to pay the amounts to which holders of MPS common shares shall be entitled under the previous section, WestRock shall promptly deposit, or cause to be deposited, additional cash with the paying agent sufficient to make all payments of the aggregate merger consideration, and WestRock and the surviving company shall in any event be liable for payment thereof.

As promptly as reasonably practicable after the effective time (and in any event within three (3) business days after the effective time), WestRock shall cause the paying agent to mail to each holder of record of MPS common shares whose shares are converted into the right to receive the merger consideration pursuant to the previous section a form of letter of transmittal, together with instructions thereto.

Upon (i) in the case of MPS common shares represented by a certificate, the surrender of such certificate for cancellation to the paying agent or (ii) in the case of book-entry shares, the receipt of an “agent’s message” by the paying agent, in each case together with the letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the paying agent, the holder of such MPS common shares shall be entitled to receive in exchange therefor the merger consideration into which such MPS common shares have been converted pursuant to the previous section. In the event of a transfer of ownership of MPS common shares that is not registered in MPS’s transfer records, the merger consideration may be issued to a transferee if the certificate representing such MPS common shares (or, if such MPS common shares are held in book-entry form, proper evidence of such transfer) is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as stated in the merger agreement, each MPS common share, and any share certificate or book-entry with respect to MPS common shares, shall be deemed at any time from and after the effective time to represent only the right to receive upon such surrender the merger consideration that the holders of MPS common shares are entitled to receive in respect of such shares pursuant to the previous section. No interest shall be paid or shall accrue on the cash payable upon surrender of any certificate (or book-entry shares).

Except as provided in the merger agreement with respect to lost, stolen, or destroyed certificates, no cash payment with respect to the merger consideration shall be paid to the holder of any unsurrendered certificate (or book-entry shares) until the surrender of such certificate (or book-entry shares) in accordance with the merger agreement.

None of MPS, WestRock, Merger Sub or the paying agent shall be liable to any person or legal entity in respect of any portion of the payment fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the payment fund which remains undistributed to the holders of MPS common shares for two years after the effective time (or immediately prior to such earlier date on which the payment fund would otherwise escheat to, or become the property of, any governmental entity), shall, to the extent permitted by applicable law, become the property of WestRock, free and clear of all claims or interest of any person or legal entity previously entitled thereto.

The paying agent shall invest the cash in the payment fund as directed by WestRock in:

•	short-term direct obligations of the United States of America;

•	short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest;

•	short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services; or

•	certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion.

Any interest and other income resulting from such investments shall be paid to WestRock. No investment losses resulting from investment of the payment fund shall diminish the rights of any shareholder of MPS to receive the merger consideration or any other payment as provided in the merger agreement.

WestRock, the surviving company, and the paying agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of MPS common shares, company restricted stock awards, referred to as MPS restricted stock, or company restricted stock unit awards pursuant to the merger agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable law with respect to taxes. Amounts so withheld and timely paid over to the appropriate governmental entity shall be treated for all purposes of the merger agreement as having been paid to the person or legal entity in respect of which such deduction or withholding was made.

Lost, Stolen or Destroyed Certificates

If any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person or legal entity claiming such certificate to be lost, stolen or destroyed and, if required by WestRock, the posting by such person or legal entity of a bond, in such reasonable and customary amount as WestRock may direct, as indemnity against any claim that may be made against it with respect to such certificate, the paying agent shall, in exchange for such lost, stolen or destroyed certificate, issue the merger consideration.

Uncertificated Shares

If any MPS common shares are held in uncertificated form in a direct registration system (each, an uncertificated share), then promptly after the effective time, WestRock shall cause the paying agent to (i) mail to each holder of uncertificated shares (other than dissenting shares) materials advising such holder of the effectiveness of the merger and the conversion of its uncertificated shares into the right to receive the merger consideration and (ii) deliver the amount of cash that such holder is entitled to receive in respect of its uncertificated shares pursuant to the conversion of MPS common shares for the merger consideration (after giving effect to any required tax withholdings), without interest thereon.

Dissenting Shares

At the effective time, all dissenting shares shall automatically be canceled and shall cease to exist and, unless otherwise required by applicable law, shall automatically be converted into the right to receive the merger consideration. Any holder of dissenting shares shall, in the event of the fair value of the dissenting share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Companies Act is greater than the merger consideration, be entitled to receive the difference between the appraised value and merger consideration from the surviving company within thirty (30) days of the appraised value being finally determined pursuant to appraisal procedure.

If a dissenting shareholder fails to exercise, effectively withdraws or otherwise waives any right to appraisal, such holder’s dissenting shares shall automatically be canceled and shall automatically be converted as of the effective time into the right to receive solely the merger consideration for each such dissenting share.

MPS shall give WestRock (i) written notice of (A) any demands for appraisal of dissenting shares, appraisal withdrawals and any other instruments, notices, petitions or other written communication received by MPS in accordance with this section and (B) to the extent that MPS has knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the dissenting shares and (ii) to the extent permitted by applicable law, the right to participate in any settlement negotiations and proceedings with respect to any demands for appraisal under the Companies Act. MPS shall not, without prior written consent of WestRock, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Companies Act.

Treatment of MPS Performance-Based Stock Unit Awards and MPS Time-Based Stock Unit Awards

Prior to the effective time, the MPS board of directors (or, if appropriate, any committee administering any MPS stock plans) will take all actions as it deems necessary or appropriate to give effect to this section to provide that immediately prior to the effective time:

•	each outstanding MPS performance-based stock unit award and MPS restricted stock award will be canceled and terminated, and each holder thereof will receive from the surviving company an amount in cash (less applicable withholding taxes, if any) equal to (i) the number of MPS common shares subject to such MPS performance-based stock unit award or MPS restricted stock award as of immediately prior to the effective time (assuming that satisfaction of the performance goals as of the effective time is calculated as set forth in the agreement governing such awards) multiplied by (ii) the merger consideration, payable through the surviving company’s payroll systems within five (5) business days following the closing date; provided that to the extent that any amounts relate to a payment that is nonqualified deferred compensation subject to Section 409A of the Code, the surviving company shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not trigger a tax or penalty under Section 409A of the Code;

•	Each outstanding MPS time-based stock unit award that is outstanding immediately prior to the effective time of the merger will be converted into an award of restricted stock units by WestRock (referred to in the merger agreement as assumed awards) with respect to a number of shares of WestRock common stock, equal to (i) the number of MPS common shares subject to such MPS time-based stock unit award as of immediately prior to the effective time, multiplied by (ii) the exchange ratio, which is a fraction, the numerator of which is the merger consideration and the denominator of which is the average volume weighted average price per share of WestRock common stock on the NYSE (as reported by Bloomberg L.P. or another authoritative source mutually selected by WestRock and MPS) on each of the five (5) consecutive trading days ending with the second complete trading day immediately prior to the closing date, rounded to the nearest whole share, on the same terms and conditions as were applicable to such MPS time-based stock units as of immediately prior to the effective time.

Prior to the effective time, WestRock shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of WestRock common stock for issuance with respect to the assumed awards and (ii) cause the registration of the shares of WestRock common stock issuable with respect to the assumed awards to become effective, and, thereafter, WestRock shall deliver to holders of assumed awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the assumed awards remain outstanding.

Representations and Warranties

Representations and Warranties of MPS

We have made representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in reports filed or furnished by MPS under the Exchange Act or the Securities Act, from October 21, 2015 to the date of the merger agreement (excluding all cautionary and forward-looking disclosures) or in the disclosure letter. These representations and warranties relate to, among other things:

•	MPS’s and its subsidiaries’ due incorporation, valid existence and good standing under their respective jurisdictions of organization, and their respective corporate power and authority to carry out their respective businesses as conducted at the date of the merger agreement;

•	MPS’s corporate power and authority related to the merger agreement and statutory merger agreement;

•	MPS’s ownership of its subsidiaries and their respective ownership interests in any other person or legal entity;

•	MPS board of directors approval and the submission of the merger agreement and statutory merger agreement to the shareholders for a requisite affirmative vote of three-fourths of the issued and outstanding MPS common shares voting at a special general meeting;

•	MPS’s capital structure in respect of, among other things, MPS common shares and the number of MPS common shares reserved for issuance under MPS’s 2015 Incentive Award Plan and the number of MPS common shares issuable upon exercise of outstanding MPS time-based stock units, MPS performance-based stock units and MPS restricted stock awards;

•	required governmental filings, consents, approvals, orders, authorizations, registrations, declarations and other filings;

•	the absence of violations of, or conflicts with, MPS’s or its subsidiaries’ organizational documents, certain contracts and applicable law as a result of MPS’s entry into and performance under the merger agreement;

•	MPS’s SEC filings since October 21, 2015, the financial statements included therein and MPS’s internal disclosure controls and procedures over financial reporting;

•	MPS’s compliance with certain rules and the Sarbanes-Oxley Act of 2002, the Securities Act, or the Exchange Act;

•	MPS’s consolidated financials, internal controls over financial reporting and accounting;

•	MPS’s lack of outstanding indebtedness other than indebtedness disclosed on its balance sheet as of September 30, 2016;

•	the absence of a material adverse effect (as described below) or any event that would reasonably be expected to prevent or materially delay or adversely affect MPS’s ability to consummate the merger since September 30, 2016 or of certain other changes;

•	the absence of any contract where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction or liability of MPS or its subsidiaries;

•	the absence of the receipt of any oral or written notification of significant deficiency, material weakness, or fraud related to the internal controls over financial reporting;

•	the conducting of business in the ordinary course consistent with past practice;

•	the absence of undisclosed liabilities;

•	the absence of legal proceedings pending that would be expected to result in a material adverse effect;

•	MPS’s and its subsidiaries’ compliance with applicable anti-bribery laws, including the FCPA and UK Bribery Act;

•	material intellectual property of MPS and its subsidiaries and any material actions arising out of the infringement of any intellectual property;

•	environmental matters of MPS and its subsidiaries;

•	certain material contracts to which MPS or its subsidiaries is party, the validity, binding nature and effectiveness of such material contracts and the absence of default by MPS or its subsidiaries under any such contract;

•	certain employment and labor matters of MPS and its subsidiaries, including labor organizations, trade unions, collective bargaining agreements, and strikes;

•	employee benefits and compensation plans, programs and arrangements of MPS and its subsidiaries;

•	real and personal property of MPS and its subsidiaries;

•	tax matters of MPS and its subsidiaries;

•	the absence of any undisclosed broker’s, finder’s, financial advisor, investment banker or similar fees;

•	receipt of the fairness opinion from BofA Merrill Lynch;

•	the inapplicability of certain anti-takeover statutes or regulations or any anti-takeover provision in MPS’s governance documents to MPS, MPS common shares or the merger;

•	insurance policies of MPS and its subsidiaries; and

•	top customers and suppliers of MPS and its subsidiaries.

MPS Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, results of operations or financial condition of MPS and its subsidiaries, taken as a whole; provided, however:

•	That none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse affect has occurred or may occur:

•	changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

•	changes generally affecting the industries in which MPS and its subsidiaries operate;

•	changes or prospective changes in applicable law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

•	changes caused by the execution or announcement of the merger agreement or the pendency of the consummation of the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or governmental entities;

•	acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism;

•	natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornadoes;

•	any action taken by MPS or its subsidiaries that is expressly required by the additional agreements section of the merger agreement or which is taken with prior written consent of WestRock;

•	changes or prospective changes in MPS’s credit ratings;

•	changes in the price or trading volume of MPS’s common shares;

•	any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or

•	any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors on the MPS board of directors in connection with their approval of the merger agreement or the transactions contemplated thereby.

•	That any effect, change, event or occurrence referred to in the below list may be taken into account in determining whether or not there has been or may be a material adverse effect to the extent such effect, change, event, circumstance or occurrence has a materially disproportionate adverse effect on MPS and its subsidiaries, taken as a whole, as compared to other participants in the industries in which MPS and its subsidiaries operate:

•	changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates;

•	changes generally affecting the industries in which MPS and its subsidiaries operate;

•	changes or prospective changes in applicable law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions;

•	acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; and

•	natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornadoes.

Representations and Warranties of WestRock and Merger Sub

The merger agreement also contains customary representations and warranties made by WestRock and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of WestRock and Merger Sub relate to, among other things:

•	their due incorporation, valid existence and good standing under their respective jurisdictions of organization and their respective corporate power and authority to carry out their respective businesses;

•	their corporate power and authority related to the merger agreement and the statutory merger agreement;

•	required governmental filings, consents, approvals, orders, authorizations, registration, declarations, and other filings;

•	the absence of violations of, or conflicts with WestRock’s or Merger Sub’s organizational documents, certain contracts and applicable law as a result of WestRock’s and Merger Sub’s entry into and performance under the merger agreement;

•	the absence of certain legal proceedings or investigations pending or threatened against WestRock or Merger Sub that would reasonably be expected to prevent or materially delay or adversely affect their ability to consummate the merger;

•	capitalization, ownership and conduct of business of Merger Sub;

•	WestRock having sufficient funds necessary for the payment of the aggregate per share cash merger consideration;

•	WestRock, Merger Sub and their affiliates not being or having been during the prior three years an arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any MPS common shares or other rights to MPS common shares; and

•	the absence of any undisclosed broker’s, finder’s, financial advisor, investment banker or similar fees.

Conduct of Business Pending the Merger

MPS agreed that from the date of the merger agreement and prior to the effective time of the merger, unless WestRock gives its consent (which cannot be unreasonably withheld, delayed or conditioned) or unless otherwise required or expressly contemplated by the merger agreement or as required by applicable law or as set forth in the disclosure letter, MPS shall, and shall cause each of its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws and use their respective commercially reasonable efforts to:

•	preserve intact their current business organizations;

•	preserve their assets in good repair and condition;

•	keep available the services of their current officers and other key employees; and

•	preserve their relationships with those persons having business dealings with them.

Except as otherwise required or expressly contemplated by the merger agreement, as WestRock may consent (which shall not be unreasonably withheld, conditioned or delayed), as required by applicable law, or as set forth in the disclosure letter, MPS will not, and will not permit its subsidiaries to:

•	amend the organizational documents or amend in any material respect (or in any respect adversely affecting WestRock or Merger Sub) the comparable organizational documents of any subsidiary of MPS or enter into any contract with any of MPS’s shareholders in their capacity as such;

•	issue, sell, encumber or grant any of its shares or other equity or voting interests or MPS common shares, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests or MPS common shares, or any rights, warrants or options to purchase any of its shares or other equity or voting interests or MPS common shares, except for any issuance, sale or grant (A) solely between or among MPS and its wholly-owned subsidiaries or (B) required pursuant to the exercise or settlement of MPS time-based stock units, MPS performance-based stock units or MPS restricted stock awards outstanding on January 23, 2017 in accordance with the terms of the applicable MPS stock plan as in effect on January 23, 2017;

•	redeem, purchase or otherwise acquire any of its issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except in connection with the satisfaction of tax withholding obligations with respect to MPS time-based stock units, MPS performance-based stock units or MPS restricted stock awards or acquisitions by MPS in connection with the forfeiture of such equity awards;

•	split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests;

•	without limiting the generality of the preceding clause, change any issued and outstanding MPS common shares into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event;

•	incur any obligation to make any payments based on the price or value of MPS securities or dividends paid thereon;

•	in the case of MPS, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of MPS’s shares or other equity or voting interests;

•	incur any indebtedness except for (A) indebtedness incurred under the existing credit facility in an amount not to exceed $5,000,000 in the aggregate, (B) indebtedness solely between or among MPS and any of its wholly-owned subsidiaries, (C) letters of credit issued in the ordinary course of business, and (D) trade credit or trade payables in the ordinary course of business consistent with past practice, provided however, that MPS shall coordinate with WestRock in order to minimize the cost of repaying such borrowings in connection with the closing, including with respect to any breakage costs;

•	make any loans, capital contributions or advances to any person outside of the ordinary course of business consistent with past practice, other than to MPS or any of its wholly-owned subsidiaries;

•	sell, lease (as lessor), license, mortgage, sell or leaseback or otherwise subject to any lien (other than permitted liens under the merger agreement), or otherwise dispose of any properties or assets or any interests therein other than (A) in the ordinary course of business consistent with past practice (1) sales and other dispositions (excluding sale and leaseback arrangements) for fair market value in an amount not to exceed $5,000,000 in the aggregate, (2) mortgages with respect to properties or assets with a fair market value in an amount not to exceed $1,000,000 in the aggregate and (3) sales of inventory, (B) pursuant to material contracts identified in the disclosure letter, or (C) with respect to transactions (x) where MPS is the disposing party, among MPS and one or more of its wholly-owned subsidiaries in the ordinary course of business consistent with past practice or (y) where its subsidiary is the disposing party, among MPS and one or more of its subsidiaries or among its subsidiaries;

•	make or authorize any capital expenditures other than (A) in accordance with MPS’s current plan and (B) capital expenditures on items set forth in MPS’s current plan in an amount not to exceed the amounts budgeted in MPS’s current plan by an additional 10%, which amounts are set forth in the disclosure letter;

•	make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change after the date of the merger agreement in GAAP or applicable law;

•	assign, transfer, lease, cancel, fail to renew or fail to extend any material permit, including any material environmental permit;

•	settle or compromise, or propose to settle or compromise, any claim or action involving or against MPS or any of its subsidiaries, other than settlements or compromises involving only monetary payment by MPS or any of its subsidiaries in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

•	abandon, encumber, convey title (in whole or in part), exclusively license or grant any exclusive right or other exclusive licenses to material intellectual property owned by or exclusively licensed to MPS or any of its subsidiaries, or enter into licenses or agreements that impose material restrictions upon MPS or any of its affiliates with respect to material intellectual property owned by any third party and impair the operation of the business of MPS or any of its affiliates, in each case, other than in the ordinary course of business consistent with past practice;

•	enter into any contract or amendment of a contract if such contract or amendment would reasonably be expected to prevent or materially delay or adversely affect the consummation of the merger or the other transactions contemplated thereby;

•	amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any material contract, except for (A) amendments of material contracts described in the disclosure letter, (B) terminations of material contracts, or (C) non-renewals of material contracts, in each case in the ordinary course of business consistent with past practice;

•	enter into any material contract, except for material contracts described in the disclosure letter;

•	make, revoke or change (or file a request to make any such change) any material tax election;

•	adopt or change any method of tax accounting or any annual tax accounting period;

•	file any amendment to a federal, state, local, foreign or other tax return reflecting a material amount of taxes;

•	enter into any material closing agreement or otherwise settle any material claim or assessment in respect of taxes;

•	surrender any right to claim a refund of material taxes;

•	consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of taxes;

•	except as required by applicable law (including to avoid the imposition of any penalty taxes under Section 409A of the Code) or as required by the terms of any MPS benefit plan or collective bargaining agreement as in effect as of January 23, 2017, (A) grant any loan or any increase in the compensation or benefits of any MPS personnel, other than grants or increases to MPS personnel (other than directors or executive officers of MPS or any of its subsidiaries, except with respect to immaterial increases to benefits under broad-based MPS benefits plans) in the ordinary course of business consistent with past practice, (B) grant any new equity award or other equity-based incentive compensation, (C) establish, adopt, enter into or amend in any material respect any MPS benefit plan (or any plan or arrangement that would be a MPS benefit plan if it were in existence on January 23, 2017), (D) enter into any change in control, retention, severance, termination or other similar agreement with any MPS personnel, (E) take any action to fund or in any way secure the payment of any compensation or benefits under any MPS benefit plan, or (F) except as required by GAAP, materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which contributions are determined;

•	terminate the employment of any specified employee, other than due to such individual’s death, disability or for cause (each as determined by MPS or its applicable subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice);

•	hire any individual who would be a specified employee;

•	communicate with any MPS personnel regarding the compensation, benefits or other treatment they will receive following the effective time (other than any ordinary course communication regarding any increase in compensation that, if effected, would be permitted under the merger agreement), unless WestRock is provided with the reasonable opportunity to review and comment on such communications or such communications are consistent with those previously agreed by WestRock and MPS;

•

directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between MPS and a wholly-owned subsidiary of MPS or between wholly-owned subsidiaries of MPS, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by MPS and its subsidiaries in connection with any such transactions would exceed $10,000,000 individually or $25,000,000 in the aggregate;

•	enter into, modify, amend, extend, renew, replace or terminate any collective bargaining agreement, other than in the ordinary course of business consistent with past practice;

•	dissolve or liquidate any subsidiary of MPS;

•	enter into any new line of business that is not reasonably related to the existing business of MPS or its subsidiaries; or

•	agree, authorize, commit or propose to take any of the foregoing actions.

Under the merger agreement, WestRock and Merger Sub have agreed not to take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any conditions to the merger not being satisfied or prevent, materially delay or materially affect the ability of WestRock or Merger Sub to consummate the merger or other transactions contemplated by the merger agreement, unless consent is given by MPS (which consent shall not be unreasonably withheld, conditioned or delayed). Immediately following execution of the merger agreement, WestRock caused its wholly-owned subsidiary that is the direct parent entity of Merger Sub to approve the merger agreement in its capacity as sole shareholder of Merger Sub in accordance with applicable law and the memorandum of association and bye-laws of Merger Sub.

No Solicitation

Under the merger agreement MPS is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions.

Except as otherwise provided in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, MPS shall not, and shall cause its subsidiaries not to, and shall use its reasonable best efforts to cause its and its affiliates’ directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively referred to as representatives) not to:

•	directly or indirectly solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any alternative acquisition agreement.

MPS shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its and their respective representatives to:

•	immediately cease and cause to be terminated all discussions and negotiations with any person or its representatives that may be ongoing with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	immediately request the prompt return or destruction of all confidential information previously furnished any such person or its representatives; and

•	immediately terminate all physical and electronic data room access previously granted to such person or legal entity or its representatives.

Discussions; Notice of Acquisition Proposals

Notwithstanding anything to the contrary above, if at any time prior to obtaining shareholder approval, MPS or any of its representatives receives a written acquisition proposal that the MPS board of directors reasonably believes is bona fide from any person or group of persons or other legal entity, which acquisition proposal did not result from a material breach or material violation of any covenant or requirement under the merger agreement, and in the case of the following clauses (B) and (C), the MPS board of directors (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, based on information then available, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal and that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then MPS and its representatives may (A) contact the person or group of persons or other legal entity who has made such acquisition proposal in order to clarify terms for the sole purpose of the MPS board of directors informing itself about such acquisition proposal, (B) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to MPS and its subsidiaries to the person or group of persons or other legal entity who has made such acquisition proposal; provided, that MPS shall substantially concurrently provide or make available to WestRock any such information that is provided or made available to any person or legal entity given such access that was not previously provided to WestRock or its representatives and (C) engage in or otherwise participate in discussions or negotiations with (and only with) the person or group of persons or legal entity making such acquisition proposal.

MPS shall promptly (and in no event later than 24 hours after receipt) notify WestRock in writing after receipt by MPS or any of its representatives of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal, including of the identity of the person or legal entity making such proposal or offer and the material terms and conditions thereof (including any subsequent changes thereto), and shall promptly (and in no event later than 24 hours after receipt) provide copies to WestRock of any written proposals, indications of interest and/or draft agreements and material related documentation relating to such proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal. MPS also agreed to keep WestRock reasonably informed, on a prompt basis, as to the status of (including changes to any material terms or conditions of, and any other material developments with respect to) such proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (including by promptly (and in no event later than 24 hours after receipt) providing to WestRock copies of any additional or revised proposals, indications of interest and/or draft agreements and material related documentation relating to such acquisition proposal). MPS agreed that it and its subsidiaries will not enter into any agreement with any person or legal entity subsequent to the date of the merger agreement which prohibits MPS from providing any information to WestRock in accordance with the merger agreement.

Adverse Recommendation Change

Except as set forth in the merger agreement, the MPS board of directors shall not:

•

(A) change, withhold, withdraw, qualify or modify, in a manner adverse to WestRock (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the recommendation by the MPS board of directors that the MPS shareholders adopt the merger agreement and the statutory merger agreement (referred to as the MPS recommendation), (B) fail to include the MPS recommendation in this proxy statement, (C) approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend to the MPS shareholders, an acquisition proposal or (D) if a tender offer or exchange offer for shares of MPS that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the MPS shareholders; or

•	authorize, adopt or approve or propose to authorize, adopt or approve, an acquisition proposal, or cause or permit MPS or its subsidiaries to enter into any alternative acquisition agreement.

Notwithstanding anything in the merger agreement to the contrary, at any time prior to the special general meeting, the MPS board of directors may:

•	effect an adverse recommendation change if the MPS board of directors has determined in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; or

•	if MPS receives an acquisition proposal that did not result from a material breach of the merger agreement (or any material violation of the restrictions set forth in the merger agreement by any representative of MPS acting in its capacity as such) that the MPS board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, constitutes a superior proposal, authorize, adopt, or approve such superior proposal and cause or permit MPS to enter into an alternative acquisition agreement with respect to such superior proposal.

However, the MPS board of directors may only take the above actions if MPS terminates the merger agreement in accordance with its terms concurrently with entering into such alternative acquisition agreement and pays the applicable termination fee of $42.4 million in compliance with the merger agreement if:

•	MPS provided prior written notice to WestRock of its or the MPS board of directors’ intention to take such actions at least three (3) business days in advance of taking such action, which notice shall specify (x) in the case of a superior proposal, the material terms of the superior proposal and shall include a copy of the relevant proposed transaction agreements with, and the identity of, the person making the acquisition proposal, or (y) in cases not involving a superior proposal, the material circumstances giving rise to the adverse recommendation change (and MPS shall keep WestRock reasonably informed of any material developments with respect thereto);

•	after providing such notice and prior to taking such actions, MPS shall have, and shall have caused its representatives to, negotiate with WestRock in good faith (to the extent WestRock desires to negotiate) during such three (3) business day period to make such adjustments in the terms and conditions of the merger agreement as would permit MPS or the MPS board of directors not to take such actions; and

•	the MPS board of directors shall have considered in good faith any changes to the merger agreement or other arrangements that may be offered in writing by WestRock by 5:00 p.m., Eastern Time on the third (3rd) business day of such three (3) business day period and shall have determined in good faith (A) with respect to an adverse recommendation change, after consultation with outside legal counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the adverse recommendation change and (B) with respect to a superior proposal, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the acquisition proposal received by MPS would continue to constitute a superior proposal, in each case, if such changes offered in writing by WestRock were given effect (it being understood and agreed that any amendment to any material term of such superior proposal shall require a new notice and a new two (2) business day period).

In this proxy statement, an “acquisition proposal” means any bona fide proposal or offer from any person or group of persons (other than WestRock or Merger Sub) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value) of assets (including capital stock of MPS’s subsidiaries) of MPS and its subsidiaries, taken as a whole, or (2) shares or other equity securities of MPS which together with any other shares or other equity securities of

MPS beneficially owned by such person or group, would equal 20% or more of aggregate voting power of MPS, (b) any tender offer or exchange offer that, if consummated, would result in any person or group owning, directly or indirectly, 20% or more of the aggregate voting power of MPS, (c) any merger, amalgamation, consolidation, business combination, joint venture, binding share exchange or similar transaction involving MPS pursuant to which any person or group (or the shareholders of any person) would own, directly or indirectly, 20% or more of the aggregate voting power of MPS or of the surviving or resulting entity in a merger or amalgamation or the resulting direct or indirect parent of MPS or such surviving or resulting entity, (d) any recapitalization transaction involving MPS or (e) any combination of the foregoing, other than, in each case, the transactions contemplated by the merger agreement.

In this proxy statement, a “superior proposal” means any bona fide acquisition proposal from a person or group of persons (other than WestRock or Merger Sub and any entity that is a party to a voting agreement or any of its affiliates) that, if consummated, would result in such person or group of persons acquiring, directly or indirectly, 100% of the voting power of MPS common shares (excluding any MPS common shares owned by management that are being rolled over) or all or substantially all of the assets of MPS and its subsidiaries, taken as a whole, and which the MPS board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, (y) if consummated, would be more favorable from a financial point of view to the holders of MPS common shares than the merger, in each case, taking into account all financial, legal, regulatory and other aspects of such acquisition proposal and of the merger agreement (including any changes to the terms of the merger agreement proposed by WestRock and any fees to be paid by MPS pursuant to the merger agreement) and (z) did not result from a material breach of the merger agreement or any material violation of the restrictions set forth in the merger agreement by any representative of MPS acting in its capacity as such.

Special General Meeting for Shareholder Approval

Subject to the merger agreement and notwithstanding any adverse recommendation change, MPS shall take all necessary actions in accordance with applicable law, the MPS organizational documents and the rules of the NYSE to duly call, give notice of, convene and hold the special general meeting for the purpose of obtaining shareholder approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on this proxy statement. MPS shall use its reasonable best efforts to obtain shareholder approval. Notwithstanding any provision of the merger agreement to the contrary, MPS may, in its reasonable discretion, adjourn, recess or postpone the special general meeting:

•	to the extent (and only to the extent) necessary to ensure that any required supplement or amendment to this proxy statement is provided to the MPS shareholders within a reasonable amount of time in advance of the special general meeting;

•	if as of the time for which the special general meeting is originally scheduled (as set forth in this proxy statement) there are insufficient MPS common shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special general meeting or to solicit additional proxies and votes in favor of adoption of the merger agreement if sufficient votes to constitute the MPS shareholder approval have not been obtained, but only to the extent necessary to obtain such quorum or such sufficient votes and MPS uses its reasonable best efforts to obtain such a quorum or such sufficient votes as promptly as reasonably practicable; or

•	to the extent (and only to the extent) required by applicable law.

In no event shall all such adjournments, recesses or postponements, together with all postponements made pursuant to this section of the merger agreement, exceed fourteen (14) days in the aggregate, except as required to comply with applicable law or the provisions of the MPS organizational documents; provided that, at any time that an acquisition proposal is pending, any such adjournments, recesses or postponements, together with all postponements made pursuant to the merger agreement, shall not exceed fourteen (14) days in the aggregate (for the avoidance of doubt, measured from the time that the acquisition proposal is received by MPS). MPS shall provide updates to WestRock with respect to the proxy solicitation for the special general meeting (including interim results) as reasonably requested by WestRock.

MPS agreed that, unless the merger agreement is terminated in accordance with its terms, MPS’s obligations to hold the special general meeting shall not be affected by the commencement, public proposal, public disclosure or communication to MPS of any acquisition proposal or by the making of any adverse recommendation change by the MPS board of directors; provided, however, that if the public announcement of an adverse recommendation change or the delivery of notice by MPS occurs less than seven (7) business days prior to the special general meeting, MPS shall be entitled to postpone the special general meeting to a date not more than seven (7) business days after the later of such event and the original date of the special general meeting.

Efforts to Close the Merger

Subject to the terms and conditions of the merger agreement, MPS, WestRock and Merger Sub shall cooperate with the other parties and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to promptly:

•	take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties to the merger agreement in doing, all things necessary, proper or advisable to cause the conditions to closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the merger and the other transactions contemplated by the merger agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•	obtain all approvals, consents, registrations, waivers, permits (including any permit transfer, amendment or reissuance), authorizations, orders and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement, including the transfer of any environmental permit;

•	execute and deliver any additional instruments necessary to consummate the merger and the other transactions contemplated by the merger agreement; and

•	defend or contest in good faith any action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by the merger agreement, in the case of each of the items listed above under this section, other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to regulatory laws which are the subject of the HSR Act and other governmental entity filings under the merger agreement.

Takeover Laws

In furtherance and not in limitation of the foregoing, MPS and WestRock shall also each use their reasonable best efforts to (i) take all action necessary to ensure that no takeover laws (including “fair price,” “moratorium,” “control share acquisition” statutes or regulations) are or become applicable to any of the transactions contemplated by the merger agreement and refrain from taking any actions that would cause the applicability of such takeover laws and (ii) if the restrictions of any takeover law become applicable to any of the transactions contemplated by the merger agreement, take all action necessary to ensure that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise lawfully minimize the effect of such takeover law on the transactions contemplated thereby.

Antitrust Filings and Related Actions

MPS, WestRock and Merger Sub agreed to:

•	make an appropriate filing of a notification and report form pursuant to the HSR Act within ten (10) business days after January 23, 2017 and any other applicable regulatory law with respect to the transactions contemplated by the merger agreement as promptly as practicable and advisable following January 23, 2017;

•	supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable regulatory law; and

•	use reasonable best efforts to take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable regulatory laws and to obtain all consents under any regulatory laws that may be required by the FTC, DOJ or any governmental entity with competent jurisdiction, so as to enable the parties thereto to consummate the merger and the other transactions contemplated thereby.

In furtherance and not in limitation of the foregoing, MPS, WestRock and Merger Sub shall take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by the merger agreement under any regulatory law, including:

•	defending any action challenging the merger agreement or the consummation of the transactions contemplated thereby (including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed);

•	executing settlements, undertakings, consent decrees, stipulations or other agreements with any governmental entity or with any other person;

•	selling, divesting, conveying or holding separate or otherwise taking any other action that limits WestRock’s and its subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of WestRock or MPS or their respective subsidiaries, or agreeing to take any such action;

•	terminating existing relationships, contractual rights or obligations of MPS or WestRock or their respective subsidiaries; and

•	effectuating any other change or restructuring of MPS or WestRock or their respective subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable regulatory laws or to resolve any objections asserted by any governmental entity with competent jurisdiction.

The last four points in the preceding list are known as “divesture actions.” In no event shall WestRock or any of its subsidiaries be required to take any divestiture actions with respect to (i) any products, services, assets, businesses or contractual arrangements of MPS or its subsidiaries, if such divestiture action would reasonably be expected to have a material adverse effect on MPS and its subsidiaries, taken as a whole, or (ii) any products, services, assets, businesses or contractual arrangements of WestRock or its subsidiaries. Neither MPS nor its subsidiaries shall be required to take or agree to take any divestiture action unless the effectiveness thereof is conditioned upon the closing, and neither MPS nor any of its subsidiaries shall take or agree to take any divestiture action inconsistent with (i) without WestRock’s prior written consent.

MPS, WestRock and Merger Sub shall use their reasonable best efforts to:

•	cooperate in all respects with each other in connection with any filing or submission with a governmental entity by any person in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiry by or before a governmental entity relating to the transactions contemplated by the merger agreement, including any proceeding initiated by a private party;

•	keep the other parties to the merger agreement informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the FTC, the DOJ or any governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement;

•	subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties to the merger agreement with respect to information relating to the other parties to the merger agreement and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any governmental entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the merger agreement; and

•	to the extent practicable and permitted by the FTC, the DOJ or such other applicable governmental entity or private party, as the case may be, give the other parties to the merger agreement the opportunity to attend and participate in any meetings and conferences.

Indemnification, Exculpation and Insurance of Directors and Executive Officers

WestRock agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time now existing in favor of the current or former directors, officers or employees of MPS and its subsidiaries as provided in their respective organizational documents and any indemnification or other similar agreements of MPS or any of its subsidiaries, in each case as in effect on the date of the merger agreement, shall continue in full force and effect in accordance with their terms.

Following the effective time of the merger, the surviving company shall, and WestRock shall cause the surviving company to, maintain in effect the provisions in its memorandum of association or bye-laws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each individual who is as of the date of the merger agreement, or who becomes prior to the effective time, a director or officer of MPS or any of its subsidiaries or who is as of the date of the merger agreement, or who thereafter commences prior to the effective time, serving at the request of MPS or any of its subsidiaries as a director or officer of another legal entity, as applicable, with respect to facts or circumstances occurring at or prior to the effective time, on the same basis as set forth in the MPS organizational documents in effect on the date of the merger agreement, to the fullest extent permitted from time to time under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the MPS indemnified parties’ indemnification rights thereunder.

In the event that WestRock, the surviving company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other legal entity and is not the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any legal entity, then, and in each such case, WestRock or the surviving company, as applicable, shall cause proper provision to be made so that the successors and assigns of WestRock or the surviving company, as applicable, assume the obligations set forth in the merger agreement.

For a period of six (6) years from and after the effective time, the surviving company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by MPS or its subsidiaries or provide substitute policies for MPS and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by MPS in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by MPS with respect to claims arising from facts or events that occurred on or before the effective time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance). However, in no event shall MPS be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by MPS for such insurance policy for the fiscal year ended June 30, 2016 (referred to as the maximum amount). If such insurance can only be obtained at an annual premium in excess of the maximum amount, WestRock shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the maximum amount. In lieu of such insurance, prior to the closing date MPS may, if it has received the prior written consent of WestRock, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for MPS and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by MPS, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by MPS with respect to claims arising from facts or events that occurred on or before the effective time. In the event MPS purchases such tail coverage, the surviving company shall cease to have any obligations under the first sentence of this paragraph. The surviving company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

From and after the effective time, WestRock shall guarantee the payment of the obligations of the surviving company and its subsidiaries related to indemnification, exculpation and insurance under the merger agreement.

The provisions of the merger agreement related to indemnification, exculpation and insurance (i) shall survive consummation of the merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the MPS indemnified parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such legal entity may have by contract or otherwise.

Employee Matters

For a period of at least one (1) year following the closing date, WestRock shall, or shall cause its subsidiaries to, provide each employee of MPS or any of its subsidiaries (other than those employees whose terms and conditions of employment are governed by a collective bargaining agreement, whose compensation and benefits shall be provided in accordance with any applicable collective bargaining agreement) who remains in the employment of WestRock or any of its subsidiaries during such period, which are each considered a continuing employee, with at least the same salary, wages, incentive compensation and bonus opportunities as the salary, wages, incentive compensation and bonus opportunities provided to such continuing employee as of immediately prior to the closing date (other than equity compensation) and employee benefits (other than equity compensation and defined benefit pension benefits) that are substantially comparable in the aggregate to the employee benefits provided to such continuing employee under the applicable MPS benefit plans in effect as of immediately prior to the closing date; provided, that any employee benefits provided by MPS or any of its subsidiaries pursuant to the requirements of applicable law shall be provided by WestRock and its subsidiaries pursuant to applicable law.

WestRock shall, or shall its subsidiaries to, credit each continuing employee for service earned on and prior to the effective time of the merger with MPS and its affiliates, or any of their respective predecessors, in addition to service earned with WestRock and its subsidiaries on or after the closing date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and/or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of WestRock or any of its subsidiaries in which the continuing employees are eligible to participate on or after the closing date (other than any such plan that as of immediately prior to the closing date is frozen to new participants) and (ii) for such additional purposes as may be required by applicable law, in each case, if an analogous MPS benefit plan was in effect as of immediately prior to the closing date, to the extent such service would have been recognized by MPS or its applicable subsidiary under such analogous MPS benefit plan as of immediately prior to the closing date; provided that nothing in the merger agreement shall result in a duplication of benefits with respect to continuing employees.

WestRock shall, or shall its subsidiaries to, use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of continuing employees and their eligible spouses and dependents. WestRock shall, and shall cause its subsidiaries to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to continuing employees, deductible and out-of-pocket expenses paid by continuing employees and their respective spouses and dependents MPS’s or any of its affiliates’ health plans in the calendar year in which the applicable effective time occurs.

Without otherwise limiting the generality of the merger agreement, the provisions of the merger agreement related to employee benefits are for the sole benefit of the parties to the merger agreement and nothing therein, express or implied, is intended or shall be construed to confer upon or give to any person or legal entity (including, for the avoidance of doubt, any continuing employee or other current or former employee of MPS or any of its affiliates), other than the parties to the merger agreement and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in the Employee Matters section of the merger agreement) under or by reason of any provision of the merger agreement. Nothing in the merger agreement shall constitute or be deemed to constitute the establishment, adoption or amendment of any MPS benefit plan or any other employee benefit plan, agreement or other arrangement. Neither WestRock nor any of its subsidiaries shall have any obligation to continue to employ or retain the services of any continuing employee or any other employee of MPS or any of its affiliates for any period of time following the closing.

Other Covenants

Access to Information; Confidentiality

Subject to limitations in the merger agreement, MPS shall, and shall cause its subsidiaries to, afford WestRock and its representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period prior to the effective time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, MPS and its subsidiaries shall furnish promptly to WestRock (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of MPS and its subsidiaries).

MPS shall inform WestRock as to the general nature of any information that is being withheld pursuant to the merger agreement. Notwithstanding anything in the merger agreement to the contrary, MPS shall not be required to provide any access or make any disclosure to WestRock to the extent such access or information is reasonably pertinent to a litigation where MPS or any of its affiliates, on the one hand, and WestRock or any of its affiliates, on the other hand, are adverse parties.

MPS may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to WestRock as “outside counsel only material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from MPS or its legal counsel. All information exchanged pursuant to this section shall be subject to the confidentiality agreement, dated as of December 23, 2016, between WestRock and MPS.

Subject to the merger agreement, MPS shall, and shall cause its subsidiaries to, reasonably cooperate with WestRock and its subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the closing date.

Stock Exchange De-Listing

WestRock shall cause MPS’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the effective time.

Credit Facility Matters

At the written request of WestRock at least ten (10) days prior to the effective time, MPS shall terminate the existing credit facility as of the effective time, and shall use reasonable best efforts to obtain at the effective time a payoff letter (or confirmation that no amounts are then outstanding under the existing credit facility) from the agent under the existing credit facility in form and substance reasonably satisfactory to MPS and WestRock with respect thereto.

Financing Cooperation

Prior to the closing, MPS shall and shall cause its subsidiaries to, at WestRock’s sole expense, use commercially reasonable efforts to cooperate in connection with the arrangement of any WestRock debt financing in connection with the transactions contemplated by the merger agreement, which cooperation by MPS shall include, at the reasonable request of WestRock, using commercially reasonable efforts to:

•	furnish WestRock and Merger Sub and their financing sources with customary financial information regarding MPS as reasonably requested by WestRock;

•	cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with such financing;

•	assist with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with such financings;

•	furnish WestRock with reasonable documents or other information required by bank regulatory authorities with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations;

•	assist WestRock in obtaining accountants’ comfort letters, including customary negative assurance;

•	agree to enter into such customary definitive documentation in respect of such financing and otherwise grant, and provide customary materials that facilitate the perfection or enforcement of, liens on, the assets of MPS or any of its subsidiaries pursuant to such agreements as may be reasonably requested;

•	cooperate with the marketing efforts of WestRock and its financing sources;

•	provide requested authorization letters to WestRock’s financing sources; and

•	cooperate with WestRock’s financing sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable.

Notwithstanding anything in the merger agreement to the contrary, the actions contemplated by the immediately preceding list of commercially reasonable efforts do not and shall not:

•	require such cooperation to the extent it would require MPS, any of its subsidiaries, or any of its or their respective representatives to waive or amend any terms of the merger agreement, incur any actual or potential liabilities (of any kind), pay any fees, reimburse any expenses, or provide any indemnity, or enter into any definitive agreement, in each case prior to the closing for which it has not received prior reimbursement by or on behalf of WestRock, or take any actions that would cause MPS or any of its subsidiaries to breach the merger agreement or become unable to satisfy a condition to the closing;

•	require such cooperation from MPS, any of its subsidiaries, or any of its or their respective representatives to the extent it would reasonably be expected to interfere in any material respect with the ongoing operations of MPS or any of its subsidiaries;

•	require the directors of MPS, acting in such capacity, to adopt any resolutions approving any agreements, documents or instruments pursuant to any debt financing that is to be obtained;

•	require MPS, its subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the debt financing that is not contingent upon the closing or that would be effective prior to the effective time or require the directors of MPS’s subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained, in each case which are effective prior to the closing;

•	require MPS, any of its subsidiaries, or any of its or their respective representatives to provide any information the disclosure of which is prohibited or restricted by applicable law or legal proceeding or that is legally privileged; or

•	require MPS, any of its subsidiaries, or any of its or their respective representatives to take any action that will conflict with or violate the organizational documents of such person or any applicable law or legal proceeding.

All non-public or other confidential information provided by MPS or any of its subsidiaries or any of its or their representatives to WestRock or any of its affiliates pursuant to this section shall be kept confidential in accordance with the terms set forth in the confidentiality agreement.

WestRock shall indemnify MPS, its subsidiaries and their respective representatives from, against and in respect of any losses, liabilities, damages and reasonable out-of-pocket costs or expenses, of any kind, referred to as losses, imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from any cooperation pursuant the requirements above, except to the extent such losses arise out of the willful misconduct or intentional fraud of MPS or any of its subsidiaries. WestRock shall from time to time promptly reimburse MPS for any reasonable out-of-pocket expenses and costs incurred in connection with MPS’s or its subsidiaries’ or representatives’ obligations under this section. WestRock’s indemnification of MPS, its subsidiaries and their respective representatives from losses pursuant to financing cooperation obligations shall survive the effective time or earlier termination of the merger agreement.

Transaction Litigation

Subject to applicable law, MPS shall give WestRock the opportunity to participate in the defense or settlement of any litigation against MPS or its directors or officers by a holder of securities of MPS relating to the merger, this proxy statement or any other transactions contemplated by the merger agreement and no such settlement shall be agreed to without the prior written consent of WestRock, which consent shall not be unreasonably withheld, conditioned or delayed.

Conditions to the Closing of the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The respective obligations of MPS, WestRock and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	MPS shareholder approval shall have been obtained;

•	the waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act shall have expired or been terminated and all other required antitrust approvals shall have been obtained; and

•	no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding order or determination by any governmental entity shall be in effect that prevents, makes illegal or prohibits the consummation of the merger.

Conditions to Obligation of WestRock and Merger Sub

The obligation of WestRock and Merger Sub to consummate the merger is further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	MPS’s representations and warranties pertaining to due incorporation, valid existence, good standing, corporate power and authority, and brokers fees and expenses in the merger agreement shall be true and correct in all material respects at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	MPS’s representations and warranties pertaining to capital structure in the merger agreement shall be true and correct, other than de minimis inaccuracies, at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	MPS’s representations and warranties pertaining to the absence of certain changes or events in the merger agreement shall be true and correct in all respects at and as of the closing date as if made at and as of such time;

•	all other representations and warranties of MPS contained in the merger agreement shall be true and correct (without giving effect to any limitation as to materiality or company material adverse effect set forth therein) at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or company material adverse effect set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a company material adverse effect;

•	MPS shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date (other than with respect to obligations under the section “—Financing Cooperation,” beginning on page 75), and there shall have been no willful material noncompliance by MPS with respect to the obligations required to be performed pursuant to the section “—Financing Cooperation,” beginning on page 75; and

•	MPS shall have delivered to WestRock a certificate, dated as of the closing date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth above have been satisfied.

Conditions to Obligation of MPS

The obligations of MPS to consummate the merger are further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the representations and warranties of WestRock and Merger Sub pertaining to due incorporation, valid existence, good standing, corporate power and authority, and brokers fees and expenses in the merger agreement shall be true and correct in all material respects at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•

all other representations and warranties of WestRock and Merger Sub in the merger agreement shall be true and correct (without giving effect to any limitation as to materiality or WestRock material adverse effect set forth therein) at and as of the closing date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as materiality or WestRock material adverse effect set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a WestRock material adverse effect;

•	WestRock and Merger Sub shall have performed in all material respects all obligations required to be performed by them under the merger agreement or prior to the closing date; and

•	WestRock shall have delivered to MPS a certificate, dated as of the closing date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in the sections under “—Conditions to Obligation of MPS,” beginning on page 77, have been satisfied.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the MPS shareholder approval, by mutual written consent of MPS and WestRock.

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the MPS shareholder approval, by either MPS or WestRock:

•	if the merger is not consummated on or before October 23, 2017, which is referred to as the end date. However, (x) if, on the end date, any of the conditions to the closing set forth in the merger agreement relating to antitrust or legal restraints (if such legal restraint is in respect of any regulatory law) shall not have been satisfied or (to the extent permitted by applicable law) waived by both MPS and WestRock, but all other conditions to the closing (other than those conditions that by their terms are to be satisfied at the closing) have been satisfied, then the end date shall, without any action on the part of the parties to the merger agreement, be extended to January 23, 2018, or such earlier date as may be agreed in writing by WestRock and MPS, and such date shall become the end date for purposes of the merger agreement and (y) the right to terminate the merger agreement under this section shall not be available to any party whose failure to fulfill any obligation under the merger agreement is a principal cause of the failure of the merger to be consummated on or before such date (it being understood that WestRock and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

•	if any governmental entity of competent authority issues a final nonappealable order or enacts a law that prohibits, restrains or makes illegal the consummation of the merger; or

•	if the MPS shareholder approval shall not have been obtained at a duly convened special general meeting, unless such special general meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof.

The merger agreement may also be terminated at any time prior to the effective time, whether before or after receipt of the MPS shareholder approval by MPS, if:

•	WestRock or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of WestRock or Merger Sub has become untrue, in each case, such that the conditions set forth in sections “—Conditions to Each Party’s Obligation to Effect the Merger,” beginning on page 76, and “—Conditions to Obligation of WestRock and Merger Sub,” beginning on page 77, of the merger agreement, as the case may be, would not be satisfied as of the closing date; and

•	such breach or failure to be true (A) has not been cured within thirty (30) days after written notice by MPS to WestRock informing WestRock of such breach or failure to be true or (B) by its nature cannot be cured prior to the end date; provided, that MPS may not terminate the merger agreement pursuant to this section if MPS is then in breach of the merger agreement in any material respect; or

•	prior to the receipt of the MPS shareholder approval, in order to enter into a definitive written agreement providing for a superior proposal in accordance with section “—Adverse Recommendation Change,” beginning on page 67.

The merger agreement may also be terminated at any time prior to the effective time, whether before or after receipt of the MPS shareholder approval by WestRock, if:

•	MPS has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of MPS has become untrue, in each case, such that the conditions set forth in sections “—Conditions to Each Party’s Obligation to Effect the Merger,” beginning on page 76, and “—Conditions to Obligation of MPS,” beginning on page 77, as the case may be, would not be satisfied as of the closing date; and

•	such breach or failure to be true (A) has not been cured within thirty (30) days after written notice by WestRock to MPS informing MPS of such breach or failure to be true or (B) by its nature cannot be cured prior to the end date; provided, that WestRock may not terminate the merger agreement pursuant to this section if WestRock is then in breach of the merger agreement in any material respect; or

•	prior to the special general meeting, in the event that an adverse recommendation change shall have occurred.

Effect of Termination

In the event of termination of the merger agreement by either WestRock or MPS as provided in section “—Termination of the Merger Agreement,” beginning on page 78, of the merger agreement, the merger agreement shall forthwith become void and have no effect, without any liability or obligation on the part of MPS, WestRock or Merger Sub, other than under the confidentiality obligation of the merger agreement, this section, the following section and all sections under the final article of the merger agreement (including amendment, extension and waiver), which provisions shall survive such termination, provided, however, that, no such termination shall relieve any party from any liability or damages arising out of: (i) fraud by any party or (ii) any willful or intentional breach of the merger agreement, except in the event MPS pays to WestRock the termination fee of $42.4 million.

Termination Fees and Expenses

Except as specifically provided for in the merger agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

MPS shall pay a termination fee to WestRock a fee of $42.4 million if:

•	WestRock terminates the merger agreement in the event that an adverse recommendation change has occurred;

•	MPS terminates the merger agreement in order to enter into a definitive written agreement providing for a superior proposal; or

•	an acquisition proposal shall have been publicly made by any person or legal entity to MPS or shall have been made by any person or legal entity directly to the MPS shareholders generally, or any person or legal entity shall have publicly announced an intention to make an acquisition proposal (such person or legal entity making such acquisition proposal or publicly announcing an intention to make such acquisition proposal, referred to as the specified person); and

•	thereafter the merger agreement is terminated pursuant to (1) the termination of the agreement due to it not being consummated on or before the end date prior to receipt of MPS shareholder approval or (2) MPS shareholder having not been obtained at the special general meeting or at the final adjournment or postponement thereof; and

•	within twelve (12) months of such termination (x) an acquisition proposal is consummated or (y) MPS or any of its subsidiaries enters into an alternative acquisition agreement.

For purposes of the final three points immediately preceding, the references to 20% in the definition of acquisition proposal of the merger agreement shall be deemed to be references to 60%.

The final three points under the list of events requiring the payment of a termination fee above shall not apply if:

•	the agreement is terminated due to MPS shareholder approval having not been obtained at a duly convened special general meeting, unless such special general meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof;

•	the acquisition proposal is not made by the specified person or any of its affiliates and the alternative acquisition agreement is not entered into by the specified person or any of its affiliates; and

•	the acquisition proposal is withdrawn at least five (5) business days prior to the special general meeting.

If MPS fails promptly to pay the amounts due pursuant to the preceding section and, in order to obtain such payment, WestRock commences a suit that results in a judgment against MPS for the amounts set forth in the section, MPS shall pay to WestRock its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in the section at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall MPS be obligated to pay the termination fee on more than one occasion.

MPS, WestRock and Merger Sub agreed that the payment of the termination fee shall be the sole and exclusive monetary remedy available to WestRock and Merger Sub under the merger agreement in the event any such payment becomes due and payable and, upon payment of the termination fee by MPS, MPS’s affiliates and its and their respective directors, officers, employees, shareholders and representatives shall have no further liability to WestRock and Merger Sub under the merger agreement.

Procedure for Termination

A termination of the merger agreement shall, in order to be effective, require, in the case of MPS, WestRock or Merger Sub, action by its board of directors or the duly authorized designee thereof. Termination of the merger agreement prior to the effective time shall not require the approval of the shareholders of either WestRock or MPS.

Amendment

The merger agreement may be amended by the parties, in writing signed on behalf of each of the parties, at any time before or after receipt of MPS shareholder approval. However:

•	after receipt of MPS shareholder approval, there shall be made no amendment that by applicable law requires further approval by the MPS shareholders without the further approval of such shareholders; and

•	except as provided above, no amendment of the merger agreement shall be submitted to be approved by the MPS shareholders unless required by applicable law.

Extension; Waiver

At any time prior to the effective time, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement.

•	waive compliance with any covenants and agreements contained in the merger agreement; or

•	waive the satisfaction of any of the conditions contained in the merger agreement;

No extension or waiver by MPS shall require the approval of the MPS shareholders unless such approval is required by applicable law. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

Governing Law

The merger agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law, except to the extent any provisions of the merger agreement which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including those applicable to the merger) shall be governed by and in accordance with the laws of Bermuda.

MPS, WestRock and Merger Sub waived, to the fullest extent permitted by law, any right to a trial by jury in respect to any dispute arising out of or in connection with the merger agreement or any transaction contemplated thereby.

Specific Enforcement

Each party to the merger agreement acknowledged and agreed that a breach by it of the merger agreement would cause irreparable damage to the other parties to the merger agreement and that no party to the merger agreement will have an adequate remedy at law. Therefore, it was agreed that each party shall be entitled to specific performance and injunctive relief to prevent breaches of the merger agreement, including in the case of MPS, the right to specific performance and injunctive relief to cause WestRock and Merger Sub to effect the closing.

THE VOTING AGREEMENTS

Concurrently with the execution of the merger agreement on January 23, 2017, as inducement for WestRock to enter into the merger agreement, WestRock entered into separate voting agreements with investment fund affiliates of each of Carlyle and Madison Dearborn. Pursuant to the voting agreements, each shareholder agreed during the term of its respective voting agreement to, among other things, (i) vote all the MPS common shares that it beneficially owns in favor of the approval and adoption of the merger agreement, the statutory merger agreement and the merger, and against any competing transaction that may be proposed, and (ii) not sell or otherwise transfer its MPS common shares, other than to affiliates who, as a condition to such transfer, agree in writing to be bound by the applicable voting agreement.

Carlyle and Madison Dearborn owned, respectively, 27.1% and 30.1% of the MPS common shares deemed to be outstanding as of January 23, 2017. In the aggregate, they owned approximately 57.2% of the issued and outstanding MPS common shares, representing a majority in voting power of the MPS common shares.

The voting agreements will terminate upon the earliest of (i) the termination of the merger agreement in accordance with its terms (ii) the effectiveness of the merger, in accordance with the terms of the merger agreement, and (iii) in the event of any amendment of the merger agreement, without the relevant shareholder’s consent in a manner adverse to such shareholder, including a decrease in the amount of the per share merger consideration.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE STATUTORY MERGER AGREEMENT AND THE MERGER

In this proposal, MPS is asking its shareholders to approve and adopt the merger agreement, the statutory merger agreement and the merger. Approval of this proposal is a condition to consummation of the merger.

The MPS board of directors has (1) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement and the statutory merger agreement, is in the best interests of MPS and its shareholders, (2) approved, adopted and declared advisable the merger agreement, the statutory merger agreement and the merger, and (3) resolved that the proposal to approve and adopt the merger agreement, statutory merger agreement and the merger be submitted to MPS’s shareholders for their consideration at the special general meeting.

Vote Required and MPS Board of Directors Recommendation

Approval of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger requires the affirmative approval of three-fourths of the issued and outstanding MPS common shares voting at the special general meeting in accordance with MPS’s bye-laws.

THE MPS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, STATUTORY MERGER AGREEMENT AND THE MERGER.

PROPOSAL 2: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of MPS that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of MPS’s shareholders, as described below in this section.

The estimated value of the payments and benefits that MPS’s named executive officers will or may be entitled to receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the completion of the merger occurs on May 31, 2017, (ii) per share cash consideration of $18.00, (iii) salary and target bonus levels as of the date of this proxy statement or, in the case of Messrs. Shore and Kaltman, under their new employment agreements with WestRock, (iv) the number of unvested MPS restricted stock awards, MPS performance-based stock units and MPS time-based stock units held by the named executive officers as of February 15, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement but excluding any additional grants that may occur following such date, and (v) a termination of each named executive officer’s employment without “cause” or by the executive for “good reason” immediately following the completion of the merger. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar. As of the date of this proxy statement, Messrs. Shore and Kaltman have entered into new employment agreements with WestRock effective as of the closing of the merger, but it has not yet been determined which of the MPS named executive officers are expected to continue in employment with WestRock following the closing.

The amounts indicated below do not attempt to quantify any reduction that may be required as a result of the “best-net” Section 280G cutback included in Messrs. Shore or Kaltman’s employment agreements; therefore, actual payments to Messrs. Shore and Kaltman may be less than the amounts indicated below.

Potential Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)(4)	Total ($)
Marc Shore	750,000	3,941,532	18,000	—	$1,250,953	$5,960,485
Dennis Kaltman	500,000	1,759,662	18,000	—	$561,000	$2,838,662
Rick Smith	239,736	494,658	—	—	$119,989	$865,291
William H. Hogan	—	879,840	—	—	$448,800	$1,328,640
Ross Weiner	—	160,254	—	—	$88,037	$248,291

(1)	Cash. The estimated amounts shown in this column for Messrs. Shore and Kaltman reflect 12 months of salary continuation. Because participants in MPS’s annual bonus plan will be paid pro-rata bonuses based on performance through the closing date of the merger, if Messrs. Shore or Kaltman were to experience a qualifying termination of employment immediately following the closing of the merger, they would not be eligible to receive any additional bonus payment as severance. Therefore no such amount has been included in the cash severance total. The amount for Mr. Smith reflects 12 months of salary, the maximum cash severance payable to him in lieu of up to 12 months’ notice. The estimated amounts shown for Mr. Smith have been converted to U.S. Dollars using an exchange rate of 1 British Pound = 1.2502 U.S. Dollars, which is the closing exchange rate for February 10, 2017. For additional information, see “Interests of Certain Directors and Executive Officers of MPS—Employment Agreements.”

Name	Cash Severance ($)	Pro-rated Bonus ($)	Total ($)
Marc Shore	750,000	—	750,000
Dennis Kaltman	500,000	—	500,000
Rick Smith	239,736	—	239,736
William H. Hogan	—	—	—
Ross Weiner	—	—	—

(2)	Equity. As described further in the section titled “The Merger Agreement—Exchange and Payment Procedures” beginning on page 57, the estimated amounts shown in this column represent the aggregate value of the named executive officers’ unvested MPS restricted stock awards, unvested MPS performance-based stock units, and unvested MPS time-based stock units as of February 15, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement. Payments in respect of unvested MPS restricted stock awards and unvested MPS performance-based stock units are “single-trigger” benefits in that they will be payable shortly following the closing date, whether or not the named executive officer’s employment is later terminated. Payments in respect of unvested MPS time-based stock units are “double-trigger” in that they will be paid to a named executive officer only if the named executive officer experiences a qualifying termination of employment following the closing date, or if the awards otherwise vest in accordance with their terms.

Name	Unvested MPS Restricted Stock (#)	Unvested MPS Restricted Stock ($)
Marc Shore	—	—
Dennis Kaltman	—	—
Rick Smith	—	—
William H. Hogan	—	—
Ross Weiner	3,903	70,254

The number of unvested MPS performance-based stock units set forth below assumes a payout at 150% of target, which is the maximum possible payout under the terms of the awards and the merger agreement.

Name	Unvested MPS Performance- Based Stock Units (#)	Unvested MPS Performance- Based Stock Units ($)
Marc Shore	86,441	1,555,938
Dennis Kaltman	40,679	732,222
Rick Smith	7,500	135,000
William H. Hogan	20,340	366,120
Ross Weiner	3,000	54,000

Name	Unvested MPS Restricted Stock Units (#)	Unvested MPS Restricted Stock Units ($)
Marc Shore	132,533	2,385,594
Dennis Kaltman	57,080	1,027,440
Rick Smith	19,981	359,658
William H. Hogan	28,540	513,720
Ross Weiner	2,000	36,000

(3)	Perquisites/Benefits. Represents the estimated value of continued medical, dental and life insurance coverage under MPS benefit plans on the same basis as provided to Messrs. Shore and Kaltman prior to his termination for a period of 12 months following the executive’s termination of employment.

(4)	As described in the section entitled “Interests of Certain Directors and Executive Officers of MPS—Benefit Arrangements,” the estimated amounts shown in this column reflect the estimated value of the pro-rata cash bonuses that MPS will pay to employees, including our named executive officers, in connection with the closing of the merger, for the portion of the year then completed, based on a determination by the MPS board of directors, or a committee thereof, of the achievement and anticipated achievement of the applicable performance targets as of such date. For purposes of this column, we have assumed the pro-rata payments will be made based on achievement of maximum performance levels. These are “single-trigger” benefits in that they will be payable in connection with the closing of the merger, whether or not the named executive officer’s employment is later terminated.

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, MPS is seeking a non-binding, advisory shareholder approval of the compensation of MPS’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives MPS’s shareholders the opportunity to express their views on the merger-related compensation of MPS’s named executive officers.

Accordingly, MPS is requesting shareholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to MPS’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements” on page 84 of this proxy statement, are hereby APPROVED.”

Vote Required and MPS Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on MPS, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that will or may be received by MPS’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers and the merger agreement, such compensation will or may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

Approval of the advisory vote on the compensation that may be received by MPS’s named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast.

THE MPS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO MPS’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL GENERAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special general meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve and adopt the merger agreement, the statutory merger agreement and the merger at the time of the special general meeting. If our shareholders approve the adjournment proposal, we could adjourn the special general meeting and any adjourned session of the special general meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously returned properly executed proxies voting against approval and adoption of the merger agreement, the statutory merger agreement and the merger. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval and adoption of the merger agreement, the statutory merger agreement and the merger such that the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger would be defeated, we could adjourn the special general meeting without a vote on the approval and adoption of the merger agreement, the statutory merger agreement and the merger and seek to convince the holders of those shares to change their votes to votes in favor of approval and adoption of the merger agreement, the statutory merger agreement and the merger. Additionally, we may seek to adjourn the special general meeting if a quorum is not present at the special general meeting.

Vote Required and MPS Board of Directors Recommendation

Approval of the proposal to approve one or more adjournments of the special general meeting requires the affirmative vote of a majority of votes cast.

The MPS board of directors believes that it is in the best interests of MPS and its shareholders to be able to adjourn the special general meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve and adopt the merger agreement, the statutory merger agreement and the merger if there are insufficient votes to adopt the merger agreement, statutory merger agreement and the merger at the time of the special general meeting.

THE MPS BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE ONE OR MORE ADJOURNMENTS OF THE SPECIAL GENERAL MEETING IN CONNECTION WITH THE MERGER.

MARKET PRICES AND DIVIDEND DATA

MPS common shares are listed for trading on the NYSE under the symbol “MPSX.” The table below shows the high and low sales price of MPS, for the periods indicated, as reported on the NYSE.

	MPS Share Price
	High		Low
FY 2016 – Quarter Ended(1)
Second quarter		$18.81		$12.90
Third quarter		$17.84		$13.20
Fourth quarter		$17.28		$12.50
FY 2017 – Quarter Ended
First quarter		$14.80		$13.26
Second quarter		$14.71		$11.00
Third quarter (through [●], 2017)	$	[●]	$	[●]

(1)	The MPS share price data for the first quarter fiscal 2016 is not included above because MPS was not a public company at that time. MPS completed its IPO on October 22, 2015.

The closing price of MPS common shares on the NYSE on January 23, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $14.39 per MPS common share. If the merger is completed, you will be entitled to receive $18.00 in cash, without interest, less any applicable withholding or transfer taxes. The cash amount of $18.00 per MPS common share represents an approximately 25.1% premium over MPS’s closing share price on January 23, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and an approximately 24.9% premium over MPS’s volume-weighted average trading price for the 30-day trading period ended January 23, 2017.

On [●], 2017, the most recent practicable date before this proxy statement was mailed to our shareholders, the closing price for MPS common shares on the NYSE was $[●] per MPS common share. You are encouraged to obtain current market quotations for MPS common shares in connection with voting your MPS common shares.

We have never declared or paid cash dividends on MPS common shares. We do not anticipate paying cash dividends in the foreseeable future. Further, under the terms of the merger agreement provide that, from the date of the merger agreement (i.e., January 23, 2017) until the earlier of the termination of the merger agreement and the effective time of the merger, we may not declare or pay any dividend or other distribution on MPS common shares without WestRock’s written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of MPS common shares as of February 3, 2017, at which time there were 77,695,438 MPS common shares issued and outstanding. Ownership information is included for: (i) our directors and the named executive officers; (ii) all directors and executive officers as a group; and (iii) each person or entity known by us to beneficially own more than 5% of MPS common shares. Except as specified below, each person or entity listed below had sole voting and investment power with respect to the shares listed next to their name. Unless otherwise noted below, the business address of the persons listed is: c/o Multi Packaging Solutions International Limited, 885 Third Avenue, 28th Floor, New York, New York 10022.

Beneficial Stock Ownership of Directors and Executive Officers

	Number of Shares Beneficially Owned
Beneficial Owner	Shares	Percent
Marc Shore (1)(2)	217,748	*
Dennis Kaltman (1)(3)	111,787	*
William H. Hogan (1)(4)	56,100	*
Rick Smith (5)	281,971	*
Ross Weiner (6)	9,854	*
Zeina Bain (7)	—	—
George Bayly	9,852	*
Richard H. Copans (8)	—	—
Eric Kump (7)	—	—
Gary McGann	9,852	*
Thomas S. Souleles (8)	—	—
Jason J. Tyler	10,058	*
All current directors and executive officers as a group (12 persons)	707,222	*

*	Less than 1%

(1)	In addition to the MPS common shares listed, Messrs. Shore, Kaltman and Hogan are investors in Holdings with their investments representing a percentage interest in Holdings equal to approximately 5.74%, 2.05% and 1.41%, respectively. None of the foregoing persons has direct or indirect voting or dispositive power with respect to MPS common shares held of record by Holdings.
(2)	Includes 190,160 MPS common shares issuable upon vesting of MPS performance-based stock units and MPS time-based stock units that remain subject to continued vesting conditions.
(3)	Includes 84,199 MPS common shares issuable upon vesting of MPS performance-based stock units and MPS time-based stock units that remain subject to continued vesting conditions.
(4)	Includes 42,100 MPS common shares issuable upon vesting of MPS performance-based stock units and MPS time-based stock units that remain subject to continued vesting conditions.
(5)	Includes 244,410 MPS common shares held directly by Mr. Smith and 24,981 MPS common shares issuable upon vesting of MPS performance-based stock units and MPS time-based stock units that remain subject to continued vesting conditions. Also includes 12,580 MPS common shares held by Mr. Smith’s wife.
(6)	Represents 9,854 MPS common shares issuable upon vesting of MPS restricted stock awards, MPS performance-based stock units and MPS time-based stock units that remain subject to continued vesting conditions.

(7)	CEP III Chase S.à r.l. (“CEP III”) is the record holder of 21,163,072 MPS common shares. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of CEP III Managing GP Holdings, Ltd., which is the general partner of CEP III Managing GP, L.P., which is the general partner of Carlyle Europe Partners III, L.P., which is the sole shareholder of CEP III Participations, S.à r.l., SICAR, which is the sole shareholder of CEP III.

Voting and investment determinations with respect to the MPS common shares held by CEP III are made by an investment committee of CEP III Managing GP, L.P. comprised of Daniel D’Aniello, William Conway, David Rubenstein, Louis Gerstner, Allan Holt, Kewsong Lee and Thomas Mayrhofer. Each member of the investment committees disclaims beneficial ownership of such MPS common shares.

The address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. The address for CEP III and CEP III Participations, S.à r.l., SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, 4th floor, L -1653 Luxembourg, Luxembourg. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(8)	Held by Holdings. MDP Global Investors II Limited (“MDP Limited”) is the general partner of MDP VI Global GP, LP, which in turn is the general partner of each of MDCP VI-A Global Investments LP (“Global VI-A”), MDCP VI-C Global Investments LP (“Global VI-C”) and MDCP Executive VI-A Global Investments LP (“Global Executive VI-A”, together with Global VI-A and Global VI-C, the “MDP Global Funds”). MDP Limited is also the general partner of Holdings, and each of the MDP Global Funds, along with certain other persons, is a limited partner of Holdings.

Voting and investment determinations by MDP Limited are made by a majority vote of the members of MDP Limited. Each member of MDP Limited disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

The address for Holdings, each of the MDP Global Funds, and MDP Limited is c/o Maples and Calder, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Security Ownership of Certain Beneficial Owners

	Number of Shares Beneficially Owned
Beneficial Owner	Shares	Percent
Investments funds affiliated with The Carlyle Group (1)	21,163,072	27.2%
Madison Dearborn (2)	23,482,216	30.2%
Wellington Management Group LLP (3)	4,002,759	5.2%

(1)	CEP III Chase S.à r.l. (“CEP III”) is the record holder of 21,163,072 MPS common shares. Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole shareholder of CEP III Managing GP Holdings, Ltd., which is the general partner of CEP III Managing GP, L.P., which is the general partner of Carlyle Europe Partners III, L.P., which is the sole shareholder of CEP III Participations, S.à r.l., SICAR, which is the sole shareholder of CEP III.

Voting and investment determinations with respect to the MPS common shares held by CEP III are made by an investment committee of CEP III Managing GP, L.P. comprised of Daniel D’Aniello, William Conway, David Rubenstein, Louis Gerstner, Allan Holt, Kewsong Lee and Thomas Mayrhofer. Each member of the investment committees disclaims beneficial ownership of such MPS common shares.

The address for each of TC Group Cayman Investment Holdings, L.P. and TC Group Cayman Investment Holdings Sub L.P. is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands. The address for CEP III and CEP III Participations, S.à r.l., SICAR is c/o The Carlyle Group, 2, avenue Charles de Gaulle, 4th floor, L -1653 Luxembourg, Luxembourg. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

(2)	Held by Holdings. MDP Global Investors II Limited (“MDP Limited”) is the general partner of MDP VI Global GP, LP, which in turn is the general partner of each of MDCP VI-A Global Investments LP (“Global VI-A”), MDCP VI-C Global Investments LP (“Global VI-C”) and MDCP Executive VI-A Global Investments LP (“Global Executive VI-A”, together with Global VI-A and Global VI-C, the “MDP Global Funds”). MDP Limited is also the general partner of Holdings, and each of the MDP Global Funds, along with certain other persons, is a limited partner of Holdings.

Voting and investment determinations by MDP Limited are made by a majority vote of the members of MDP Limited. Each member of MDP Limited disclaims beneficial ownership of such MPS common shares, except to the extent of its pecuniary interest therein.

The address for Holdings, each of the MDP Global Funds, and MDP Limited is c/o Maples and Calder, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(3)	Information regarding Wellington Management Group LLP (“Wellington Management”) is based solely upon a Schedule 13G filed by Wellington Management on February 9, 2017. Such Schedule 13G provides that Wellington Management acts as investment adviser to various separate accounts that own MPS common shares. The shares included in the table consist of: (i) 3,093,398 MPS common shares over which Wellington Management has shared voting power and (ii) 4,002,759 MPS common shares over which Wellington Management has shared dispositive power. In its capacity as an investment adviser, Wellington Management may be deemed to beneficially own 4,002,759 MPS common shares, which are held of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of MPS common shares. The address of Wellington Management is 280 Congress Street, Boston, Massachusetts 02210.

APPRAISAL RIGHTS

Under Bermuda law, in the event of a merger of a Bermuda company with another Bermuda company or foreign corporation, any shareholder of the Bermuda company is entitled to receive fair value for its shares. For purposes of Section 106(2)(b)(i) of the Companies Act, the MPS board of directors considers the fair value for each MPS common share to be $18.00, without interest and less any applicable withholding taxes.

Any MPS shareholder who is not satisfied that it has been offered fair value for its shares and whose shares are not voted in favor of the merger agreement, the statutory merger agreement and the merger may exercise its appraisal rights under the Companies Act to have the fair value of its shares appraised by the Bermuda Court. Persons owning beneficial interests in shares but who are not shareholders of record should note that only persons who are shareholders of record are entitled to make an application for appraisal. Any MPS shareholder intending to exercise appraisal rights must file its application for appraisal of the fair value of its shares with the Bermuda Court within one month after the date the notice convening the special general meeting to approve the merger has been given. The notice delivered with this proxy statement constitutes this notice. There are no statutory rules and limited decisions of the Bermuda Court prescribing in detail the operation of the provisions of the Companies Act governing appraisal rights that are set forth in Section 106 of the Companies Act or the process of appraisal by the Bermuda Court; the Bermuda Court retains considerable discretion as to the precise methodology that it would adopt when determining the fair value of shares in an appraisal application under the Companies Act.

If an MPS shareholder votes in favor of the merger agreement, the statutory merger agreement and the merger at the special general meeting, such shareholder will have no right to apply to the Bermuda Court to appraise the fair value of its shares, and instead, if the merger is consummated, and as discussed in the section of this proxy statement titled “The Merger—Certain Effects of the Merger on MPS” beginning on page 25 each MPS common share of such shareholder will be canceled and converted into the right to receive the merger consideration. Voting against the merger, or not voting, will not in itself satisfy the requirements for notice, exercise of a shareholder’s right to apply for appraisal of the fair value of its shares.

A FAILURE OF A DISSENTING SHAREHOLDER TO AFFIRMATIVELY VOTE AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT, THE STATUTORY MERGER AGREEMENT AND THE MERGER WILL NOT CONSTITUTE A WAIVER OF ITS RIGHT TO HAVE THE FAIR VALUE OF ITS MPS COMMON SHARES APPRAISED.

In any case where a registered holder of shares has made an appraisal application, in respect of the shares held by such dissenting shareholder, and the merger has been made effective under Bermuda law before the Bermuda Court’s appraisal of the fair value of such dissenting shares, then the dissenting shareholder shall be entitled to receive the per share merger consideration and, if the fair value of the dissenting shares is later appraised by the Bermuda Court to be greater than the value of the per share merger consideration, such dissenting shareholder will be paid the difference, between the amount paid to him as the per share merger consideration and the value appraised by the court within one month of the Bermuda Court’s appraisal.

In any case where the value of the dissenting shares held by a dissenting shareholder is appraised by the Bermuda Court before the merger has been made effective under Bermuda law, then the surviving company will be required to pay the dissenting shareholder within one month of the Bermuda Court’s appraisal an amount equal to the value of the dissenting shares appraised by the Bermuda Court, unless the merger is terminated under the terms of the merger agreement, in which case no payment shall be made. However, it is anticipated that, subject to having obtained the requisite approval, the merger would have proceeded prior to any appraisal by the Bermuda Court.

A shareholder that has exercised appraisal rights has no right of appeal from an appraisal made by the Bermuda Court. The responsibility for apportioning the costs of any application to the Bermuda Court under Section 106 of the Companies Act will be in the discretion of the Bermuda Court.

The relevant portion of Section 106 of the Companies Act in relation to appraisal rights is as follows:

“(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a) to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b) to terminate the amalgamation or merger in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court, the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

(7) An amalgamation agreement or merger agreement may provide that at any time before the issue of a certificate of amalgamation or merger the agreement may be terminated by the directors of an amalgamating or merging company, notwithstanding approval of the agreement by the shareholders of all or any of the amalgamating or merging companies.”

SHAREHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BANKS, BROKERAGE FIRMS AND OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE MPS COMMON SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM AND OTHER NOMINEE MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO EXERCISE APPRAISAL RIGHTS.

A shareholder who elects to exercise appraisal rights under Section 106(6) of the Companies Act must apply to the Bermuda Court pursuant to the Companies Act, and should also mail or deliver a written demand to:

Multi Packaging Solutions International Limited

Attention: Secretary

885 Third Avenue, 28th Floor

New York, NY 10022

Telephone: (646) 885-0165

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed, we intend to hold an annual general meeting of members in 2017, which we refer to as our 2017 Annual General Meeting.

Some proposals pursuant to Rule 14a-8 under the Exchange Act may be eligible for inclusion in this proxy statement for our 2017 Annual General Meeting. In order for a shareholder proposal to be considered for inclusion in MPS’s proxy materials for the 2017 Annual General Meeting, it must be must submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Secretary, Multi Packaging Solutions International Limited, 885 Third Avenue, 28th Floor, New York, New York 10022, and such proposals must be received no later than June 8, 2017. Such proposals must meet the requirements set forth in the rules and regulations of the SEC, as well as the informational requirements and the other requirements related to member proposals set forth in MPS’s bye-laws, in order to be eligible for inclusion in the MPS’s proxy statement for its 2017 Annual General Meeting.

Shareholders who wish to nominate directors or introduce an item of business at an annual general meeting, without including such matters in MPS’s 2017 proxy statement, must comply with the informational requirements and the other requirements set forth in MPS’s bye-laws. Nominations or an item of business to be introduced at an annual general meeting must be submitted in writing and received by MPS no earlier than July 20, 2017 and no later than August 19, 2017 (i.e., no more than one hundred and twenty (120) days and no less than ninety (90) days prior to November 17, 2017, the first anniversary of the Annual General Meeting). A copy of the bye-laws, which sets forth the informational requirements and other requirements, can be obtained from the Secretary of MPS at the address above.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that MPS has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about MPS and its financial condition.

The following MPS filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the SEC on August 23, 2016;

•	Quarterly Reports on Form 10-Q for the quarterly period ended September 30, 2016, filed with the SEC on November 9, 2016, and for the quarterly period ended December 31, 2016, filed with the SEC on February 14, 2017;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 6, 2016; and

•	Current Reports on Form 8-K, filed with the SEC on September 19, 2016, October 17, 2016, November 21, 2016 and January 24, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special general meeting, including any adjournments or postponements, or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy solicitation materials. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of MPS’s Current Reports on Form 8-K, and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room located at: Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review our SEC filings on our website at www.multipkg.com. Information included on our website is not a part of, and is not incorporated in, this proxy statement.

Documents incorporated by reference in this proxy statement are also available from us without charge, excluding all exhibits unless specifically incorporated by reference in such documents. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Investor Relations

Multi Packaging Solutions International Limited

885 Third Avenue, 28th Floor

New York, NY 10022

Telephone: (646) 885-0165

E-mail: ir@multipkg.com

If you would like to request documents, please do so by [●], 2017 to receive them before the special general meeting. If you request any incorporated documents, we will strive to mail them to you by first-class mail, or another equally prompt means, within one (1) business day of receipt of your request.

If you have any questions about this proxy statement, the special general meeting or the merger or need assistance with voting procedures, you should contact:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

(212) 297-0720 (Main)

(877) 274-8654 (Toll Free)

info@okapipartners.com

MISCELLANEOUS

MPS has supplied all information relating to MPS, and WestRock has supplied, and MPS has not independently verified, all of the information relating to WestRock and Merger Sub contained in “Summary – Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

You should not send in your MPS share certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of January 23, 2017

by and among

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

WESTROCK COMPANY

and

WRK MERGER SUB LIMITED

A-i

A-ii

EXHIBITS

Exhibit A: Form of Voting Agreement

Exhibit B: Statutory Merger Agreement

A-iii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	A-42
Acquisition Proposal	A-28
Action	A-42
Adverse Recommendation Change	A-27
Affiliate	A-42
Agreement	A-1
Alternative Acquisition Agreement	A-42
Applicable Law(s)	A-42
Appraisal Withdrawal	A-5
Appraised Fair Value	A-5
Assumed Award	A-7
Bermuda Companies Act	A-42
Book-Entry Share	A-3
Business Day	A-42
Capitalization Date	A-8
CERCLA	A-13
Certificate	A-3
Certificate of Merger	A-2
Closing	A-1
Closing Date	A-1
Code	A-42
Collective Bargaining Agreement	A-42
Company	A-1
Company Benefit Plans	A-16
Company Board	A-1
Company Disclosure Letter	A-6
Company Material Adverse Effect	A-42
Company Organizational Documents	A-43
Company Personnel	A-16
Company Recommendation	A-7
Company Restricted Stock Award	A-43
Company Restricted Stock Unit Award	A-43
Company SEC Documents	A-9
Company Securities	A-8
Company Shareholder Approval	A-7
Company Shareholders Meeting	A-7
Company Shares	A-2
Company Stock Award Agreement	A-8
Company Stock Plans	A-43
Confidentiality Agreement	A-30
Continuing Employee	A-34
Contract	A-43
Dissenting Holder	A-43
Dissenting Shares	A-43
Divestiture Actions	A-32
DOJ	A-43
Effective Time	A-2
End Date	A-38
Environmental Law	A-13
Environmental Permits	A-13

ERISA	A-43
ERISA Affiliate	A-43
Exchange Act	A-44
Exchange Ratio	A-6
Existing Credit Facility	A-44
FCPA	A-44
FTC	A-44
GAAP	A-44
Governmental Entity	A-44
Hazardous Materials	A-13
Holding Sub	A-22
HSR Act	A-44
Indebtedness	A-44
Intellectual Property	A-44
Knowledge	A-44
Letter of Transmittal	A-3
Lien	A-45
Material Contract	A-13
Maximum Amount	A-33
Merger	A-1
Merger Application	A-2
Merger Consideration	A-2
Merger Sub	A-1
Merger Sub Shares	A-2
NYSE	A-45
Order	A-45
Parent	A-1
Parent Common Stock	A-6
Parent Disclosure Letter	A-20
Parent Material Adverse Effect	A-45
Parent Organizational Documents	A-20
Paying Agent	A-3
Payment Fund	A-3
Permits	A-45
Permitted Liens	A-45
Person	A-45
Proxy Statement	A-29
Registered IP	A-12
Registrar	A-2
Regulation S-X	A-45
Regulatory Laws	A-45
Release	A-13
Representatives	A-26
Required Antitrust Approvals	A-45
SEC	A-45
Securities Act	A-46
SOX	A-46
Specified Employee	A-46
Specified Person	A-39
Statutory Merger Agreement	A-46

A-iv

Subsidiary	A-46
Superior Proposal	A-28
Surviving Company	A-1
Takeover Laws	A-31
Tax Returns	A-46

Taxes	A-46
Termination Fee	A-39
UK Bribery Act	A-46
Uncertificated Share	A-5
Voting Agreement	A-1

A-v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 23, 2017 is among WestRock Company (“Parent”), a Delaware corporation, WRK Merger Sub Limited (“Merger Sub”), a Bermuda exempted company and a wholly-owned subsidiary of Parent, and Multi Packaging Solutions International Limited (the “Company”), a Bermuda exempted company.

R E C I T A L S

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (i) approved and adopted the transactions contemplated hereby, on the terms and subject to the conditions set forth herein and in the Statutory Merger Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”), (ii) determined that the terms of this Agreement and the Statutory Merger Agreement are in the best interests of and fair to Parent or Merger Sub, as applicable, and their respective shareholders, and (iii) declared the advisability of this Agreement, the Statutory Merger Agreement and the Merger;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, (ii) determined that entering into this Agreement and the Statutory Merger Agreement is in the best interests of the Company and its shareholders, (iii) declared this Agreement advisable and (iv) resolved to recommend approval of the Merger, this Agreement and the Statutory Merger Agreement to the Company’s shareholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain shareholders of the Company named therein have entered into an agreement with Parent (the “Voting Agreement”), in substantially the form attached as Exhibit A, pursuant to which such Persons have agreed to vote all of their respective Company Shares in favor of, and to otherwise support, the Merger and to vote against certain Acquisition Proposals; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01. The Merger. Subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, and in accordance with the Bermuda Companies Act, at the Effective Time, (i) Merger Sub shall be merged with and into the Company such that the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving company in the Merger (the “Surviving Company”), and (iii) the Merger shall have the effects set forth in this Agreement and Section 109(2) of the Bermuda Companies Act. As a result of the Merger, the Surviving Company shall become a wholly-owned subsidiary of Parent.

Section 1.02. Closing. Subject to the satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) shall take place no later than the third (3rd) Business Day after satisfaction or (to the extent permitted by Applicable Law) waiver of all of the conditions set forth in ARTICLE VII that are susceptible to satisfaction prior to the Closing, at the offices of Conyers Dill & Pearman Limited, Clarendon House, 2 Church Street, Hamilton, Bermuda, unless another date or place is agreed to in writing by Parent and the Company. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.03. Effective Time. On the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, Parent, Merger Sub and the Company shall (a) on the Closing Date, execute and deliver the Statutory Merger Agreement, (b) on or prior to the Closing Date, cause an application for registration of the Surviving Company (the “Merger Application”) to be executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Bermuda Companies Act and to be accompanied by the documents required by Section 108(2) of the Bermuda Companies Act and (c) cause to be included in the Merger Application a request that the Registrar issue the certificate of merger with respect to the Merger (the “Certificate of Merger”) on the Closing Date at the time of day mutually agreed upon by the Company and Parent and set forth in the Merger Application. The Merger shall become effective on the date shown in the Certificate of Merger. Parent, Merger Sub and the Company agree that they will request that the Registrar provide in the Certificate of Merger that the effective date of the Merger be the Closing Date (the “Effective Time”).

Section 1.04. Memorandum of Association and Bye-Laws. The memorandum of association and bye-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum of association and bye-laws of the Surviving Company, until thereafter changed or amended as provided therein or by Applicable Law (in each case, subject to Section 6.04).

Section 1.05. Directors and Officers of Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES

Section 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or holders of any common shares, par value $1.00 per share, of the Company (“Company Shares”) or any common shares of Merger Sub (“Merger Sub Shares”):

(a) Capital Stock of Merger Sub. Each issued and outstanding Merger Sub Share shall be cancelled and converted into one fully paid and nonassessable common share of the Surviving Company.

(b) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Owned by Company Subsidiaries.

(i) All Company Shares that are owned by the Company as treasury shares and any Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) All Company Shares owned by any direct or indirect wholly owned Subsidiary of the Company shall be automatically converted into such number of common shares of the Surviving Company such that the ownership percentage of any such Subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Conversion of Company Shares. Each issued and outstanding Company Share (other than Company Shares to be cancelled or converted in accordance with Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive $18.00 (the “Merger Consideration”), payable to the holder thereof in cash, without interest. Subject to Section 2.03, as of the Effective Time, all such Company Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (a “Certificate”) or person entered as the owner in a book-entry in respect of a share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding Company Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pertaining to the Company Shares represented by such Certificate or Book-Entry Share upon the surrender thereof in accordance with Section 2.02. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the issued and outstanding Company Shares shall have been changed into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of Company Shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Company Shares will be appropriately adjusted to provide the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided that with respect to outstanding awards made under the Company Stock Plans, any such adjustments shall be made in accordance with the applicable Company Stock Plan. Nothing in this Section 2.01(c) shall be construed to permit the Company or any of its Subsidiaries to take any action that is otherwise prohibited by this Agreement, including pursuant to Section 5.01(a).

Section 2.02. Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate American Stock Transfer & Trust Company LLC as agent for the holders of Company Shares in connection with the Merger (the “Paying Agent”) and to receive the consideration to which holders of Company Shares shall become entitled pursuant to Section 2.01(c). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the cash necessary to pay the aggregate Merger Consideration for the Company Shares converted into the right to receive the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). If for any reason the Payment Fund is inadequate to pay the amounts to which holders of Company Shares shall be entitled under Section 2.01(c), Parent shall promptly deposit, or cause to be deposited, additional cash with the Paying Agent sufficient to make all payments of the aggregate Merger Consideration, and Parent and the Surviving Company shall in any event be liable for payment thereof.

(b) Letter of Transmittal. As promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days after the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Company Shares whose shares are converted into the right to receive the Merger Consideration pursuant to Section 2.01 a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) as Parent may specify, subject to the Company’s reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Company Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent or (ii) in the case of Book-Entry Shares, the receipt of an “agent’s message” by the Paying Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Company Shares have been converted pursuant to Section 2.01. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such Company Shares (or, if such Company Shares are held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each Company Share, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holders of Company Shares are entitled to receive in respect of such shares pursuant to Section 2.01(c). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or Book-Entry Shares).

(d) Treatment of Unexchanged Shares. Except as provided in Section 2.02(j), no cash payment with respect to the Merger Consideration shall be paid to the holder of any unsurrendered Certificate (or Book-Entry Shares) until the surrender of such Certificate (or Book-Entry Shares) in accordance with this ARTICLE II.

(e) No Further Ownership Rights in Company Shares. The Merger Consideration paid in accordance with the terms of this ARTICLE II, upon conversion of any Company Shares, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the register of members of the Surviving Company of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Shares are presented to Parent or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this ARTICLE II, subject to satisfaction of the terms, conditions and requirements set forth in Section 2.02(c).

(f) Termination of Payment Fund. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Shares one year after the Effective Time shall be delivered to Parent, and any holder of Company Shares who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent for payment of its claim for Merger Consideration.

(g) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Payment Fund which remains undistributed to the holders of Company Shares for two years after the Effective Time (or immediately prior to such earlier date on which the Payment Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) Investment of Payment Fund. The Paying Agent shall invest the cash in the Payment Fund as directed by Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion. Any interest and other income resulting from such investments shall be paid to Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any shareholder of the Company to receive the Merger Consideration or any other payment as provided herein.

(i) Withholding Rights. Each of Parent, the Company, the Surviving Company, and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Shares, Company Restricted Stock Awards or Company Restricted Stock Unit Awards pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under Applicable Law with respect to Taxes. Amounts so withheld and timely paid over to the appropriate Governmental Entity shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(j) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration.

(k) Uncertificated Shares. If any Company Shares are held in uncertificated form in a direct registration system (each, an “Uncertificated Share”), then promptly after the Effective Time, Parent shall cause the Paying Agent to (i) mail to each holder of Uncertificated Shares (other than Dissenting Shares) materials advising such holder of the effectiveness of the Merger and the conversion of its Uncertificated Shares into the right to receive the Merger Consideration and (ii) deliver the amount of cash that such holder is entitled to receive in respect of its Uncertificated Shares pursuant to Section 2.01(c) (after giving effect to any required Tax withholdings as provided in Section 2.02(i)), without interest thereon.

Section 2.03. Shares of Dissenting Holders.

(a) At the Effective Time, all Dissenting Shares shall automatically be canceled and shall cease to exist and, unless otherwise required by Applicable Law, shall automatically be converted into the right to receive the Merger Consideration, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda under Section 106(6) of the Bermuda Companies Act (the “Appraised Fair Value”) is greater than the Merger Consideration, be entitled to receive such difference from the Surviving Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure.

(b) In the event that a holder of Dissenting Shares fails to exercise, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”) such holder’s Dissenting Shares shall automatically be canceled and shall cease to exist and shall automatically be converted as of the Effective Time into the right to receive solely the Merger Consideration for each such Dissenting Share.

(c) The Company shall give Parent (i) written notice of (A) any demands for appraisal of Dissenting Shares, Appraisal Withdrawals and any other instruments, notices, petitions or other written communication received by the Company in accordance with this Section 2.03 and (B) to the extent that the Company has Knowledge thereof, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by Applicable Law, the right to participate in any settlement negotiations and proceedings with respect to any demands for appraisal under the Bermuda Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle or settle any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to exercise appraisal rights in accordance with the Bermuda Companies Act.

Section 2.04. Treatment of Company Restricted Stock Unit Awards and Company Restricted Stock Awards.

(a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Stock Plans) will take all actions as it deems necessary or appropriate to give effect to this Section 2.04 to provide that immediately prior to the Effective Time:

(i) Each Company Restricted Stock Unit Award that is subject to performance-based vesting conditions and each Company Restricted Stock Award, in each case that is then outstanding, shall be cancelled and terminated, and each holder thereof shall have the right to receive from the Surviving Company, in respect of such Company Restricted Stock Unit Award or Company Restricted Stock Award, an amount in cash (less applicable withholding Taxes, if any) equal to (x) the number of Company Shares subject to such Company Restricted Stock Unit Award or Company Restricted Stock Award as of immediately prior to the Effective Time (assuming, in the case of Company Restricted Stock Unit Awards that are subject to performance-based vesting conditions, that satisfaction of the performance goals as of the Closing Date is calculated as set forth in the agreement governing such Company Restricted Stock Unit Awards), multiplied by (y) the Merger Consideration, payable through the Surviving Company’s payroll systems promptly (but in any event within five (5) Business Days) following the Closing Date; provided that to the extent any amounts described in this Section 2.04(a)(i) relate to a payment that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Company shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such payment that will not trigger a tax or penalty under Section 409A of the Code.

(ii) Each Company Restricted Stock Unit Award that is not subject to performance-based vesting conditions that is then outstanding shall be assumed by Parent and converted into an award of restricted stock units by Parent (an “Assumed Award”) with respect to a number of shares of common stock of Parent, par value $0.01 per share (“Parent Common Stock”), equal to (i) the number of Company Shares subject to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (as defined below), rounded to the nearest whole share, on the same terms and conditions as were applicable to such Company Restricted Stock Unit Award as of immediately prior to the Effective Time. For purposes of this Agreement, “Exchange Ratio” means a fraction, the numerator of which is the Merger Consideration and the denominator of which is the average of the volume weighted average price per share of Parent Common Stock on the New York Stock Exchange Inc. (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company) on each of the five (5) consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.

(b) Prior to the Effective Time, Parent shall take all corporate action necessary to (i) reserve for issuance a sufficient number of shares of Parent Common Stock for issuance with respect to the Assumed Awards and (ii) cause the registration of the shares of Parent Common Stock issuable with respect to the Assumed Awards to become effective as part of a registration statement on Form S-8 or Form S-3 as the case may be, or any successor or other appropriate forms, and, thereafter, Parent shall deliver to holders of Assumed Awards any applicable prospectus and shall maintain the effectiveness of such registration statement, including the current status of any related prospectus, for so long as the Assumed Awards remain outstanding.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC after October 21, 2015 and publicly available at least two Business Days prior to the date of this Agreement (excluding any disclosures in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature); provided, however, that (A) in no event shall any disclosure in any Company SEC Documents apply to or qualify any representation or warranty in Section 3.03 and (B) any matter set forth in a Company SEC Document shall be deemed to apply to and qualify any representation or warranty in this ARTICLE III only to the extent that it is reasonably apparent that the description of such matter in such Company SEC Document is relevant to the topic of such representation or warranty; or (ii) as disclosed in the disclosure letter delivered by the Company to Parent at or before the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this ARTICLE III to which it corresponds and each other section or subsection of this ARTICLE III only to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

Section 3.01. Qualification, Organization, Subsidiaries, etc. The Company is an exempted company duly incorporated, validly existing and in good standing under the laws of Bermuda and has all requisite power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power and authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and, to the extent legally applicable, in good standing under the Applicable Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction in which the properties and assets owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of the Company and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true, correct and complete copy of the memorandum of association and bye-laws of the Company in effect as of the date of this Agreement. A true, correct and complete list of all the Subsidiaries of the Company, identifying the name, jurisdiction of incorporation or organization, and type of entity of each such Subsidiary, is set forth on Section 3.01 of the Company Disclosure Letter. Except for the capital stock and voting securities of, and other equity interests in, the Company’s Subsidiaries set forth on Section 3.01 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. All the outstanding shares of capital stock or voting securities of, or other equity interests in, each of the Company’s Subsidiaries have been validly issued and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws.

Section 3.02. Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the affirmative vote of three-fourths of the issued and outstanding Company Shares voting at the Company Shareholders Meeting (the “Company Shareholder Approval”). The Company Board has (i) approved the execution, delivery and performance of this Agreement and the Statutory Merger Agreement, (ii) determined that entering into this Agreement and the Statutory Merger Agreement is in the best interests of the Company and its shareholders, (iii) declared this Agreement advisable and (iv) resolved to recommend that the Company’s shareholders adopt this Agreement and the Statutory Merger Agreement (the “Company Recommendation”). The Company Board has directed that the Company submit the adoption of this Agreement and the Statutory Merger Agreement to a vote at a meeting of the shareholders of the Company having a quorum of at least two persons holding or representing by proxy one-third of the issued Company Shares in accordance with the terms of this Agreement (the “Company Shareholders Meeting”). As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. Except for the Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize or adopt this Agreement and the Statutory Merger Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Applicable Law). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03. Capital Structure.

(a) The authorized share capital of the Company consists of 1,000,000,000 shares, which may be designated by the Company Board as Company Shares or preference shares. At the close of business on January 20, 2017 (the “Capitalization Date”), (i) 77,695,438 Company Shares were issued and outstanding, (ii) 4,730,744 Company Shares were reserved and available for issuance or issued and outstanding pursuant to the Company Stock Plans, of which 739,930 Company Shares were potentially issuable upon the vesting or settlement of Company Restricted Stock Unit Awards (assuming vesting and settlement of Company Restricted Stock Unit Awards that are subject to performance-based vesting criteria based on maximum achievement of applicable performance goals) and 7,062 Company Shares were issued and outstanding pursuant to Company Restricted Stock Awards, and (iii) no preference shares were issued and outstanding.

(b) Except as set forth in Section 3.03(a), as of the Capitalization Date, there were (i) no outstanding shares of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any Subsidiary of the Company, or that obligate the Company or any Subsidiary of the Company to issue, any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any shares of, or other equity or voting interests in, the Company and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any of the foregoing or dividends paid thereon (the items described in clauses (i), (ii), (iii), (iv) and (v) being referred to collectively as “Company Securities”). There are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (except pursuant to the acquisition by the Company of Company Shares for purposes of satisfying Tax withholding obligations with respect to holders of Company Restricted Stock Unit Awards and Company Restricted Stock Awards), or obligate the Company or any Subsidiary of the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. There are no bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote. Neither the Company nor any of its Subsidiaries is a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities. All issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (A) issued any Company Securities or incurred any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon, other than pursuant to Company Restricted Stock Unit Awards and Company Restricted Stock Awards that were outstanding as of the Capitalization Date or (B) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(c) The Company Shares constitute the only issued and outstanding class of securities of the Company or its Subsidiaries registered under the Exchange Act.

(d) All outstanding Company Restricted Stock Awards and Company Restricted Stock Unit Awards are evidenced by individual written award agreements (each, a “Company Stock Award Agreement”) substantially similar to the form relating to the applicable jurisdiction, true, correct and complete copies of which have been made available to Parent prior to the date hereof, and no Company Stock Award Agreement contains terms that are different in any material respect from the terms contained in any such form. Section 3.03(d)(ii) of the

Company Disclosure Letter sets forth a true, correct and complete list of all outstanding Company Restricted Stock Awards and Company Restricted Stock Unit Awards as of the Capitalization Date, setting forth the holder’s identification number, the grant date and vesting terms of the award (in the case of Company Restricted Stock Units that are subject to performance-based vesting criteria, including the number of Company Shares that are issuable pursuant to the award based on maximum achievement of applicable performance goals).

(e) No Subsidiary of the Company owns any Company Shares.

Section 3.04. Governmental Authorization; Non-contravention.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Merger Application and related attachments with the Registrar and issuance by the Registrar of the Certificate of Merger, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Law as set forth on Section 3.04 of the Company Disclosure Letter (including the expiration or termination of the applicable waiting periods under the HSR Act and the other anti-trust notification and approvals required under non-U.S. jurisdictions, as set forth on Section 3.04 of the Company Disclosure Letter), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act (including the filing with the SEC of the Proxy Statement), and any other applicable U.S. state or federal securities laws and (iv) consents, approvals, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the consummation of the Merger.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (ii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.04(a) and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not prevent or materially delay or adversely affect the consummation of the Merger.

Section 3.05. Company SEC Documents.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since October 21, 2015, together with any exhibits and schedules thereto and other information incorporated therein (collectively, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of SOX, the

Securities Act or the Exchange Act, as the case may be, and the published rules and regulations of the SEC, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (and, if amended, as of the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company (including the related notes) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, had been prepared in all material respects in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by rules and regulations of the SEC) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited consolidated financial statements, to normal year-end adjustments).

(c) The Company has designed and maintains a system of internal controls over financial reporting and accounting (including “internal control over financial reporting” as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and directors of the Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets that could have a material effect on the Company’s financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are sufficient to provide reasonable assurance that material information (both financial and non-financial) that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(d) As of the date of this Agreement, there was no outstanding Indebtedness of the Company or its Subsidiaries, determined on a consolidated basis, other than Indebtedness disclosed in the balance sheet of the Company and its Subsidiaries as of September 30, 2016, as disclosed in the Company SEC Documents.

(e) Each of the chief executive officer of the Company and the chief financial officer of the Company (or each former chief executive officer of the Company and each former chief financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents. Since October 21, 2015, none of the Company or any of the Company’s Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f) Since October 21, 2015, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of the Company, (y) “material weakness” in the internal controls over financial reporting of the Company or (z) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(g) Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company’s Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or the other Company SEC Documents.

Section 3.06. Absence of Certain Changes or Events.

(a) Since September 30, 2016, there have not been any changes, effects, events, occurrences or developments that, individually or in the aggregate (i) have had or would reasonably be expected to have a Company Material Adverse Effect or (ii) would reasonably be expected to prevent or materially delay or adversely affect the Company’s ability to consummate the Merger;

(b) From September 30, 2016 to the date of this Agreement, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice; and

(c) From September 30, 2016 to the date of this Agreement, neither the Company nor any of its Subsidiaries have taken, or committed or agreed to take, any actions that would have been prohibited pursuant to clauses (i), (iii), (v), (vii), (xii), (xiii) (solely, in the case of clause (xiii), with respect to any Specified Employees), (xvi) or (xx) (solely in the case of clause (xx), to the extent related to the foregoing clauses listed in this Section 3.06(c) and clause (ii) of Section 5.01(a)) of Section 5.01(a) if such covenants had been in effect as of September 30, 2016.

Section 3.07. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations (i) reflected or reserved against in the most recent audited balance sheet (including the notes thereto) of the Company and its Subsidiaries included in the Company SEC Documents filed prior to the date hereof, (ii) incurred after September 30, 2016, in the ordinary course of business consistent with past practice, (iii) expressly permitted by this Agreement or (iv) as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.08. Absence of Litigation. As of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any Order to which the Company or any of its Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect and would not reasonably be expected to prevent or materially delay or adversely affect the Company’s ability to consummate the Merger or comply with its obligations under this Agreement.

Section 3.09. Compliance with Applicable Laws; Permits; FCPA.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2015 have been, in compliance with all Applicable Laws, Orders and Permits applicable to the Company and its Subsidiaries, and (ii) there are no, and since January 1, 2015, there have been no, Actions pending or, to the Knowledge of the Company, threatened alleging that the Company or a Subsidiary of the Company is not in compliance with any Applicable Law, Order or Permit or which challenges or questions the validity of any rights of the Company or any Subsidiary of the Company with respect to any Permit. The

Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except where the failure to hold a Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Without limiting the generality of Section 3.09(a), except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (i) the Company and its Subsidiaries, and their respective directors, officers, managers and employees, have complied with the FCPA, the UK Bribery Act and all other applicable foreign and domestic anticorruption or antibribery laws, (ii) the Company and its Subsidiaries have developed, implemented and maintained a compliance program, which includes corporate policies, training and procedures, designed to ensure compliance with the FCPA, the UK Bribery Act and all other anticorruption and antibribery laws in effect in the jurisdictions in which the Company and its Subsidiaries operate, and (iii) neither the Company nor any of its Subsidiaries, directors, or officers nor, to the Knowledge of the Company, any of its managers, employees, agents, intermediaries or other representatives acting on its behalf have directly or indirectly (A) made any unlawful contributions, gifts or entertainment expenditures, incurred any other unlawful expenses or made any unlawful provision of any item of value relating to political activity, (B) offered, promised, paid or delivered any fee, commission, sum of money or item of value, however characterized, to any officer, official or employee, or any finder, agent, intermediary or other party acting on behalf of an officer, official or employee, of any government, state-owned or political agency, department, enterprise or instrumentality, in the United States or any other country, for the purpose of illegally influencing such officer, official or employee or that was otherwise illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee, agent or intermediary of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) taken any action or made any omission in violation of any Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts or (E) established or maintained any unrecorded fund or account of any nature that was illegal under Applicable Law.

Section 3.10. Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) (i) Section 3.10(a) of the Company Disclosure Letter identifies all material patents, pending patent applications, and registered trademarks owned by the Company and its Subsidiaries as of the date of this Agreement (the “Registered IP”) and (ii) the Company and its Subsidiaries collectively own such Registered IP;

(b) the Company and its Subsidiaries own, license or have the right to use all Intellectual Property used in and necessary to the operation of their business as conducted on the date of this Agreement;

(c) (i) the conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or otherwise violate any valid and enforceable Intellectual Property of any third person and (ii) to the Knowledge of the Company, no other person has infringed upon, misappropriated or otherwise violated any Intellectual Property owned or licensed by the Company or any of its Subsidiaries;

(d) neither the Company nor any of its Subsidiaries has since June 30, 2014 received from any Person any written notice or written threat, and to the Knowledge of the Company, there are no pending Actions that have been commenced against the Company or any of its Subsidiaries since June 30, 2014, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property by the Company or any of its Subsidiaries or (ii) challenging the validity or enforceability of any Intellectual Property owned by the Company or its Subsidiaries; and

(e) neither the Company nor any of its Subsidiaries has since June 30, 2014 sent to any Person any written notice or written threat, and there are no pending Actions that have been commenced by the Company or any of its Subsidiaries since June 30, 2014, in each case either (i) asserting the infringement, misappropriation or other violation of any Intellectual Property or (ii) challenging the validity or enforceability of any Intellectual Property.

Section 3.11. Environmental Matters. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and, for the past four (4) years, have been in compliance with all Environmental Laws applicable to the Company and its Subsidiaries or their respective businesses, operations, products or properties, (ii) (x) the Company and its Subsidiaries hold and comply, and, for the past four (4) years, have complied, with all Permits that are required under applicable Environmental Laws for the lawful conduct of their respective businesses as currently conducted (“Environmental Permits”), (y) to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in the failure of any Environmental Permit to be timely renewed or re-issued by any Governmental Entity and (z) Section 3.11(ii) of the Company Disclosure Letter contains a true, correct and complete list of all such Environmental Permits, (iii) neither the Company nor any of its Subsidiaries has received within the past four (4) years any written notice of, or is the subject of, any pending or, to the Knowledge of the Company, threatened Action by any Person asserting, or any Order addressing, any liability, violation or obligation on the part of the Company or any of its Subsidiaries arising under any Environmental Law, including any notice that the Company or any of its Subsidiaries has been identified as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 6901 et. seq., as amended (“CERCLA”), or comparable laws, (iv) to the Knowledge of the Company, no capital or other expenditures or operational changes are required in the next three (3) years for the Company or any of its Subsidiaries to be in compliance with Environmental Laws and Environmental Permits in effect as of the date hereof, (v) there has been no Release of or exposure to any Hazardous Material that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries relating to any Environmental Law, (vi) none of the Company or its Subsidiaries is subject to any contractual obligation that would reasonably be expected to form the basis of any Action against or liability of the Company or any of its Subsidiaries relating to any Environmental Law and (vii) prior to the date hereof, each of the Company and its Subsidiaries has provided to Parent true, correct and complete copies of any environmental cleanup, investigation or remedial reports in its possession, and, to the extent in its possession, the most recent Phase I and Phase II environmental assessments and environmental compliance audits for the Company’s and its Subsidiaries’ current, closed and former facilities (and, to the Knowledge of the Company, no such reports, assessments or audits that are not in the possession of the Company or its Subsidiaries are in the possession of any of the Company’s or any of its Subsidiaries’ consultants, advisors or other agents).

For all purposes of this Agreement, (i) “Environmental Law” means any Applicable Law, Order, legally binding agreement or Permit issued, promulgated or entered into by or with any Governmental Entity relating to pollution or the protection of the environment (including ambient air, climate, surface water, groundwater, land surface or subsurface strata), natural resources, endangered or threatened species, noise, transportation of hazardous materials, human health and safety, including CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq., the Packaging and Packaging Waste Directive (Directive 94/62/EC), REACH Regulation (Regulation (EC) No 1907/2006), EU ETS (Directive 2003/87/EC), and RoHS (Directive 2002/95/EC), in each case as amended and including all implementing legislation and regulations; (ii) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, toxic mold, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or can result in liability under any Environmental Law; and (iii) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

Section 3.12. Material Contracts.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means any Contract (whether entered into before or after the date of this Agreement) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (other than this Agreement, the Company Benefit Plans and the Company Stock Plans) that:

(i) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K;

(ii) (A) provides for the purchase or sale of goods or products from a supplier or to a customer of the Company or any of its Subsidiaries which the Company or its Subsidiaries reasonably expect will result in purchases or sales in the aggregate amount that exceed $25,000,000 in the 2017 fiscal year, (B) involves aggregate payments by the Company or any of its Subsidiaries of more than $10,000,000 in any fiscal year period or $25,000,000 in the aggregate over the term of such Contract, excluding any such Contract that may be cancelled by the Company, without any penalty or other liability (except for payment obligations in respect of services provided prior to the applicable date of cancellation) to the Company or any of its Subsidiaries, upon notice of 180 days or less or (C) involves, or is reasonably expected in the future to involve, revenues of $25,000,000 or more in any fiscal year period or $50,000,000 or more in the aggregate over the term of such Contract;

(iii) with respect to a joint venture, partnership or other similar arrangement that is material to the business of the Company and its Subsidiaries, taken as a whole, relates to the formation, creation, governance or control of, or the economic rights or obligations of the Company or any of its Subsidiaries in, any such joint venture, partnership or other similar arrangement;

(iv) provides for Indebtedness of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $10,000,000, other than Indebtedness solely between or among any of the Company and any of its Subsidiaries;

(v) limits or restricts the ability of the Company or any of its Subsidiaries or Affiliates to compete in any line of business or with any Person or in any geographic area during any time period;

(vi) limits or restricts the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) provides for any “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, in connection with the acquisition by the Company or its Subsidiaries of any business or assets, that would reasonably be expected to result in payments in excess of $10,000,000 after the date hereof by the Company or any of its Subsidiaries;

(viii) contains a “most favored nation” or any similar term for the benefit of a third party that materially restricts the business of the Company or any of its Subsidiaries or Affiliates;

(ix) under which the Company or any of its Subsidiaries licenses Intellectual Property that is material to the business from a third party;

(x) under which the Company or any of its Subsidiaries has advanced or loaned any amount of money to any Company Personnel, other than advances or loans to non-executive employees for relocation expenses or expense advances in the ordinary course of business; or

(xi) relates to any transaction or arrangement under which any (1) present or former executive officer or director of the Company or any Subsidiary of the Company, (2) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of five percent (5%) or more of the Company Shares or (3) Affiliate, or “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and

16a-1 of the Exchange Act), of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Company or any of its Subsidiaries or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act.

(b) All of the Material Contracts are valid and binding and in full force and effect (except those that are terminated after the date of this Agreement in accordance with their respective terms), except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no Person is challenging the validity or enforceability of any Material Contract, except such challenges which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any of the other parties thereto, has violated any provision of, or committed or failed to perform any act which (with or without notice, lapse of time or both) would constitute a default under any provision of, and neither the Company nor any of its Subsidiaries has received notice that it has violated or defaulted under, any Material Contract, except for those violations and defaults which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of each Material Contract listed in Section 3.12(a) of the Company Disclosure Letter.

Section 3.13. Labor Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is the subject of any litigation asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable Applicable Law) or other violation of Applicable Law covering labor and employment or Contracts of employment or working conditions or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization, trade union or other employee representative as to wages or conditions of employment and, to the Knowledge of the Company, no such litigation has been threatened or is anticipated, (ii) nor is the Company or any of its Subsidiaries party to any Collective Bargaining Agreement or subject to any bargaining order, injunction or other Order relating to the Company’s relationship or dealings with its employees, any labor organization or any other employee representative. There is no strike, slowdown, lockout or other job Action or labor or industrial relations dispute involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, and there has been no such Action or dispute in the past five (5) years. To the Knowledge of the Company, there are no current activities by employees of the Company or any of its Subsidiaries or any labor organization or other employee representative to organize or certify a collective bargaining unit to gain recognition or bargaining rights or to engage in any other union organization activity with respect to the workforce of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, are any such activities threatened and, to the Knowledge of the Company, there have been no such activities in the past five (5) years. Consummation of the Merger or any other transaction contemplated by this Agreement shall not require the consent of, consultation with or advance notification to, in each case as required by any Collective Bargaining Agreement or Applicable Law, any works councils, unions or similar labor organizations with respect to employees of the Company or any of its Subsidiaries. Section 3.13(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all material Collective Bargaining Agreements to which the Company or any of its Subsidiaries is a party and the Company has made available to Parent true, complete and correct copies of each such Collective Bargaining Agreement prior to the date of this Agreement.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (i) all of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other Applicable Laws related to United States immigration and Applicable Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed and (ii) all of the employees employed by the Company and each of its Subsidiaries (other than those employed in the United States) have the legal right to work in the country in which they work and all immigration checks required by any Applicable Laws relating to such employees have been carried out.

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Applicable Laws regarding labor, employment, discrimination in employment, terms and conditions of employment, payroll, variable remuneration, profit sharing, worker classification, wages, hours, working time, annual leave, social security matters and contributions and occupational safety and health and employment practices.

(d) As of the date hereof, to the Knowledge of the Company, no Specified Employee has given notice of termination of employment with the Company or any of its Subsidiaries.

Section 3.14. Benefits Matters; ERISA Compliance.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list identifying all material Company Benefit Plans. Prior to the date of this Agreement, the Company has made available to Parent true, complete and correct copies, to the extent applicable, of (i) all such Company Benefit Plans (or a written description thereof), including any amendments thereto, (ii) the most recent summary plan description for each such Company Benefit Plan, and all material modifications thereof, (iii) each trust agreement, group annuity contract or other funding mechanism relating to any such Company Benefit Plan, (iv) the most recent financial statements and actuarial reports for each such Company Benefit Plan, (v) the most recent IRS determination letter or opinion letter or confirmation of the status for tax purposes in respect of each such Company Benefit Plan and (vi) all material correspondence to or from any Governmental Entity during the last three years with respect to any such Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, programs or arrangements that the Company or any of its Subsidiaries sponsors, contributes to or maintains, or is required to contribute to or maintain, that provides, or is designed to provide, compensation or benefits to any current or former directors, officers, managing directors, employees or independent contractors of the Company or any of its Subsidiaries (collectively, “Company Personnel”) and (B) all severance, retention, change of control or termination agreements between the Company or any of its Subsidiaries and any Company Personnel. As of the date hereof, no announcement has been made to establish or amend any material Company Benefit Plan.

(b) None of the Company, any of its Subsidiaries, or any of their respective ERISA Affiliates contributes, has in the last six years contributed or has been obligated to contribute to any “pension plan”, as defined in Section 3(2) of ERISA, subject Title IV of ERISA or Section 412 of the Code, including any “multiemployer plan”, as defined in Section 3(37) of ERISA or any “multiple employer plan”, within the meaning of Section 4063 or 4064 of ERISA. Each Company Benefit Plan maintained by the Company or any of its Subsidiaries primarily for the benefit of employees outside of the United States (each, a “Non-U.S. Company Benefit Plan”) that is intended to be funded and/or book reserved is fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and all amounts required to be paid with respect to each Non-U.S. Company Benefit Plan (whether or not funded or book reserved) (including contributions, insurance premiums, levies, debts, Taxes and expenses) have been paid on or before the dates on which they were due, in each case, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or Applicable Law).

(d) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan has been established, operated and administered in accordance with its terms and with ERISA (if applicable), the Code and all other Applicable Laws, (ii) the Company and its Subsidiaries and, if applicable, the trustee of any Company Benefit Plan, are in compliance with all Applicable Laws relating to the establishment, operation and administration of each Company Benefit Plan, (iii) neither the Company nor any of its Subsidiaries has received from, or delivered to, any Governmental Entity or the trustee of any Company Benefit Plan any notice stating or alleging that the Company or any of its Subsidiaries is not in compliance with any Applicable Law with respect to any Company Benefit Plan and (iv) no trustee of any Company Benefit Plan has received from, or delivered to, the Company or any of its Subsidiaries or any Governmental Entity any notice stating or alleging that such trustee is not in compliance with any Applicable Law with respect to any Company Benefit Plan. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (x) each Company Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, (y) to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status of any such Company Benefit Plan. Each Non-U.S. Company Benefit Plan that is intended to qualify for special tax treatment meets all the requirements for such treatment, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) Except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits), disputes, complaints or investigations by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan, and (ii) no audit or other proceeding by a Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan.

(f) None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or material benefits, (ii) accelerate the time of payment or vesting, or trigger any payment or funding or increase, of any material compensation or material benefits under any Company Benefit Plan or Collective Bargaining Agreement; or (iii) give rise to the payment of any amount by the Company or any of its Subsidiaries that would be nondeductible by reason of Section 280G of the Code; or (iv) result in any breach or violation of or default under, or limit any right to materially amend, modify or terminate, any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligation to provide, and no Company Benefit Plan provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code. Prior to the date hereof, the Company has made available to Parent copies of preliminary Section 280G calculations with respect to certain key employees in connection with the transactions contemplated by this Agreement.

Section 3.15. Real and Personal Properties. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective owned real property, (ii) good and valid title to all the personal properties and assets reflected on the most recent audited balance sheet of the Company and its Subsidiaries included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except for properties and assets that have been disposed of in the ordinary course of business consistent with past practice since the date thereof) and (iii) valid leasehold interests in all of their respective leased real property, in each case free and clear of all Liens, other than Permitted Liens.

Section 3.15 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all of the material real property owned or leased by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each Subsidiary of the Company is in exclusive possession of the properties or assets purported to be leased under all such leases, except for (i) such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material assets to which they relate in the conduct of the Company’s and its Subsidiaries’ business as presently conducted and (ii) failures to have such possession of properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.16. Taxes. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) each of the Company and its Subsidiaries has timely filed, taking into account any extensions, all Tax Returns required to have been filed (or such Tax Returns have been filed on their behalf) and such Tax Returns are accurate and complete and were prepared and filed in accordance with all Applicable Laws;

(b) each of the Company and its Subsidiaries has paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP;

(c) no deficiency for any Tax has been asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries which deficiency has not been paid or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP;

(d) neither the Company nor any of its Subsidiaries has failed to withhold, collect, or timely remit all amounts required to have been withheld, collected or remitted in respect of Taxes with respect to any payments or the provision of any non-cash benefits to or from a vendor, employee, independent contractor, creditor, shareholder, or any other Person, in each case in accordance with all Applicable Laws;

(e) within the past two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for Tax-free treatment under Section 355 of the Code;

(f) neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or a similar provision of Applicable Law);

(g) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or such applicable Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law), (ii) as a transferee or successor or (iii) by Contract (including under any Tax sharing agreement) or otherwise;

(h) there are no Liens for Taxes upon the properties or assets of any of the Company or its Subsidiaries, other than Permitted Liens;

(i) no Tax or Tax Return of the Company or any of its Subsidiaries is under audit or examination by any Governmental Entity, and no written notice of such an audit or examination has been received by the Company or any of its Subsidiaries;

(j) neither the Company nor any of its Subsidiaries has filed with any Governmental Entity any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment or collection of, any Taxes;

(k) no claim has been made in writing by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or its applicable Subsidiary is or may be subject to Tax by such jurisdiction, nor has any such assertion been threatened in writing; and

(l) neither the Company nor any of its Subsidiaries have entered into or been a party to any scheme, arrangement or transaction designed wholly or mainly for the purpose of avoiding Taxes.

Section 3.17. Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published or mailed to the shareholders of the Company, at the time of any amendment thereof or supplement thereto and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any Affiliates thereof for inclusion or incorporation by reference in the Proxy Statement.

Section 3.18. Brokers’ Fees and Expenses. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the execution of this Agreement, the Company has made available to Parent true, correct and complete copies of all Contracts between or among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the Merger or any of the other transactions contemplated hereby.

Section 3.19. Opinion of Financial Advisor. The Company Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Shares is fair from a financial point of view to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied on by Parent or Merger Sub. Promptly after the execution of this Agreement, the Company will furnish Parent, solely for informational purposes, a true, correct and complete copy of the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated; provided that Parent acknowledges that it may not rely on such opinion.

Section 3.20. Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would restrict, prohibit or otherwise be applicable with respect to this Agreement, the Statutory Merger Agreement and the transactions contemplated herein and therein (including the Merger).

Section 3.21. Insurance. As of the date hereof, the Company and its Subsidiaries maintain the material insurance policies set forth on Section 3.21 of the Company Disclosure Letter. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect and all of the premiums due on such policies have been paid by the Company or its Subsidiaries (as applicable), and, to the Knowledge of the Company, no notice of cancellation has been given with respect to any such policy. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in

compliance with the terms and conditions of all insurance policies maintained by or on behalf of the Company and its Subsidiaries, and none of the Company or its Subsidiaries is in default or breach under, or has taken any action that would permit termination or material modification of, any insurance policies. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, all insurance policies of the Company and its Subsidiaries are sufficient for compliance with all Applicable Laws and all Contracts to which the Company or any of its Subsidiaries is bound.

Section 3.22. Customers and Suppliers. The Company has made available to Parent prior to the date hereof the names of the top 20 suppliers and the top 20 customers of the Company and its Subsidiaries by dollar value. As of the date of this Agreement, none of the top 20 suppliers or top 20 customers of the Company and its Subsidiaries by dollar value has notified the Company or any of its Subsidiaries in writing or, to the Knowledge of the Company, orally, that it is terminating or materially and adversely altering, or that it intends to terminate or materially and adversely alter, its relationship with the Company or any of its Subsidiaries.

Section 3.23. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE IV (as modified by the Parent Disclosure Letter) or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, the Company acknowledges that none of Parent or Merger Sub or their respective Subsidiaries or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as disclosed in the disclosure letter delivered by Parent to the Company at or before the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this ARTICLE IV to which it corresponds and each other section or subsection of this ARTICLE IV only to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

Section 4.01. Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent and Merger Sub is a corporation or company (as applicable) duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as presently conducted, except where the failure to have such power, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified to do business and is in good standing (where such concept is recognized under Applicable Law) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except, in the case of Parent and its Subsidiaries, where the failure to be so duly approved, qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent has delivered or made available to the Company, prior to execution of this Agreement, true and complete copies of the certificate of incorporation of Parent in effect as of the date of this Agreement and the by-laws of Parent in effect as of the date of this Agreement (the “Parent Organizational Documents”) and true and complete copies of the memorandum of association and the bye-laws of Merger Sub in effect as of the date of this Agreement.

Section 4.02. Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The board of directors of Parent and the board of directors of Merger Sub have (i) approved the execution, delivery and performance of this Agreement, (ii) determined that entering into this Agreement is in the best interests of Parent and its stockholders or Merger Sub and its shareholders, as applicable, and (iii) declared this Agreement advisable. No other corporate proceedings on the part of Parent are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by Applicable Law). The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated by this Agreement are within the corporate powers of Merger Sub and have been duly authorized by all necessary corporate action on the part of Merger Sub. Parent and Merger Sub have each duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03. Governmental Authorization; Non-contravention.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and, in the case of Merger Sub, the Statutory Merger Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (i) the filing of the Merger Application and related attachments with the Registrar, and appropriate documents with the relevant authorities of other states in which Parent or Merger Sub is qualified to do business, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and any other applicable Regulatory Law as set forth on Section 4.03 of the Parent Disclosure Letter (including the expiration or termination of the applicable waiting periods under the HSR Act and the other anti-trust notification and approvals required under non-U.S. jurisdictions, as set forth on Section 4.03 of the Parent Disclosure Letter), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws and (iv) consents, approvals, Orders, authorizations, registrations, declarations, and filings the failure of which to be obtained, made or given, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Parent Organizational Documents or the memorandum of association or bye-laws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03(a) and receipt of the Company Shareholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03(a) and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any governmental licenses, authorizations, Permits, consents (including consents required by Contract), approvals, variances, exemptions or Orders affecting, or relating in any way to, the assets or business of Parent and any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.04. Litigation. There are no Actions pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of their respective Subsidiaries, or any Order to which Parent or Merger Sub or any of their respective Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05. Ownership of Merger Sub.

(a) As of the date of this Agreement, the authorized share capital of Merger Sub consists of 100 common shares, par value $1.00 per share. All of the issued and outstanding share capital of Merger Sub is owned beneficially and of record by Parent’s wholly owned subsidiary, WRK Merger Holding Sub Limited, a U.K. company (“Holding Sub”), free and clear of all Liens.

(b) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any other business activities other than those relating to the transactions contemplated hereby.

Section 4.06. Financing. Parent has available and will have available to it at the Closing, sufficient cash to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Parent and Merger Sub, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement. Parent and Merger Sub acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 4.07. No Ownership of Company Shares. None of Parent, Merger Sub or any of their respective controlled Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares or any options, warrants or other rights to acquire Company Shares or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Parent, Merger Sub or any of their controlled Affiliates is (or during the past three years has been) a party to any Contract (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Company Shares or any option, warrant or other rights to acquire any Company Shares.

Section 4.08. Brokers’ Fees and Expenses. Except for PJT Partners, the fees and expenses of which will be paid by Parent or Merger Sub, no broker, finder, financial advisor, investment banker or other Person is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 4.09. No Other Representations or Warranties. Except for the representations and warranties contained in ARTICLE III or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof (and notwithstanding the delivery or disclosure to the Company or its Representatives of any other documentation, projections, estimates, budgets or other information), Parent acknowledges that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.01. Conduct of Business.

(a) Conduct of Business of the Company. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, except (i) as prohibited or required by Applicable Law, (ii) as set forth in Section 5.01(a) of the Company Disclosure Letter, (iii) as otherwise required or expressly contemplated by this Agreement or (iv) if Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance in all material respects with all Applicable Laws and use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets in good repair and condition, keep available the services of their current officers and other key employees and preserve their relationships with those Persons having business dealings with them, in each case, consistent with past practice. In addition, and without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the earlier of termination of this Agreement and the Effective Time, except (i) as prohibited or required by Applicable Law, (ii) as set forth in Section 5.01(a) of the Company Disclosure Letter, (iii) as otherwise required or expressly contemplated by this Agreement or (iv) if Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Sections 5.01(a)(vii), 5.01(a)(viii), 5.01(a)(ix), 5.01(a)(xii), 5.01(a)(xiv)(B), 5.01(a)(xvii), 5.01(a)(xviii) and 5.01(a)(xx) (solely in the case of Section 5.01(a)(xx), to the extent related to the immediately preceding clauses), and otherwise which consent shall be in Parent’s sole discretion), the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following:

(i) amend the Company Organizational Documents or amend in any material respect (or in any respect adversely affecting Parent or Merger Sub) the comparable organizational documents of any Subsidiary of the Company, or enter into any Contract with any of the Company’s shareholders in their capacity as such;

(ii) (A) issue, sell, encumber or grant any of its shares or other equity or voting interests or Company Shares, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its shares or other equity or voting interests or Company Shares, or any rights, warrants or options to purchase any of its shares or other equity or voting interests or Company Shares, except for any issuance, sale or grant (1) solely between or among the Company and its wholly owned Subsidiaries or (2) required pursuant to the exercise or settlement of Company Restricted Stock Unit Awards or Company Restricted Stock Awards outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan as in effect on the date hereof, (B) redeem, purchase or otherwise acquire any of its issued and outstanding shares or other equity or voting interests, or any rights, warrants or options to acquire any of its shares or other equity or voting interests, except in connection with the satisfaction of Tax withholding obligations with respect to Company Restricted Stock Unit Awards or Company Restricted Stock Awards or acquisitions by the Company in connection with the forfeiture of such equity awards, (C) split, combine, subdivide, consolidate or reclassify any of its shares or other equity or voting interests, (D) without limiting the generality of clause (C), change any outstanding Company Shares into a different number of shares or a different class, by reason of any bonus issue, share dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event, (E) take any action that would require an adjustment under Section 2.01(c) or (F) incur any obligation to make any payments based on the price or value of Company Securities or dividends paid thereon;

(iii) in the case of the Company, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any of its shares or other equity or voting interests;

(iv) (A) incur any Indebtedness, except for (1) Indebtedness incurred under the Existing Credit Facility in an amount not to exceed $5,000,000 in the aggregate, (2) Indebtedness solely between or among the Company and any of its wholly owned Subsidiaries, (3) letters of credit issued in the ordinary course of business, and (4) trade credit or trade payables in the ordinary course of business consistent with past practice; provided, however, that the Company shall coordinate with Parent in order to minimize the cost of repaying any such borrowings in connection with the Closing, including with respect to any breakage costs; or (B) make any loans, capital contributions or advances to any Person outside of the ordinary course of business consistent with past practice, other than to the Company or any wholly owned Subsidiary of the Company;

(v) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets or any interests therein other than (A) in the ordinary course of business consistent with past practice (1) sales and other dispositions (excluding sale and leaseback arrangements) for fair market value in an amount not to exceed $5,000,000 in the aggregate, (2) mortgages with respect to properties or assets with a fair market value in an amount not to exceed $1,000,000 in the aggregate and (3) sales of inventory, (B) pursuant to Contracts in existence on the date of this Agreement that are listed in Section 3.12 of the Company Disclosure Letter, or (C) with respect to transactions (x) where the Company is the disposing party, among the Company and one or more of its wholly owned Subsidiaries in the ordinary course of business consistent with past practice or (y) where its Subsidiary is the disposing party, among the Company and one or more of its Subsidiaries or among its Subsidiaries;

(vi) make or authorize any capital expenditures other than (A) in accordance with the Company’s current plan and (B) capital expenditures on items set forth in the Company’s current plan in an amount not to exceed the amounts budgeted in the Company’s current plan by an additional 10%, which amounts are set forth in Section 5.01(a)(vi) of the Company Disclosure Letter;

(vii) make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change after the date of this Agreement in GAAP or Applicable Law;

(viii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Permit, including any material Environmental Permit;

(ix) settle or compromise, or propose to settle or compromise, any claim or Action involving or against the Company or any of its Subsidiaries, other than settlements or compromises involving only monetary payment by the Company or any of its Subsidiaries in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate;

(x) abandon, encumber, convey title (in whole or in part), exclusively license or grant any exclusive right or other exclusive licenses to material Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries, or enter into licenses or agreements that impose material restrictions upon the Company or any of its Affiliates with respect to material Intellectual Property owned by any third party and impair the operation of the business of the Company or any of its Affiliates, in each case, other than in the ordinary course of business consistent with past practice;

(xi) (A) enter into any Contract or amendment of a Contract if such Contract or amendment would reasonably be expected prevent or materially delay or adversely affect the consummation of the Merger or the other transactions contemplated hereby, (B) amend, waive, fail to enforce (in each case, in any material respect), assign or terminate any Material Contract, except for (1) amendments of Material Contracts described in clauses (i), (ii), (ix) or (xi) of Section 3.12, (2) terminations of Material Contracts or (3) non-renewals of Material Contracts, in the case of each of clause (1), (2) and (3), in the ordinary course of business consistent with past practice, or (C) enter into any Material Contract, except for Material Contracts described in clauses (i), (ii), (ix) or (xi) of Section 3.12;

(xii) (A) make, revoke or change (or file a request to make any such change) any material Tax election, (B) adopt or change any method of Tax accounting or any annual Tax accounting period, (C) file any amendment to a federal, state, local, foreign or other Tax Return reflecting a material amount of Taxes, (D) enter into any material closing agreement or otherwise settle any material claim or assessment in respect of Taxes, (E) surrender any right to claim a refund of material Taxes or (F) consent to any extension or waiver of the statute of limitations period applicable to any material claim or assessment in respect of Taxes;

(xiii) except as required by Applicable Law (including to avoid the imposition of any penalty Taxes under Section 409A of the Code) or as required by the terms of any Company Benefit Plan or Collective Bargaining Agreement as in effect as of the date hereof, (A) grant any loan or any increase in the compensation or benefits of any Company Personnel, other than grants or increases to Company Personnel (other than directors or executive officers of the Company or any of its Subsidiaries, except with respect to immaterial increases to benefits under broad-based Company Benefit Plans) in the ordinary course of business consistent with past practice, (B) grant any new equity award or other equity-based incentive compensation, (C) establish, adopt, enter into or amend in any material respect any Company Benefit Plan (or any plan or arrangement that would be a Company Benefit Plan if it were in existence on the date hereof), (D) enter into any change in control, retention, severance, termination or other similar agreement with any Company Personnel, (E) take any action to fund or in any way secure the payment of any compensation or benefits under any Company Benefit Plan, or (F) except as required by GAAP, materially change any actuarial or other assumption used to calculate funding obligations with respect to any pension plan, or change the manner in which contributions to any pension plan are made or the basis on which contributions are determined;

(xiv) (A) terminate the employment of any Specified Employee, other than due to such individual’s death, disability or for cause (each as determined by the Company or its applicable Subsidiary in its reasonable discretion in the ordinary course of business consistent with past practice) or (B) hire any individual who would be a Specified Employee;

(xv) communicate with any Company Personnel regarding the compensation, benefits or other treatment they will receive following the Effective Time (other than any ordinary course communication regarding any increase in compensation that, if effected, would be permitted under Section 5.01(a)(xiii)(A)), unless Parent is provided with the reasonable opportunity to review and comment on such communications or such communications are consistent with those previously agreed by Parent and the Company;

(xvi) directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice or any transaction solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company, in each case, in the ordinary course of business consistent with past practice) if the amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with any such transactions would exceed $10,000,000 individually or $25,000,000 in the aggregate;

(xvii) enter into, modify, amend, extend, renew, replace or terminate any Collective Bargaining Agreement, other than in the ordinary course of business consistent with past practice;

(xviii) dissolve or liquidate any Subsidiary of the Company;

(xix) enter into any new line of business that is not reasonably related to the existing business of the Company or its Subsidiaries; or

(xx) agree, authorize, commit or propose to take any of the foregoing actions.

(b) Conduct of Business of Parent and Merger Sub.

(i) Neither Parent nor Merger Sub, without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), will take (or permit its Affiliates to take) any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any conditions to the Merger not being satisfied or prevent, materially delay or materially affect the ability of Parent and Merger Sub to consummate the Merger or other transactions contemplated by this Agreement.

(ii) Parent shall, immediately following execution of this Agreement, cause Holding Sub to approve this Agreement in its capacity as sole shareholder of Merger Sub in accordance with Applicable Law and the memorandum of association and bye-laws of Merger Sub.

Section 5.02. No Solicitation by the Company; Company Board Recommendation.

(a) No Solicitation. Except as expressly permitted by this Section 5.02, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Affiliates’ directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal, or (iv) enter into any Alternative Acquisition Agreement. The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, (A) immediately cease and cause to be terminated all discussions and negotiations with any Person or its Representatives that may be ongoing with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (B) immediately request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and (C) immediately terminate all physical and electronic data room access previously granted to such Person or its Representatives.

(b) Discussions. Notwithstanding anything to the contrary in Section 5.02(a), if (i) at any time prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a written Acquisition Proposal that the Company Board reasonably believes is bona fide from any Person or group of Persons, which Acquisition Proposal did not result from any material breach of Section 5.02(a) or any material violation of the restrictions set forth in Section 5.02(a) by any Representative of the Company acting in its capacity as such, and (ii) in the case of the following clauses (B) and (C), the Company Board (or any committee thereof) determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may (A) contact the Person or group of Persons who has made such Acquisition Proposal in order to clarify terms for the sole purpose of the Company Board informing itself about such Acquisition Proposal, (B) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall substantially concurrently provide or make available to Parent any such information that is provided or made available to any Person given such access that was not previously provided to Parent or its Representatives and (C) engage in or otherwise participate in discussions or negotiations with (and only with) the Person or group of Persons making such Acquisition Proposal.

(c) Notice of Acquisition Proposals. The Company shall promptly (and in no event later than 24 hours after receipt) notify Parent in writing after receipt by the Company or any of its Representatives of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, including of the identity of the Person making such proposal or offer and the material terms and conditions thereof (including any subsequent changes thereto), and shall promptly (and in no event later than 24 hours after receipt) provide copies to Parent of any written proposals, indications of interest and/or draft agreements and material related documentation relating to such proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. The Company shall keep Parent reasonably informed, on a prompt basis, as to the status of (including changes to any material terms or conditions of, and any other material developments with respect to) such proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (including by promptly (and in no event later than 24 hours after receipt) providing to Parent copies of any additional or revised proposals, indications of interest and/or draft agreements and material related documentation relating to such Acquisition Proposal). The Company agrees that it and its Subsidiaries will not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.02.

(d) Adverse Recommendation Change. Except as set forth in this Section 5.02(d), the Company Board shall not (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) approve, declare advisable or recommend, or publicly propose to approve, declare advisable or recommend to the shareholders of the Company, an Acquisition Proposal or (D) if a tender offer or exchange offer for shares of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, within ten (10) Business Days after commencement of such tender offer or exchange offer (any of the foregoing, an “Adverse Recommendation Change”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything herein to the contrary, at any time prior to the Company Shareholders Meeting, the Company Board may (I) effect an Adverse Recommendation Change if the Company Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under Applicable Law, or (II) if the Company receives an Acquisition Proposal that did not result from a material breach of Section 5.02(a) (or any material violation of the restrictions set forth in Section 5.02(a) by any Representative of the Company acting in its capacity as such) that the Company Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may only take the actions described in (x) clause (II) if the Company terminates this Agreement pursuant to Section 8.01(d) concurrently with entering into such Alternative Acquisition Agreement and pays the applicable Termination Fee in compliance with Section 8.03(b) and (y) clause (I) or (II) if:

(i) the Company has provided prior written notice to Parent of its or the Company Board’s intention to take such actions at least three (3) Business Days in advance of taking such action, which notice shall specify (x) in the case of a Superior Proposal, the material terms of the Superior Proposal and shall include a copy of the relevant proposed transaction agreements with, and the identity of, the Person making the Acquisition Proposal, or (y) in cases not involving a Superior Proposal, the material circumstances giving rise to the Adverse Recommendation Change (and the Company shall keep Parent reasonably informed of any material developments with respect thereto);

(ii) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company or the Company Board not to take such actions; and

(iii) the Company Board shall have considered in good faith any changes to this Agreement or other arrangements that may be offered in writing by Parent by 5:00 PM Eastern Time on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I), after consultation with outside legal counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under Applicable Law not to effect the Adverse Recommendation Change and (B) with respect to the actions described in clause (II), after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new notice in accordance with Section 5.02(d)(i) and a new two (2) Business Day period).

(e) Disclosure Obligations. Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s shareholders if the Company Board concludes, after consultation with outside legal counsel, that its failure to do so would be inconsistent with its fiduciary duties under Applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.02(d). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including such reaffirmation) shall not be deemed an Adverse Recommendation Change.

(f) For purposes of this Agreement:

(i) “Acquisition Proposal” means any bona fide proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) providing for (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (1) 20% or more (based on the fair market value) of assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, or (2) shares or other equity securities of the Company which together with any other shares or other equity securities of the Company beneficially owned by such person or group, would equal 20% or more of aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, 20% or more of the aggregate voting power of the Company, (c) any merger, amalgamation, consolidation, business combination, joint venture, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, 20% or more of the aggregate voting power of the Company or of the surviving or resulting entity in a merger or amalgamation or the resulting direct or indirect parent of the Company or such surviving or resulting entity, (d) any recapitalization transaction involving the Company or (e) any combination of the foregoing, other than, in each case, the transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide Acquisition Proposal from a Person or group of Persons (other than Parent or Merger Sub and any entity that is a party to a Voting Agreement or any of its Affiliates) that, if consummated, would result in such Person or group of Persons acquiring, directly or indirectly, 100% of the voting power of the Company Shares (excluding any Company Shares owned by management that are being rolled over) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and which the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) (x) is reasonably likely to be consummated in accordance with its terms, (y) if consummated, would be more favorable from a financial point of view to the holders of Company Shares than the Merger, in each case, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent and any fees to be paid by the Company pursuant to Section 8.03) and (z) did not result from a material breach of Section 5.02(a) or any material violation of the restrictions set forth in Section 5.02(a) by any Representative of the Company acting in its capacity as such.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01. Preparation and Mailing of the Proxy Statement.

(a) As promptly as reasonably practicable (and in no event later than the twentieth (20th) Business Day) after the execution of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement relating to the matters to be submitted to the shareholders of the Company at the Company Shareholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). Subject to Section 5.02, the Company Board shall make the Company Recommendation to the Company’s shareholders and shall include such recommendation in the Proxy Statement. Parent shall furnish all information concerning Parent and its Affiliates to the Company, as may be reasonably requested by the Company, to be included in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments to the Proxy Statement received from the SEC, in each case to the extent reasonably requested by the Company. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. The Company shall promptly notify Parent upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and the Company shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its shareholders as promptly as reasonably practicable after the resolution of any such comments. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Parent.

(b) Subject to Section 6.01(a), and notwithstanding any Adverse Recommendation Change, the Company shall take all necessary actions in accordance with Applicable Law, the Company Organizational Documents and the rules of the NYSE to duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of obtaining the Company Shareholder Approval, as soon as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. Subject to Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval. Notwithstanding any provision of this Agreement to the contrary, the Company may, in its reasonable discretion, adjourn, recess or postpone the Company Shareholders Meeting (i) to the extent (and only to the extent) necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting, (ii) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting or to solicit additional proxies and votes in favor of adoption of this Agreement if sufficient votes to constitute the Company Shareholder Approval have not been obtained, but only to the extent necessary to obtain such quorum or such sufficient votes and the Company uses its reasonable best efforts to obtain such a quorum or such sufficient votes as promptly as reasonably practicable or (iii) or to the extent (and only to the extent) required by Applicable Law. In no event shall all such adjournments, recesses or postponements, together with all postponements made pursuant to Section 6.01(d), exceed fourteen (14) days in the aggregate, except as required to comply with Applicable Law or the provisions of the Company Organizational Documents; provided that, at any time that an Acquisition Proposal is pending, any such adjournments, recesses or postponements, together with all postponements made pursuant to Section 6.01(d), shall not exceed fourteen (14) days in the aggregate (for the avoidance of doubt, measured from the time that the Acquisition Proposal is received by the Company). The Company shall provide updates to Parent with respect to the proxy solicitation for the Company Shareholders Meeting (including interim results) as reasonably requested by Parent.

(c) If prior to the Effective Time any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event or change, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company agrees that, unless this Agreement is terminated in accordance with its terms prior thereto, its obligations to hold the Company Shareholders Meeting pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by the making of any Adverse Recommendation Change by the Company Board; provided, however, that, subject to Section 6.01(b), if the public announcement of an Adverse Recommendation Change or the delivery of notice by the Company Parent pursuant to Section 5.02(d)(i) occurs less than seven (7) Business Days prior to the Company Shareholders Meeting, the Company shall be entitled to postpone the Company Shareholders Meeting to a date not more than seven (7) Business Days after the later of such event and the original date of the Company Shareholders Meeting.

Section 6.02. Access to Information; Confidentiality. Subject to Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and Parent’s Representatives reasonable access, upon reasonable advance notice and during normal business hours, during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to the Parent (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws or commission actions and (b) all other information concerning its business, properties and personnel as may be reasonably requested (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company its Subsidiaries); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent that such disclosure or access would reasonably be likely to (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such disclosure or access), (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not be reasonably likely to risk a loss of attorney-client privilege) or (iii) violate any Applicable Law. If any material is withheld by the Company pursuant to the immediately preceding sentence, the Company shall, to the extent possible without violating an agreement or Applicable Law or risking a loss of attorney-client privilege, inform Parent as to the general nature of what is being withheld. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.02 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the Parent under this Section 6.02 as “Outside Counsel Only Material.” Such materials and information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the Company or its legal counsel. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement, dated as of December 23, 2016, between Parent and the Company (the “Confidentiality Agreement”). Subject to the limitations and restrictions set forth in, and without expanding the obligations of the parties under, this Section 6.02, the Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent and its Subsidiaries to facilitate the planning of the integration of the parties and their respective businesses after the Closing Date, including using reasonable best efforts to take actions prior to the Closing Date with respect to the development, dissemination and implementation of programs as set forth on Section 6.02 of the Parent Disclosure Letter. The Company shall use reasonable best efforts to obtain and make available to Parent as soon as reasonably practicable after the date hereof the letter agreements described in item 3 of Section 3.14(c) of the Company Disclosure Letter.

Section 6.03. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, waivers, Permits (including any Permit transfer, amendment or reissuance), authorizations, orders and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the transfer of any Environmental Permit, (iii) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement and (iv) defend or contest in good faith any Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement, in the case of each of clauses (i) through (iv), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, Permits, authorizations and other confirmations relating to Regulatory Laws which are the subject of Section 6.03(c) and Section 6.03(d).

(b) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use its reasonable best efforts to (i) take all action necessary to ensure that no “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation (collectively, “Takeover Laws”) is or becomes applicable to any of the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of such Takeover Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the transactions contemplated by this Agreement, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the transactions contemplated hereby.

(c) Each of the parties hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act within ten (10) Business Days after the date of this Agreement and any other applicable Regulatory Law with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable following the date hereof, (ii) supply as promptly as practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act or any other applicable Regulatory Law and (iii) use reasonable best efforts to take or cause to be taken all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Regulatory Laws and to obtain all consents under any Regulatory Laws that may be required by the FTC, DOJ or any Governmental Entity with competent jurisdiction, so as to enable the parties hereto to consummate the Merger and the other transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each party hereto shall take or cause to be taken all actions necessary to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law, including (A) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed), (B) executing settlements, undertakings, consent decrees, stipulations or other agreements with any Governmental Entity or with any other Person, (C) selling, divesting, conveying or holding separate or otherwise taking any other action that limits Parent’s and its Subsidiaries’ freedom of action with respect to, or their ability to retain, particular products, assets or businesses of Parent or the Company or their respective Subsidiaries, or agreeing to take any such action, (D) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (E) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries, in each case, to the extent necessary to obtain all consents that may be required under the HSR Act or any other applicable Regulatory Laws or to resolve any objections asserted by any Governmental Entity with competent jurisdiction (all such actions referenced in clauses (B), (C), (D) and (E) are “Divestiture Actions”). The obligations of the parties to take Divestiture Actions shall be subject to Sections 6.03(e) and 6.03(f).

(d) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity by any Person in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any communication received by such party from, or given by such party to, the FTC, the DOJ or any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to Applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity, or in any filings or submissions in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby (it being understood that certain documents including those submitted under Item 4(c) or 4(d) of the Notification and Report Form pursuant to the HSR Act may be subject to reasonable redactions), and (iv) to the extent practicable and permitted by the FTC, the DOJ or such other applicable Governmental Entity or private party, as the case may be, give the other parties hereto the opportunity to attend and participate in any meetings and conferences.

(e) In no event shall Parent or any of its Subsidiaries be required to take any Divestiture Action with respect to (i) any products, services, assets, businesses or contractual arrangements of the Company or its Subsidiaries, if such Divestiture Action would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (ii) any products, services, assets, businesses or contractual arrangements of Parent or its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries shall be required to take or agree to take any Divestiture Action unless the effectiveness thereof is conditioned upon the Closing, and neither the Company nor any of its Subsidiaries shall take or agree to any Divestiture Action inconsistent with Section 6.03(e)(i) without Parent’s prior written consent.

Section 6.04. Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in their respective organizational documents (including the Company’s bye-laws) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms.

(b) Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its memorandum of association or bye-laws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the Company Organizational Documents in effect on the date of this Agreement, to the fullest extent permitted from time to time under Applicable Law, which provisions shall not be amended except as required by Applicable Law or except to make changes permitted by Applicable Law that would enlarge the scope of the Company Indemnified Parties’ indemnification rights thereunder.

(c) In the event that Parent, the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent or the Surviving Company, as applicable, shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.04.

(d) For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or its Subsidiaries or provide substitute policies for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and having other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance and fiduciary liability insurance); provided that in no event shall Parent be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the fiscal year ended June 30, 2016 (the “Maximum Amount”); provided, however, that if such insurance can only be obtained at an annual premium in excess of the Maximum Amount, Parent shall obtain the most advantageous policy of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In lieu of such insurance, prior to the Closing Date the Company may, if it has received the prior written consent of Parent, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ and fiduciary liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time. In the event the Company purchases such tail coverage, the Surviving Company shall cease to have any obligations under the first sentence of this Section 6.04(d). The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and its Subsidiaries under this Section 6.04.

(f) The provisions of this Section 6.04(f) (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.05. Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take such steps as may be reasonably necessary to cause dispositions of Company equity securities (including derivative securities) and acquisitions of Parent equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act, or who will become subject to Section 16 of the Exchange Act as of the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.06. Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system; provided, however, that the foregoing shall not apply to any release or other public statement to the extent containing information that is consistent with the joint press release referred to below or any other release or public statement previously issued or made in accordance with this Section 6.06; provided, further, that the Company need not consult Parent in connection with the matters referred to in and in accordance with Section 5.02, including any press release or public statement to be issued or made in order to effect an Adverse Recommendation Change made pursuant to and in accordance with Section 5.02, and Parent need not consult the Company in connection with any matters referred to in Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be a joint press release in the form heretofore agreed to by Parent and the Company. Except as expressly contemplated by this Agreement (including the first sentence of this Section) or as required by Applicable Law, no party shall issue any press release or make any public statement regarding the other party or the other party’s operations, directors, officers or employees without obtaining the other party’s prior written consent.

Section 6.07. Employee Matters.

(a) For a period of at least one (1) year following the Closing Date, Parent shall, or shall cause its Subsidiaries to, provide each employee of the Company or any of its Subsidiaries (other than those employees whose terms and conditions of employment are governed by a Collective Bargaining Agreement, whose compensation and benefits shall be provided in accordance with any applicable Collective Bargaining Agreement) who remains in the employment of Parent or any of its Subsidiaries during such period (each, a “Continuing Employee”) with at least the same salary, wages, incentive compensation and bonus opportunities as the salary, wages, incentive compensation and bonus opportunities provided to such Continuing Employee as of immediately prior to the Closing Date (other than equity compensation) and employee benefits (other than equity compensation and defined benefit pension benefits) that are substantially comparable in the aggregate to the employee benefits provided to such Continuing Employee under the applicable Company Benefit Plans in effect as of immediately prior to the Closing Date; provided, that any employee benefits provided by the Company or any of its Subsidiaries pursuant to the requirements of Applicable Law shall be provided by Parent and its Subsidiaries pursuant to Applicable Law.

(b) Parent shall, or shall cause its Subsidiaries to, credit each Continuing Employee for service earned on and prior to the Effective Time with the Company and its Affiliates, or any of their respective predecessors, in addition to service earned with Parent and its Subsidiaries on or after the Closing Date, (i) to the extent that service is relevant for purposes of eligibility, vesting or the calculation of vacation, sick days, severance, layoff and/or similar benefits (but not for purposes of defined benefit pension benefit accruals) under any employee benefit plan, program or arrangement of Parent or any of its Subsidiaries in which the Continuing Employees are eligible to participate on or after the Closing Date (other than any such plan that as of immediately prior to the Closing Date is frozen to new participants) and (ii) for such additional purposes as may be required by Applicable Law, in each case, if an analogous Company Benefit Plan was in effect as of immediately prior to the Closing Date, to the extent such service would have been recognized by the Company or its applicable Subsidiary under such analogous Company Benefit Plan as of immediately prior to the Closing Date; provided that nothing herein shall result in a duplication of benefits with respect to Continuing Employees.

(c) Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of Continuing Employees and their eligible spouses and dependents. Parent shall, and shall cause its Subsidiaries to, recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Continuing Employees, deductible and out-of-pocket expenses paid by Continuing Employees and their respective spouses and dependents the Company’s or any of its Affiliates’ health plans in the calendar year in which the applicable Effective Time occurs.

(d) Without otherwise limiting the generality of Section 9.07, the provisions of this Section 6.07 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the Company or any of its Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.07) under or by reason of any provision of this Agreement. Nothing in this Section 6.07 shall constitute or be deemed to constitute the establishment, adoption or amendment of any Company Benefit Plan or any other employee benefit plan, agreement or other arrangement. Neither Parent nor any of its Subsidiaries shall have any obligation to continue to employ or retain the services of any Continuing Employee or any other employee of the Company or any of its Affiliates for any period of time following the Closing.

Section 6.08. Merger Sub; Parent Subsidiaries; Company Subsidiaries. Parent shall cause each of Merger Sub and any other applicable Subsidiary of Parent to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement. The Company shall cause each of its Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 6.09. Stock Exchange De-Listing. Parent shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.10. Credit Facility Matters. At the written request of Parent at least ten (10) days prior to the Effective Time, the Company shall terminate the Existing Credit Facility as of the Effective Time, and shall use reasonable best efforts to obtain at the Effective Time a payoff letter (or confirmation that no amounts are then outstanding under the Existing Credit Facility) from the agent under the Existing Credit Facility in form and substance reasonably satisfactory to the Company and Parent with respect thereto.

Section 6.11. Financing Cooperation.

(a) Prior to the Closing, the Company shall and shall cause its Subsidiaries to, at Parent’s sole expense, use commercially reasonable efforts to cooperate in connection with the arrangement of any Parent debt financing in connection with the transactions contemplated hereby, which cooperation by the Company shall include, at the reasonable request of Parent, using commercially reasonable efforts to (i) furnish Parent and Merger Sub and their financing sources with customary financial information regarding the Company as reasonably requested by Parent, (ii) cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies in connection with such financing, (iii) assist with the preparation of appropriate and customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents customarily required in connection with such financings, (iv) furnish Parent with reasonable documents or other information required by bank regulatory authorities with respect to such financing under applicable “know your customer” and anti-money laundering rules and regulations, (v) assist Parent in obtaining accountants’ comfort letters, including customary negative assurance, (vi) agree to enter into such customary definitive documentation in respect of such financing and otherwise grant, and provide customary materials that facilitate the perfection or enforcement of, liens on, the assets of the Company or any of its Subsidiaries pursuant to such agreements as may be reasonably requested, (vii) cooperate with the marketing efforts of Parent and its financing sources, (viii) provide requested authorization letters to Parent’s financing sources and (ix) cooperate with Parent’s financing sources’ customary securities underwriting and secured lending due diligence investigation, to the extent customary and reasonable.

(b) Notwithstanding anything in this Agreement to the contrary, the actions contemplated in Section 6.11(a) do not and shall not (i) require such cooperation to the extent it would require the Company, any of its Subsidiaries, or any of its or their respective Representatives to waive or amend any terms of this Agreement, incur any actual or potential liabilities (of any kind), pay any fees, reimburse any expenses, or provide any indemnity, or enter into any definitive agreement, in each case prior to the Closing for which it has not received prior reimbursement by or on behalf of Parent, or take any actions that would cause the Company or any of its Subsidiaries to breach this Agreement or become unable to satisfy a condition to the Closing, (ii) require such cooperation from the Company, any of its Subsidiaries, or any of its or their respective Representatives to the extent it would reasonably be expected to interfere in any material respect with the ongoing operations of the Company or any of its Subsidiaries, (iii) require the directors of the Company, acting in such capacity, to adopt any resolutions approving any agreements, documents or instruments pursuant to any debt financing that is to be obtained, (iv) require the Company, its Subsidiaries or their respective directors, officers or employees to execute, deliver or enter into, or perform any agreement, document or instrument with respect to the debt financing that is not contingent upon the Closing or that would be effective prior to the Effective Time or require the directors of the Company’s Subsidiaries to adopt resolutions approving the agreements, documents and instruments pursuant to which the debt financing is obtained, in each case which are effective prior to the Closing, (v) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by Applicable Law or legal proceeding or that is legally privileged and (vi) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to take any action that will conflict with or violate the organizational documents of such person or any Applicable Law or legal proceeding. All non-public or other confidential information provided by the Company or any of its Subsidiaries or any of its or their Representatives to Parent or any of its Affiliates pursuant to Section 6.11 shall be kept confidential in accordance with the terms set forth in the Confidentiality Agreement.

(c) Parent shall indemnify the Company, its Subsidiaries and their respective Representatives from, against and in respect of any losses, liabilities, damages and reasonable out-of-pocket costs or expenses, of any kind (“Losses”), imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from any cooperation pursuant to Section 6.11, except to the extent such Losses arise out of the willful misconduct or intentional fraud of the Company or any of its Subsidiaries. Parent shall from time to time (and upon request by the Company) promptly reimburse the Company for any reasonable out-of-pocket expenses and costs (including reasonable out-of-pocket attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ or Representatives’ obligations under Section 6.11. This Section 6.11(c) shall survive the Effective Time or earlier termination of this Agreement.

Section 6.12. Transaction Litigation. Subject to Applicable Law, the Company shall give Parent the opportunity to participate in the defense or settlement of any litigation against the Company or its directors or officers by a holder of securities of the Company relating to the Merger, the Proxy Statement or any other transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.13. Works Councils. Prior to Closing, Parent, the Company and its Subsidiaries shall cooperate in good faith in order for the Company and its Subsidiaries to comply with all Applicable Laws, Company Benefit Plans and Collective Bargaining Agreements with respect to notification of, and consultation with, works councils, unions or similar labor organizations in connection with the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Antitrust. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and (ii) all other Required Antitrust Approvals shall have been obtained.

(c) Legal Restraints. No Applicable Law and no judgment, preliminary, temporary or permanent, or other legal restraint or prohibition and no binding Order or determination by any Governmental Entity shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger.

Section 7.02. Conditions to Obligation of Parent. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.01 Qualification, Organization, Subsidiaries, Section 3.02 Authority; Execution and Delivery; Enforceability, and Section 3.18 Brokers Fees and Expenses shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 3.03(a) Capital Structure, shall be true and correct, other than de minimis inaccuracies, at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) the representations and warranties of the Company contained in Section 3.06(a) Absence of Certain Changes or Events shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time and (iv) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. (i) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than with respect to Section 6.11), and (ii) there shall have been no willful material noncompliance by the Company with respect to the obligations required to be performed pursuant to Section 6.11.

(c) Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.01 Qualification, Organization, Subsidiaries, Section 4.02 Authority; Execution and Delivery; Enforceability, and Section 4.08 Brokers’ Fees and Expenses shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before October 23, 2017 (the “End Date”); provided, however, that (x) if, on the End Date, any of the conditions to the Closing set forth in Section 7.01(b) or Section 7.01(c) (if such Legal Restraint is in respect of any Regulatory Law) shall not have been satisfied or (to the extent permitted by Applicable Law) waived by both the Company and Parent, but all other conditions to the Closing (other than those conditions that by their terms are to be satisfied at the Closing) have been satisfied, then the End Date shall, without any action on the part of the parties hereto, be extended to January 23, 2018, or such earlier date as may be agreed in writing by Parent and the Company, and such date shall become the End Date for purposes of this Agreement and (y) the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement is a principal cause of the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(ii) if any Governmental Entity of competent authority issues a final nonappealable Order or enacts a law that prohibits, restrains or makes illegal the consummation of the Merger; or

(iii) if the Company Shareholder Approval shall not have been obtained at a duly convened Company Shareholders Meeting, unless such Company Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof;

(c) by the Company, if (i) Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would not be satisfied as of the Closing Date, and (ii) such breach or failure to be true (A) has not been cured within thirty (30) days after written notice by the Company to Parent informing Parent of such breach or failure to be true or (B) by its nature cannot be cured prior to the End Date; provided, that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is then in breach of this Agreement in any material respect;

(d) by the Company prior to the receipt of the Company Shareholder Approval, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 5.02(d);

(e) by Parent, if (i) the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would not be satisfied as of the Closing Date, and (ii) such breach or failure to be true (A) has not been cured within thirty (30) days after written notice by Parent to the Company informing the Company of such breach or failure to be true or (B) by its nature cannot be cured prior to the End Date; provided, that Parent may not terminate this Agreement pursuant to this Section 8.01(e) if Parent is then in breach of this Agreement in any material respect; or

(f) by Parent, prior to the Company Shareholder Meeting, in the event that an Adverse Recommendation Change shall have occurred.

Section 8.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the penultimate sentence of Section 6.02, this Section 8.02, Section 8.03 and ARTICLE IX, which provisions shall survive such termination, provided, however, that, no such termination shall relieve any party from any liability or damages arising out of: (i) fraud by any party or (ii) any willful or intentional breach of this Agreement, except in the event the Company pays to Parent the Termination Fee.

Section 8.03. Fees and Expenses.

(a) Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) The Company shall pay to Parent a fee of $42,400,000 (the “Termination Fee”) if:

(i) Parent terminates this Agreement pursuant to Section 8.01(f);

(ii) The Company terminates this Agreement pursuant to Section 8.01(d); or

(iii) (A) an Acquisition Proposal shall have been publicly made by any Person to the Company or shall have been made by any Person directly to the shareholders of the Company generally, or any Person shall have publicly announced an intention to make an Acquisition Proposal (such Person making such Acquisition Proposal or publicly announcing an intention to make such Acquisition Proposal, the “Specified Person”); (B) thereafter this Agreement is terminated pursuant to (1) Section 8.01(b)(i) prior to receipt of the Company Shareholder Approval or (2) Section 8.01(b)(iii); and (C) within 12 months of such termination (x) an Acquisition Proposal is consummated or (y) the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement; provided, however, that (I) for purposes of this Section 8.03(b)(iii), the references to 20% in the definition of “Acquisition Proposal” shall be deemed to be references to 60% and (II) this Section 8.03(b)(iii) shall not apply if (X) this Agreement is terminated pursuant to Section 8.01(b)(iii), (Y) the Acquisition Proposal described in clause (C)(x) is not made by the Specified Person or any of its Affiliates and the Alternative Acquisition Agreement described in clause (C)(y) is not entered into by the Specified Person or any of its Affiliates and (Z) the Acquisition Proposal described in clause (A) is withdrawn at least five (5) Business Days prior to the Company Shareholders Meeting.

Any Termination Fee due under this Section 8.03(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) and (ii) above, on the Business Day immediately following the date of termination of this Agreement in the case of termination pursuant to Section 8.01(f) and Section 8.01(d), respectively, and (y) in the case of clause (iii) above, on the earlier of the date of the execution of such Alternative Acquisition Agreement and the date of consummation of the Acquisition Proposal referred to in clause (iii)(C) above.

(c) If the Company fails promptly to pay the amounts due pursuant to Section 8.03(b) and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.03(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.03(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d) The Parties agree that the payment of the Termination Fee shall be the sole and exclusive monetary remedy available to Parent and Merger Sub under this Agreement in the event any such payment becomes due and payable and, upon payment of the Termination Fee by the Company, the Company, the Company’s Affiliates and its and their respective directors, officers, employees, shareholders and Representatives shall have no further liability to Parent and Merger Sub under this Agreement.

Section 8.04. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Applicable Law requires further approval by the shareholders of the Company without the further approval of such shareholders, and (ii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the shareholders of the Company unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.05. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by the Company shall require the approval of the shareholders of the Company unless such approval is required by Applicable Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06. Procedure for Termination. A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of either Parent or the Company.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01. Survival. The representations and warranties contained in or made pursuant to this Agreement shall not survive the Closing. The covenants and agreements of the parties hereto contained in or made pursuant to this Agreement that by their terms apply or are to be performed in whole or in part after the Closing, shall survive for the period provided in such covenants and agreements, if any, or until fully performed, and the covenants and agreements of the parties hereto that by their terms apply or are to be performed at or prior to the Closing shall not survive the Closing. Each covenant and agreement shall terminate after such survival period or full performance. This Section 9.01 shall not limit Section 8.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic mail with receipt confirmed (followed by delivery of an original via overnight courier service) or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to the Company, to:

Multi Packaging Solutions International Limited
150 E. 52nd St., 28th Floor
New York, New York 10022
	Attention:	Marc Shore, Chief Executive Officer
	Facsimile:	(866) 647-5128
	Email:	Marc.Shore@multipkg.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
191 North Wacker Drive, 32nd Floor
Chicago, Illinois 60606
	Attention:	Matthew J. Richards
	Facsimile:	(312) 845-5528
	Email:	Matthew.Richards@ropesgray.com

and

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
	Attention:	Jane Goldstein
Zachary Blume
	Facsimile:	(617) 951-7050
	Email:	Jane.Goldstein@ropesgray.com
Zachary.Blume@ropesgray.com

(b)	if to Parent or Merger Sub, to:

WestRock Company
504 Thrasher Street, N.W.
Norcross, Georgia 30071
Attention: Robert McIntosh, General Counsel
Facsimile: (770) 263-3582
Email: bob.mcintosh@westrock.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Attention: Richard Hall
Facsimile: (212) 474-3700
Email: rhall@cravath.com

Section 9.03. Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms and conditions no less restrictive than the Confidentiality Agreement but need not contain standstill type restrictions, and that complies with the last sentence of Section 5.02(c).

“Action” means any claim, action, suit, arbitration, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to any specific Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Alternative Acquisition Agreement”) means any joint venture agreement, option agreement, alliance agreement, partnership agreement, merger agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) related to any Acquisition Proposal.

“Applicable Law(s)” means, with respect to any Person, any transnational, national, federal, state, provincial or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, directive or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise in this Agreement.

“Bermuda Companies Act” means the Companies Act 1981 of Bermuda, as amended.

“Business Day” means any day that is not a Saturday, or Sunday or other day on which (i) commercial banks in the City of New York, New York are required by Applicable Law to be closed or (ii) commercial banks and government offices in Bermuda are required by Applicable Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreements, labor union contracts, trade union agreements or foreign works council contracts with a trade union or other similar body.

“Company Material Adverse Effect” means any effect, change, event, circumstance or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following, and no effect, change, event, circumstance or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or may occur: (A) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (B) changes generally affecting the industries in which the Company and its Subsidiaries operate; (C) changes or prospective changes in Applicable Law or GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions; (D) changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or Governmental Entities (it being agreed that for purposes of Section 3.04, changes caused by the execution or announcement of this Agreement or the pendency of the consummation of the transactions contemplated hereby, as set forth in this clause (D), shall not be excluded in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); (E) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism; (F) natural disasters, including tsunamis, pandemics, earthquakes, floods, storms, hurricanes and tornados; (G) any action taken by the Company or its Subsidiaries that is expressly required by ARTICLE VI or which is taken with the prior written consent of Parent in accordance with this Agreement; (H) changes or prospective changes in the Company’s credit ratings; (I) changes in the price or trading volume of the Company’s Shares; (J) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position; or (K) any litigation (however styled or characterized) arising from allegations of breach of fiduciary duty by the directors on the Company Board in connection with their approval of this Agreement or the transactions contemplated hereby or violation of Applicable Law by the directors on the Company Board in connection with their approval of this Agreement or the transactions contemplated hereby (it being understood that the exception in clause (K) hereof shall not affect a determination that any actual violation of Applicable Law may be, contributed to or may contribute to, a Company Material Adverse Effect or that the Company is in breach of ARTICLE III, and that the exceptions in clauses (H), (I) and (J) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (A) through (I) hereof) is, may be, contributed to or may contribute to, a Company Material Adverse Effect); provided further, however, that any effect, change, event or occurrence referred to in clauses (A), (B), (C), (E) or (F) may be taken into account in determining whether or not there has been or may be a Company Material Adverse Effect to the extent such effect, change, event, circumstance or occurrence has a material disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Company Organizational Documents” means the Amended Memorandum of Association of the Company, as further amended on October 8, 2015, together with the Amended and Restated Bye-Laws of the Company.

“Company Restricted Stock Award” means any restricted stock award, including any phantom restricted stock unit award, that is subject to time and/or performance vesting conditions and which is granted under any Company Stock Plan or otherwise.

“Company Restricted Stock Unit Award” means any restricted stock unit award that is subject to time and/or performance vesting conditions and which is granted under any Company Stock Plan or otherwise.

“Company Stock Plans” means the Multi Packaging Solutions International Limited 2015 Incentive Award Plan and the Multi Packaging Solutions International Limited 2016 Incentive Award Plan.

“Contract” means any contracts, subcontracts, agreements, leases, licenses, indentures, notes, bonds, concessions, franchises, commitments, sale and purchase orders, and other instruments, arrangements or understandings of any kind.

“DOJ” means the United States Department of Justice.

“Dissenting Holder” means a holder of Company Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Bermuda Companies Act concerning the right of holders of Company Shares to require appraisal of their Company Shares pursuant to Applicable Law.

“Dissenting Shares” means Company Shares held by a Dissenting Holder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the credit facilities governed by that certain Restated Credit Agreement, dated as of February 14, 2014 among Chesapeake/MPS Merger Limited, Chesapeake US Holdings Inc., Multi Packaging Solutions, Inc., Mustang Parent Corp., Chesapeake Finance 2 Limited, Barclays Bank PLC as administrative agent, collateral agent and L/C issuer and the other lenders party thereto, as amended or otherwise modified by that certain Incremental Joinder Agreement and Amendment, dated as of April 4, 2014, that certain Third Amendment to Credit Agreement, dated as of May 9, 2014, that certain Second Incremental Joinder Agreement and Amendment, dated as of November 21, 2014, that certain Fourth Amendment to Credit Agreement, dated as of December 16, 2014, and that certain Fifth Amendment to Credit Agreement and Third Incremental Joinder, dated as of October 14, 2016, and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78a et seq. (1997 and 2000)).

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations under such HSR Act.

“Indebtedness” means, with respect to any Person, all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar Contracts, (iii) in respect of outstanding letters of credit, or (iv) in respect of all guarantees, keepwell or similar arrangements for any of the foregoing.

“Intellectual Property” means all of the following whether arising under the Applicable Laws of the United States or of any other jurisdiction: (a) patents and patent applications (including patents issued thereon), reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (b) trademarks, service marks, trade names, trade dress, service names, Internet domain names, designs, slogans, logos, general intangibles of like nature and other identifiers of same, and any and all common law rights, and registrations, applications for registration thereof, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (c) copyrights, moral rights, mask work rights, in each case whether or not registered, and registrations, applications for registration thereof, reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations, (d) rights in trade secrets and confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information), (e) computer software, computer programs, computer data bases and related documentation, (f) other intellectual property rights (in whatever form or medium) and (g) goodwill in the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge of the individuals set forth on Section 9.03(a) of the Company Disclosure Letter and the knowledge that such individuals would have after reasonable due inquiry, and, with respect to Parent or Merger Sub, the actual knowledge of the individuals set forth on Section 9.03(a) of the Parent Disclosure Letter and the knowledge that such individuals would have after reasonable due inquiry.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, claim, lien or charge of any kind.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Material Adverse Effect” means any event, change, circumstance or occurrence that, individually or in the aggregate, would prevent or materially delay or adversely affect the ability of Parent or Merger Sub to consummate the Merger.

“Permits” means licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business, (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens that are disclosed on the most recent consolidated balance sheet of the Company, or the notes thereto, included in the Company SEC Documents filed prior to the date hereof, (iv) requirements and restrictions of zoning, building and other Applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the business of the Company and its Subsidiaries as currently conducted, (v) statutory Liens over real property of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings, (vi) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business in connection with the importation of goods, (vii) Liens over tangible assets incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or other similar financing arrangements with respect to those assets and (viii) other than with respect to any capital stock or other equity interests or equity securities, such other Liens or imperfections of title that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection of title.

“Person” means any natural person, general or limited partnership, company, corporation, trust, limited liability company, limited liability partnership, firm, association, Governmental Entity or other legal entity.

“Regulation S-X” means Regulation S-X promulgated by the SEC, as amended and in effect at the time in question.

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Required Antitrust Approvals” means those anti-trust notifications and approvals set forth on Section 9.02 of the Company Disclosure Letter.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act.

“Specified Employee” means any executive officer, managing director or employee listed on Section 9.03(b) of the Company Disclosure Letter.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations under SOX.

“Statutory Merger Agreement” means the statutory merger agreement between the Company and Merger Sub substantially in the form of the agreement attached as Exhibit B.

“Subsidiary” of any specified Person means any other Person of which such first Person owns (either directly or indirectly through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Tax Returns” means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed relating to Taxes.

“Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, franchise, value added and other taxes, imposts, levies, duties, fees or other like assessments or charges of any kind, in each case in the nature of a tax, imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“UK Bribery Act” means Bribery Act 2010 (c.23), as amended, and any rules, regulations and guidance promulgated thereunder.

Section 9.04. Rules of Construction. Interpretation of this Agreement (except as specifically provided in this Agreement, in which case such specified rules of construction shall govern with respect to this Agreement) shall be governed by the following rules of construction: (a) words in singular shall be held to include the plural and vice versa, and words of one general shall be held to include the other gender as the context requires; (b) references made to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated; (c) the table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement; (e) when the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation; (f) the words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (g) the term “or” is not exclusive; (h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (i) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (j) all pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require; (k) any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (l) references to a Person are also to its permitted successors and assigns; and (m) unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Applicable Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 9.06. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement and any exhibits, annexes or schedules hereto, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof, and, except for (i) if the Effective Time occurs, the right of the holders of Company Shares to receive the Merger Consideration and (ii) the provisions set forth in Section 6.04 of this Agreement, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.08. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law, except to the extent any provisions of this Agreement which relate to the exercise of a director’s or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including those applicable to the Merger) shall be governed by and in accordance with the laws of Bermuda.

(b) The parties to this Agreement irrevocably submit to the exclusive jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.02 or in such other manner as may be permitted by Applicable Laws, shall be valid and sufficient service thereof.

(c) EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS

AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.

Section 9.10. Specific Enforcement. Each party hereto acknowledges and agrees that a breach by it of this Agreement would cause irreparable damage to the other parties hereto and that no party hereto will have an adequate remedy at law. Therefore, it is agreed that each party shall be entitled to specific performance and injunctive relief to prevent breaches of this Agreement, including in the case of the Company, the right to specific performance and injunctive relief to cause Parent and Merger Sub to effect the Closing in accordance with the requirements of Section 1.02 of this Agreement. Such remedies shall, however, be cumulative and not exclusive and, subject to Section 8.03(d), shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

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IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

By:	/s/ Marc P. Shore
Name:	Marc P. Shore
Title:	Chairman of the Board and
Chief Executive Officer

WESTROCK COMPANY

By:	/s/ Steven C. Voorhees
Name:	Steven C. Voorhees
Title:	Chief Executive Officer and
President

WRK MERGER SUB LIMITED

By:	/s/ Steven C. Voorhees
Name:	Steven C. Voorhees
Title:	Chief Executive Officer and
President

Exhibit A

Form of Voting Agreement

Exhibit B

Form of Statutory Merger Agreement

Annex B

STATUTORY MERGER AGREEMENT

THIS AGREEMENT is made the [                    ], 2017

B E T W E E N:

1.	Multi Packaging Solutions Limited International, a Bermuda exempted company having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”); and

2.	WRK Merger Sub Limited, a Bermuda exempted company having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda (“Merger Sub”).

W H E R E A S:

The Company and Merger Sub have agreed to merge (the “Merger”) pursuant to the provisions of the Companies Act 1981 on the terms hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	At the effective time of the Merger (the “Effective Time”) the Company and Merger Sub shall merge with the Company being the surviving company (the “Surviving Company”).

2.	The Memorandum of Association of the Surviving Company shall be the Memorandum of Association of the Company immediately prior to the Merger.

3.	The names and addresses of the persons proposed to be directors of the Surviving Company are as follows:-

[            ]

4.	At the Effective Time:

a.	each issued and outstanding common share of the Company that immediately prior to the Effective Time is either (i) owned by the Company as a treasury share; or (ii) beneficially owned by WestRock Company, Merger Sub or any other direct or indirect wholly-owned subsidiary of WestRock Company, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor;

b.	all issued and outstanding common shares of the Company beneficially owned by any direct or wholly owned subsidiary of the Company shall be automatically converted into such number of common shares of the Surviving Company such that the ownership percentage of any such subsidiary in the Surviving Company immediately following the Effective Time shall equal the ownership percentage of such subsidiary in the Company immediately prior to the Effective Time;

c.	each issued and outstanding common share of the Company (other than those cancelled or converted in accordance with Clause 4(a) or (b)) shall be converted into the right to receive US$18.00; and

d.	each issued and outstanding share of Merger Sub shall be cancelled and converted into one fully paid common share of the Surviving Company.

5.	The Bye-laws of the Surviving Company in effect immediately prior to the Merger shall be amended and restated to be identical to, with appropriate amendments, the Bye-laws of Merger Sub.

6.	This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe Portable Document Format file (or similar electronic record) shall be effective as delivery of an executed counterpart signature page.

7.	This agreement shall be governed by and construed in accordance with the laws of Bermuda and the parties hereto submit to the non-exclusive jurisdiction of the courts of Bermuda.

B-1

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

Multi Packaging Solutions International Limited

By

Name

Title

WRK Merger Sub Limited

By

Name

Title

B-2

Annex C

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of January 23, 2017 by and between WestRock Company, a Delaware corporation (“Parent”), and the undersigned shareholder (the “Shareholder”) of Multi Packaging Solutions International Limited, a Bermuda exempted company (the “Company”).

WITNESSETH:

WHEREAS, Parent, WRK Merger Sub Limited, a Bermuda exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger of even date herewith (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company of the Merger and pursuant to which all issued and outstanding common shares of the Company will be converted into the right to receive the consideration set forth in the Merger Agreement (the “Merger Consideration”).

WHEREAS, the Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of that number of Company Shares (as defined in the Merger Agreement) set forth below the Shareholder’s name on the signature page to this Agreement.

WHEREAS, as a condition and inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Shareholder (in the Shareholder’s capacity as a shareholder of the Company) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.    Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)     “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VIII thereof, (ii) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, and (iii) such date and time as the Merger Agreement shall have been amended, without the Shareholder’s consent in a manner adverse to the Shareholder, including, without limitation, a decrease in the amount of the Merger Consideration.

(b)    “Shares” shall mean (i) all equity securities and equity interests (including common shares) of the Company owned (beneficially or of record) by the Shareholder as of the date hereof, and (ii) all additional equity securities and equity interests (including common shares) of the Company of which the Shareholder acquires beneficial or record ownership during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, sub-division, recapitalization, consolidation, exchange of shares and the like).

(c)    “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) sells, pledges, encumbers, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of such Share or any interest in such Share (including by gift, merger or operation of law), or (ii) enters into an agreement, arrangement or commitment providing for the sale of, pledge of, encumbrance of, exchange of, assignment of, grant of an option with respect to, transfer, tender of or other disposition of such Share or any interest therein (including by gift, merger or operation of law).

2.    Transfer of Shares.

(a)    Transfer Restrictions. During the term of this Agreement, the Shareholder shall not Transfer (or cause or permit the Transfer of) any of the Shares or any rights to acquire any equity securities or equity interests of the Company, or enter into any Contract (including any option, put, call or similar arrangement) relating thereto, except (i) by transferring Shares to its Affiliates, partners or members, provided that, as a condition to such Transfer, the recipient agrees in writing to be bound by this Agreement pursuant to a joinder in form and substance reasonably satisfactory to Parent, or (ii) with Parent’s prior written consent and in Parent’s sole discretion.

(b)    Transfer of Voting Rights. During the term of this Agreement, the Shareholder shall not deposit (or cause or permit the deposit of) any Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(c)    At the request of Parent, each Certificate or other instrument representing any Shares shall bear a legend that such Shares are subject to the provisions of this Agreement, including this Section 2. Any Transfer (or purported Transfer) in breach of this Agreement shall be null and void and of no force or effect.

3.    Agreement to Vote Shares.

(a)    During the term of this Agreement, at every meeting of the shareholders of the Company, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of Company, the Shareholder (in the Shareholder’s capacity as a shareholder of the Company) shall, or shall cause the holder of record on any applicable record date to, vote all Shares that are then-owned by such Shareholder and entitled to vote or act by written consent:

(i)    in favor of the adoption of the Merger Agreement and the Statutory Merger Agreement and in favor of the Merger and the other transactions contemplated by the Merger Agreement or the Statutory Merger Agreement;

(ii)    against approval of any proposal made in opposition to, in competition with, or would result in a breach of, the Merger Agreement or the Statutory Merger Agreement or the Merger or the other transactions contemplated by the Merger Agreement or the Statutory Merger Agreement, including any Acquisition Proposal and any Alternative Acquisition Agreement; and

(iii)    against any of the following actions, proposals or agreements (other than those actions that relate to the Merger and any other transactions contemplated by the Merger Agreement): (A) any merger, consolidation, amalgamation, business combination, reorganization or recapitalization of or involving the Company or any of its Subsidiaries, (B) any sale, lease or transfer of all or substantially all of the assets of the Company or any of its Subsidiaries, (C) any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its Subsidiaries, (D) any material change in the capitalization of the Company or any of its Subsidiaries, or the corporate structure, memorandum of association or bye-laws of the Company or any of its Subsidiaries or (E) any action, proposal or agreement that would reasonably be expected to (x) result in a breach of any covenant, representation or warranty of the Company under the Merger Agreement or (y) prevent or materially delay or adversely affect the consummation of the Merger.

The Shareholder shall retain at all times the right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any matters other than those set forth in clauses (i), (ii), and (iii) that are, during the term of this Agreement, at any time or from time to time presented for consideration to the Company’s shareholders generally.

(b)    In the event that a meeting of the shareholders of the Company is held, the Shareholder shall, or shall cause the holder of record of the Shares on any applicable record date to, be present in person or by proxy at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum.

(c)    The Shareholder shall not enter into any commitment, agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

(d)    In the event that the Shareholder acquires or receives any Shares (or any right or interest therein) after the execution of this Agreement, the Shareholder shall promptly deliver to Parent a written notice indicating the number of such Shares (or right or interest therein) acquired or received.

4.    Agreement Not to Exercise Appraisal Rights. To the extent permitted by Applicable Law, the Shareholder shall not exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 106(6) of the Bermuda Companies Act) to demand appraisal of any Shares that may arise in connection with the Merger. Notwithstanding the foregoing, nothing in this Section 4 shall constitute, or be deemed to constitute, a waiver or release by the Shareholder of any claim or cause of action against Parent or Merger Sub to the extent arising out of a breach of this Agreement by Parent.

5.    Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Shareholder (or a designee of the Shareholder) who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office (including, for the avoidance of doubt, exercising his or her fiduciary duties), including by voting, in his capacity as a director or officer of the Company, in the Shareholder’s (or its designee’s) sole discretion on any matter (it being understood that this Agreement shall apply to the Shareholder solely in the Shareholder’s capacity as a shareholder of the Company), including with respect to Section 5.02 of the Merger Agreement. In this regard, the Shareholder shall not be deemed to make any agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of the Company, including with respect to Section 5.02 of the Merger Agreement.

6.    No Solicitation. The Shareholder shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and its Affiliates’ Representatives not to, (a) directly or indirectly solicit, seek, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of, any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (b) directly or indirectly engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of encouraging or facilitating, any a proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal. The Shareholder shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, (x) immediately cease and cause to be terminated all discussions and negotiations with any Person or its Representatives that may be ongoing with respect to any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (y) immediately request the prompt return or destruction of all confidential information previously furnished any such Person or its Representatives and (z) immediately terminate all physical and electronic data room access previously granted to such Person or its Representatives. Notwithstanding clause (b) above, the Shareholder may (and may permit its Affiliates and its and its Affiliates’ Representatives to) participate in discussions and negotiations with any Person making an Acquisition Proposal (or its Representatives) with respect to such Acquisition Proposal if (i) the Company is engaging in discussions or negotiations with such Person in accordance with Section 5.02 of the Merger Agreement and (ii) the Shareholder’s negotiations and discussions are in conjunction with and ancillary to the Company’s discussions and negotiations.

7.    Irrevocable Proxy. The Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in a manner consistent with this Agreement, provided, however, for the avoidance of doubt, that such proxy and voting and related rights are expressly limited to those matters set forth in clauses (i), (ii), and (iii) of Section 3(a) that are, during the term of this Agreement presented for consideration to the Company’s shareholders generally and the Shareholder shall retain at all times the right to vote its Shares (or to direct how its Shares shall be voted) in its sole discretion and without any other limitation on any other matters. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may be revoked only under the circumstances set forth in the last sentence of this Section 7. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with Applicable Law and Bye-Law 31.5 of the Company’s amended and restated bye-laws. The Shareholder shall, upon written request by Parent, as promptly as practicable execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 7. Notwithstanding the foregoing, the proxy and appointment granted hereby shall be automatically revoked, without any action by the Shareholder, upon any termination of this Agreement pursuant to Section 13.

8.    Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a)    Power; Binding Agreement. The Shareholder has full power and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. No other proceedings on the part of the Shareholder (or its governing body, board of directors, members, shareholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(b)    No Conflicts. None of the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of its obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) the Shareholder’s memorandum of association, bye-laws or comparable organizational documents, (ii) any other Contract to which the Shareholder is a party or by which the Shareholder may be bound, including any voting agreement or voting trust, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Shareholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Merger, or (iii) order, writ, injunction, decree, judgment, order, statute, rule, or regulation applicable to the Shareholder. The execution, delivery and performance by the Shareholder of this Agreement, and the consummation by the Shareholder of the transactions contemplated hereby, require no action by or in respect of, or filing with, any Governmental Entity.

(c)    Ownership of Shares. The Shareholder (i) is the sole beneficial owner of the Company Shares set forth on the signature page of this Agreement, all of which are free and clear of any liens, adverse claims, charges, security interests, pledges or options, proxies, voting trusts or agreements, understandings or agreements, or any other rights or encumbrances whatsoever, and (ii) does not own, beneficially or otherwise, any securities or interests of the Company other than the shares of Company Shares set forth on the signature page of this Agreement.

(d)    Voting Power. The Shareholder has, and will at the time of any shareholder meeting of the Company in connection with the Merger have, sole voting power, sole power of disposition, sole power to Transfer, sole power to issue instructions with respect to the matters set forth herein and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

(e)    No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Shareholder in his, her or its capacity as a shareholder of the Company.

(f)    No Litigation. There are no Actions pending or, to the knowledge of the Shareholder, threatened against the Shareholder or any of its Subsidiaries, or any Order to which the Shareholder or any of its Subsidiaries is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Shareholder to perform its obligations under this Agreement or (y) prevent or materially delay or adversely affect the consummation of the Merger.

9.    Disclosure. The Shareholder shall permit Parent to publish and disclose in all documents and schedules filed with the SEC, and, after providing the Shareholder with a reasonable opportunity to review and comment thereon, any press release or other disclosure document that Parent reasonably determines to be necessary or desirable in connection with the Merger and any transactions related to the Merger, the Shareholder’s identity and ownership of Shares and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement. The Shareholder shall consult with Parent before issuing, and give Parent the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement or the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law. For purposes of the prior sentence, confidential communications by the Shareholder to its officers, employees, limited partners, members or Affiliates, including at a meeting of limited partners, shall not be deemed to be public statements.

10.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Shareholder. For the avoidance of doubt, the Shareholder shall be entitled to any dividends or other distributions declared by the Company Board with respect to the Shares having a record date prior to the Expiration Date.

11.    Further Assurances. Subject to the terms and conditions of this Agreement, upon request of Parent, the Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

12.    Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Shareholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Shareholder (and that this Agreement places limits on the voting and transfer of such Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Date.

13.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 13 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Shareholder, for any intentional breach of this Agreement prior to such termination; provided that in no event shall the Shareholder’s damages exceed the aggregate Merger Consideration to which they would be entitled pursuant to the Merger Agreement; provided, further, that, the foregoing proviso shall in no event impair or otherwise impact Parent’s right to seek specific performance or injunctive relief pursuant to Section 14(d) below. This Section 13 and Sections 1, 5, and 14 (as applicable) shall survive any termination of this Agreement.

14.    Miscellaneous.

(a)    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Entity of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(c)    Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder.

(d)    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

(e)    Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or international courier service, by facsimile (with written confirmation of transmission) or by electronic mail, with a copy thereof delivered or sent as provided below:

If to Parent:

[________________]

with copies (which shall not constitute notice) to:

[________________]

If to the Shareholder:

[________________]

(f)     No Waiver. The failure of either party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(g)     No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(h)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(i)    Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to this Agreement, or the agreements delivered by the Shareholder in connection herewith or the transactions contemplated hereby or thereby, for and on behalf of itself or any of its properties or assets, in accordance with Section 14(e) or in such other manner as may be permitted by Applicable Law, and nothing in this Section 14(i) shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement, or the agreements delivered by the Shareholder in connection herewith or the transactions contemplated hereby or thereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement, or the agreements delivered by the Shareholder in connection herewith or the transactions contemplated hereby or thereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement, or the agreements delivered by the Shareholder in connection herewith or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent and Shareholder agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(i).

(j)    Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(k)    Entire Agreement. This Agreement contains the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

(l)    Interpretation.

(i)    Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii)    The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(iii)    Words denoting the plural shall include the singular, and vice versa.

(iv)    The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(v)    Any agreement, instrument or Applicable Law defined or referred to herein means such agreement, instrument or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

(m)    Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(n)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

WESTROCK COMPANY	SHAREHOLDER

By:	By:
Name:	Name:
Title:

Shares beneficially owned as of the date hereof:

Company Shares

Annex D

Global Banking & Markets Merrill Lynch, Pierce, Fenner & Smith Incorporated

January 23, 2017

The Board of Directors

Multi Packaging Solutions International Limited

Clarendon House

2 Church Street

Hamilton, Bermuda

Members of the Board of Directors:

We understand that Multi Packaging Solutions International Limited (“MPSX”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among MPSX, WestRock Company (“WestRock”) and WRK Merger Sub Limited, a wholly owned subsidiary of WestRock (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into MPSX (the “Merger”) and each outstanding share of the common stock, par value $1.00 per share, of MPSX (“MPSX Common Stock”) will be converted into the right to receive $18.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of MPSX Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to MPSX;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of MPSX furnished to or discussed with us by the management of MPSX, including certain financial forecasts relating to MPSX prepared by the management of MPSX (such forecasts, “MPSX Forecasts”);

(iii)	discussed the past and current business, operations, financial condition and prospects of MPSX with members of senior management of MPSX;

(iv)	reviewed the trading history for MPSX Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of MPSX with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	reviewed a draft, dated January 22, 2017, of the Agreement (the “Draft Agreement”); and

(viii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

One Bryant Park

26th Floor

New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Global Banking & Markets Merrill Lynch, Pierce, Fenner & Smith Incorporated

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of MPSX that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the MPSX Forecasts, we have been advised by MPSX, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of MPSX as to the future financial performance of MPSX. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of MPSX, nor have we made any physical inspection of the properties or assets of MPSX. We have not evaluated the solvency or fair value of MPSX or WestRock under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of MPSX, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on MPSX or the contemplated benefits of the Merger. We also have assumed, at the direction of MPSX, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of MPSX or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of MPSX Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to MPSX or in which MPSX might engage or as to the underlying business decision of MPSX to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any member should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to MPSX in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, MPSX has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and

One Bryant Park

26th Floor

New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Global Banking & Markets Merrill Lynch, Pierce, Fenner & Smith Incorporated

financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of MPSX, WestRock and certain of their respective affiliates (including, with respect to MPSX, Carlyle Group LP and Madison Dearborn Partners, Inc. (collectively, the “Sponsors”) and their respective affiliates and portfolio companies).

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to MPSX and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner to MPSX in connection with its initial public offering and an equity follow-on offering, and (ii) having acted or acting as a bookrunner and mandated arranger for, and/or as a lender to, MPSX for one or more credit facilities.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to WestRock and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to WestRock in connection with its spin-off of its specialty chemicals businesses, (ii) having acted or acting as a bookrunner, co-lead arranger for, and/or as a lender (including a swing line lender and a letter of credit lender) to, WestRock for one or more credit facilities, and (iii) having provided or providing certain treasury and trade management services and products to WestRock.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Sponsors, affiliates of MPSX, and certain of their respective affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as financial advisor to the Sponsors and certain of their respective affiliates and portfolio companies in connection with certain mergers and acquisition transactions, (ii) having acted or acting as administrative agent, collateral agent, arranger, bookrunner and/or lender for the Sponsors and certain of their respective affiliates and portfolio companies in connection with the financing for various acquisition transactions, (iii) having acted or acting as underwriter, initial purchaser and placement agent for various equity and debt offerings undertaken by the Sponsors and certain of their respective affiliates and portfolio companies and (iv) having provided or providing certain commodity, derivatives and foreign exchange trading services, and treasury and trade management services and products to the Sponsors and certain of their respective affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Board of Directors of MPSX (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by a fairness opinion review committee of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

One Bryant Park

26th Floor

New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Global Banking & Markets Merrill Lynch, Pierce, Fenner & Smith Incorporated

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of MPSX Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

    INCORPORATED

One Bryant Park

26th Floor

New York, NY 10036

Merrill Lynch, Pierce, Fenner & Smith Incorporated, member FINRA/SIPC, is a subsidiary of Bank of America Corporation

Annex E

SECTION 106(6) OF THE COMPANIES ACT 1981 OF BERMUDA, AS AMENDED

§ 106 Shareholder approval

(6) Any shareholder who did not vote in favour of the amalgamation or merger and who is not satisfied that he has been offered fair value for his shares may within one month of the giving of the notice referred to in subsection (2) apply to the Court to appraise the fair value of his shares.

(6A) Subject to subsection (6B), within one month of the Court appraising the fair value of any shares under subsection (6) the company shall be entitled either—

(a)	to pay to the dissenting shareholder an amount equal to the value of his shares as appraised by the Court; or

(b)	to terminate the amalgamation or merger in accordance with subsection (7).

(6B) Where the Court has appraised any shares under subsection (6) and the amalgamation or merger has proceeded prior to the appraisal then, within one month of the Court appraising the value of the shares, if the amount paid to the dissenting shareholder for his shares is less than that appraised by the Court the amalgamated or surviving company shall pay to such shareholder the difference between the amount paid to him and the value appraised by the Court.

(6C) No appeal shall lie from an appraisal by the Court under this section.

(6D) The costs of any application to the Court under this section shall be in the discretion of the Court.

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MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED ATTN: SECRETARY 885 THIRD AVENUE, 28TH FLOOR NEW YORK, NY, 10022

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                     DETACH AND RETURN THIS PORTION ONLY

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

The Multi Packaging Solutions International Limited Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

1. To consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated January 23, 2017 (the “merger agreement”), by and among Multi Packaging Solutions International Limited (“MPS”), WestRock Company, and WRK Merger Sub Limited, the statutory merger agreement, and the merger of Merger Sub with and into MPS;

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2. To consider and vote on the proposal to approve on a non-binding, advisory basis, the compensation that may be paid or become payable to MPS’s named executive officers in connection with the merger; and

	☐	☐	☐

3. To consider and vote on the proposal to approve an adjournment of the MPS special general meeting, if necessary or appropriate, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal listed in item 1 above at the MPS special general meeting.

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NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special General Meeting:

The Notice of Meeting, Proxy Statement, and Form of Proxy Card for the special general meeting are available at [TBD].

PLEASE VOTE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN PROMPTLY

IN THE ENCLOSED ENVELOPE.

ADMISSION TICKET

Bring this ticket and photo ID with you if you plan on attending the special general meeting.

Please check the meeting materials for any special requirements for the special general meeting attendance.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                     DETACH AND RETURN THIS PORTION ONLY

MULTI PACKAGING SOLUTIONS INTERNATIONAL LIMITED

Special General Meeting of Shareholders

[                    ]. 2017, [        ], [        ] time

This proxy is solicited by the Board of Directors

The undersigned hereby makes, constitutes and appoints Marc Shore and William Hogan, or either one of them, attorneys and proxies, with power of substitution in each, to act for the undersigned with respect to all common shares of Multi Packaging Solutions International Limited held of record by the Undersigned on [            ], at the special general meeting of Multi Packaging Solutions International Limited shareholders to be held at [            ], on [            ], at [            ] a.m., local time, or any adjournment or postponement thereof, for the following purposes:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS LISTED IN ITEM 1, ITEM 2, AND ITEM 3.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address change/comments:

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side)

Continued and to be signed on reverse side